UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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INTERSIL CORPORATION
(Name of Registrant as Specified In Its Charter)

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DEAR FELLOW SHAREHOLDER:

You are cordially invited to attend the Annual Meeting of Shareholders (“Annual Meeting”) of Intersil Corporation (“Intersil” or the “Company”), which will be held at Intersil’s corporate headquarters located at 1001 Murphy Ranch Road, Milpitas, CA 95035 on May 4, 2011 at 8:00 a.m. Pacific Time.

At this meeting you will be asked to vote on several proposals recommended unanimously by the Board of Directors. In this letter I am highlighting Proposal 3 pertaining to our 2008 Equity Compensation Plan. This year we are requesting that you approve an amendment and restatement of our 2008 Equity Compensation Plan. The changes resulting from this amendment and restatement include increasing the number of shares authorized for issuance under the plan by 7.5 million shares, requiring a minimum vesting period for certain awards and expanding the types of awards that may be granted.

We have assembled one of the most talented and experienced teams of individuals and management in our industry. This talent, combined with our high performance results-oriented culture, has been successful in transforming Intersil into one of the best analog and mixed signal companies in the semiconductor industry.

Fiscal year 2010 revenue grew by 35% and operating income by 127%. In addition, we made significant progress diversifying our product mix and increasing revenue from the industrial market. This mix shift along with disciplined cost management resulted in a 340 basis point improvement in our gross margin over the previous year.

Our 2008 Equity Compensation Plan is essential for our continued success. It is vital that we continue to utilize equity grants to motivate our executive, engineering, operations and sales teams to design, manufacture and sell the high-performance products that will advance our position as one of the most successful companies in our industry. In addition, our equity compensation program is necessary to successfully recruit and retain talented employees in a very competitive business environment.

Our equity compensation program is focused on rewarding key technical employees and other top performers throughout the Company. We have a philosophy of differentiating the distribution of equity grants based on performance and technical expertise, ensuring that equity grants are used to enhance shareholder value. In addition, Intersil continues to be one of the few companies in the semiconductor industry that ties the value of certain executive stock awards to Intersil’s financial performance relative to a peer group of companies. This approach ensures that we maintain an alignment of interests between our shareholders and our senior executives.

In order to allow us to continue operating our equity compensation program in an effective manner, our Board of Directors and I strongly encourage you to vote to approve the amendment and restatement of our 2008 Equity Compensation Plan.

In this proxy statement you will find more information regarding Intersil’s proposals, including the proposal related to our Amended and Restated 2008 Equity Compensation Plan and the other Intersil proposals for which you are being asked to vote.

I would also like to mention to you that, as in prior years, we are providing access to our proxy materials over the Internet under the “notice and access” rules of the Securities and Exchange Commission. We believe that this process should expedite delivery of proxy materials, lower the costs associated with our Annual Meeting and help to conserve natural resources. The Notice you received in the mail contains instructions on how to access this Proxy Statement and 2010 Annual Report and vote online. We also encourage you to read our 2010 Annual Report. It includes our audited financial statements and provides information about our business and products. The Notice also includes instructions on how to receive a paper copy of the 2010 Annual Report on Form 10-K and Proxy Statement.

Your vote is important. Please review the instructions on each of your voting options described in this Proxy Statement as well as in the Notice you received in the mail.

We look forward to seeing you at the Annual Meeting. We appreciate your support and continued interest in Intersil Corporation.

David B. Bell	Milpitas, California
Chief Executive Officer, President and Director	March 16, 2011

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 4, 2011
Time:	8:00 a.m. Pacific Time
Place:	Intersil Corporation’s Headquarters, 1001 Murphy Ranch Road, Milpitas, California 95035

Purpose of the Meeting:

1.	To elect nine directors to serve on the Company’s Board of Directors until the next Annual Meeting, or until their successors are duly elected and qualified;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm;

3.	To approve the Intersil Corporation Amended and Restated 2008 Equity Compensation Plan;

4.	To hold a non-binding advisory vote on the compensation of our Named Executive Officers; and

5.	To hold a non-binding advisory vote on the frequency of future advisory votes on the compensation of our Named Executive Officers (once every year, every two years, or every three years).

The shareholders will also act on any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Whether or not you plan to attend the Annual Meeting, please cast your vote as instructed in the Notice of Availability of Proxy Materials.

You are entitled to vote if you were a shareholder at the close of business on Thursday, March 10, 2011.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote over the Internet, by telephone, or by requesting and mailing a proxy card. Voting by proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the Notice of Availability of Proxy Materials concerning each of these voting options. Should you receive more than one Notice of Availability of Proxy Materials, please be sure to vote in response to each proposal so that all your shares will be voted. If your shares are held of record by a broker, bank, or other nominee, you will not be able to vote in person at the Annual Meeting unless you first obtain a ballot issued in your name from the record holder which you may receive by declaring your intention to vote in person on the website designated in the Notice of Internet Availability of Proxy Materials.

If you are not certain that you will attend the Annual Meeting in person, please promptly complete the proxy online, or by telephone, or request, complete and return a paper proxy, each in accordance with the instructions provided in the Notice of Availability of Proxy Materials. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

By Order of the Board of Directors,

Thomas C. Tokos	Milpitas, California
Senior Vice President, General Counsel and Secretary	March 16, 2011

Admittance to the Annual Meeting will be limited to shareholders eligible to vote or their authorized representative(s). Beneficial owners holding shares through an intermediary such as a bank or broker will be admitted only upon proof of ownership.

INTERSIL CORPORATION
1001 MURPHY RANCH ROAD
MILPITAS, CA 95035
PROXY STATEMENT

The Notice of Availability of Proxy Materials is being mailed, beginning on or about March 25, 2011, to owners of shares of Intersil Corporation (“Intersil” or the “Company”) Class A Common Stock in connection with the solicitation of proxies by the Board of Directors for the 2011 Annual Meeting of Shareholders (the “Annual Meeting”). This Proxy Statement and an online voting mechanism are being published on the Internet on the same date. This proxy procedure is necessary to permit all holders of Class A Common Stock shareholders, many of whom live throughout the United States and in foreign countries and are unable to attend the Annual Meeting, to vote. The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

The enclosed proxy is being solicited by the Company upon the order of the Board of Directors and the costs incurred in conjunction with such solicitation will be borne by the Company. The costs of solicitation include the charges of brokerage houses and their custodians, nominees or fiduciaries for forwarding documents to shareholders. The Company also intends to hire a proxy solicitation firm at a standard industry rate. In addition, proxies may be solicited by mail, in person, by telephone or fax by certain of our officers, directors and regular employees, and our proxy solicitor.

VOTING PROCEDURES

Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. Most shareholders have a choice of voting by means of the Internet, by using a toll-free telephone number or by requesting and completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your Notice of Availability of Proxy Materials as was forwarded by your bank, broker or other holder of record to see which options are available to you. Proxies submitted by telephone or online must be received by 12:00 midnight, EDT, on Tuesday, May 3, 2011.

You may revoke your proxy at any time before it is voted at the Annual Meeting by (a) giving written notice to the Secretary of the Company, (b) submitting a proxy bearing a later date, or (c) casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If you submit a proxy without providing directions, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than three, to whom you wish to give your proxy.

Who can vote? Shareholders of record as of the close of business on March 10, 2011 are entitled to vote. On that day, 124,836,875 shares of Class A Common Stock were outstanding and eligible to vote. A list of shareholders eligible to vote will be available at the headquarters of Intersil Corporation, located at 1001 Murphy Ranch Road, Milpitas, CA, 95035, beginning April 20, 2011. Shareholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

How does the Board recommend I vote? The Board recommends a vote “FOR” each Board nominee (Item 1), “FOR” the ratification of the Board of Directors’ appointment of KPMG LLP as the independent registered public accountants of the Company for the upcoming year (Item 2), “FOR” the approval of the Intersil Corporation Amended and Restated 2008 Equity Compensation Plan (Item 3), “FOR” approval of the compensation of our Named Executive Officers (Item 4), and “FOR” approval of a one-year frequency vote on the compensation of our Named Executive Officers (Item 5).

What shares are included in the proxy card? The proxy card represents all the shares of Class A Common Stock registered to your account. Each share is entitled to one vote on each matter presented at the Annual Meeting other than in the election of Directors. The Company’s Amended and Restated Certificate of Incorporation provides for cumulative voting for Directors. With cumulative voting, at each election of Directors, each holder of Class A Common Stock is entitled to as many votes as would equal the number of shares he or she holds, multiplied by the number of Directors to be elected. The holder may cast all of his or her votes for a single candidate or may distribute them among any number of candidates.

How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. When nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners, the nominees may vote those shares only on routine matters such as the ratification of the appointment of independent accountants. On non-routine matters, such as the election of Directors, nominees cannot vote and there is a so-called “broker non-vote” on that matter. Abstentions are counted in tabulations of the votes cast by shareholders on the proposals and will have the effect of a negative vote. Directors are elected by a plurality of the votes cast. The affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon is required to approve (i) the ratification of the Board of Directors’ appointment of KPMG LLP as the Company’s independent registered public accounting firm for the upcoming year (Item 2), (ii) the Amended and Restated 2008 Equity Compensation Plan (Item 3), and (iii) the advisory proposal on the compensation of the Company’s Named Executive Officers (Item 4). With respect to the advisory proposal on how often shareholders will vote to approve the compensation of the Company’s Named Executive Officers (Item 5), the frequency (one year, two year or three years) that receives the highest number of votes cast by the shareholders will be the frequency advised. The vote of shareholders on Items 4 and 5 is advisory only and not binding on the Board of Directors, however, the Board of Directors will take the voting results into consideration when making future decisions regarding executive compensation.

Who will count the vote? Broadridge Financial Solutions, Inc. will tally the vote, which will be certified by the Inspector of Elections.

Is my vote confidential? Proxies, ballots and voting tabulations are available for examination only by the Inspector of Elections and tabulators. Your vote will not be disclosed to the Board of Directors or to our management other than the Inspector of Elections and except as may be required by law.

Why am I being asked to review materials on-line? Under rules recently adopted by the U.S. Securities and Exchange Commission (“SEC”), the Company is now furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. Because you received a Notice of Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Availability of Proxy Materials. We anticipate that the Notice of Availability of Proxy Materials will be mailed to shareholders on or about March 25, 2011.

CORPORATE GOVERNANCE

In accordance with Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation and Restated Bylaws, the Company’s business, property and affairs are managed under the direction of the Board of Directors. The Board of Directors has responsibility for reviewing the Company’s overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the actions of the management of the Company, and in so doing, serve the best interests of the Company and its shareholders. The Board selects and provides for the succession of executive officers, and subject to recommendations by the Nominating and Governance Committee, the Board nominates for election at annual shareholder meetings individuals to serve as directors of the Company and elects individuals to fill any vacancies on the Board. The Board reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources. The Board participates in decisions that have a potential major economic impact on the Company. Management keeps the Directors informed of activities of the Company through regular written reports and presentations at Board and committee meetings.

The Board of Directors believes that good corporate governance practices are essential to fostering good shareholder relations and creating shareholder value. During the first half of 2010, Intersil maintained a Corporate Governance Quotient (“CGQ”) ranking in the top five percent of semiconductor and semiconductor equipment companies and companies in the S&P 400. The CGQ score was then replaced by Governance Risk Indicators (“GRId”) in mid-2010. Intersil’s corporate governance practices are not ranked as a high risk concern in any of the four GRId categories.

Board Leadership Structure. The Company separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board is an independent director empowered with well-defined roles and responsibilities. This leadership structure is appropriate given that, among other things, the Chairman provides guidance to the Chief Executive Officer, presides over meetings of the full Board and executive sessions which take place at each regularly scheduled Board meeting, acts as the liaison between the independent directors and the Chief Executive Officer, and facilitates full and open discussion among management and the independent directors. The Company believes that this structure allows the Board to fulfill its duties effectively and efficiently.

Directors Attendance at the Annual Meeting. The Company strongly encourages each of its Directors to attend the Annual Meeting. Last year, each of the incumbent Directors attended the Annual Meeting.

Director Independence. The Board of Directors has determined that the following Directors are independent under the listing standards of The NASDAQ Stock Market: Ms. Johnson, Dr. Conn, and Messrs. Diller, Gist, Lang, Peeters, Pokelwaldt and Urry.

Meetings of the Board and its Committees. The Board of Directors met ten (10) times and acted by unanimous written consent nine (9) times in fiscal year 2010. Each of the incumbent Directors attended at least 83% of the total number of meetings of the Board of Directors and of the committees of the Board on which he or she served.

Committees of the Board. The Board of Directors has established three standing committees.

Audit Committee—maintains the sole responsibility to appoint, approve engagements of, and oversee the independence and performance of the Company’s independent accountants. In addition, the Audit Committee oversees the integrity of our financial statements and compliance with laws and regulations related to our financial statements and has the responsibility to establish procedures for the receipt and treatment of complaints regarding our financial statements, internal accounting controls or other related auditing matters. The Committee has the authority to engage counsel and other advisors to assist in carrying out its responsibilities. The Board of Directors has adopted a written charter for the Audit Committee, which is publicly available under the Investor Relations section of our website at www.intersil.com. The Audit Committee held nine (9) meetings and took no action by unanimous written consent in fiscal year 2010. The members of the Audit Committee during this period were Robert W. Conn, Mercedes Johnson, Jan Peeters and Robert N. Pokelwaldt. The Board of Directors has determined that each of the members of the Audit Committee is independent under the listing standards of The NASDAQ Stock Market and as that term is used in Section 10A(m)(3) of the Exchange Act. The Board of Directors has determined that Messrs. Peeters and Pokelwaldt, and Ms. Johnson qualify as Audit Committee “financial experts” as that term is defined by applicable securities laws and SEC regulations, and has designated Messrs. Peeters and Pokelwaldt and Ms. Johnson as the Audit Committee’s financial experts.

Compensation Committee—reviews and approves salary and other compensation of executive officers and other highly compensated individuals and administers certain benefit plans and makes recommendations to the Board of Directors regarding compensation of the Board of Directors. The Compensation Committee also has the authority to administer, grant and make awards under the Company’s equity compensation plan. The Committee has delegated limited authority to a special subcommittee to grant and make such awards to employees who are not executive officers. A copy of the Compensation Committee’s written charter is publicly available under the Investor Relations section of our website at www.intersil.com. The Compensation Committee held eight (8) meetings and acted by unanimous written consent seven (7) times in fiscal year 2010. The members of the Compensation Committee during this period were Gary E. Gist, Gregory Lang, James V. Diller, and James A. Urry. The Board of Directors has determined that each of the members of the Compensation Committee is independent under the listing standards of The NASDAQ Stock Market and Section 16 of the Exchange Act, and each member, other than Mr. Diller, is an “outside director” within the meaning of the Treasury Regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”.)

Nominating and Governance Committee—identifies, reviews, evaluates and recommends potential candidates to serve on the Board of Directors and candidates to serve as Chairman of the Board and Directors of the Company and members of Board committees and monitors, evaluates and recommends guidelines for the Company’s corporate governance practices. In addition, the Nominating and Governance Committee serves as a focal point for communication between such candidates, our Directors who are not members of the Nominating and Governance Committee, and our management. A copy of the Nominating and Governance Committee’s written charter is publicly available under the Investor Relations section of our website at www.intersil.com. The Nominating and Governance Committee held four (4) meetings and took no action by unanimous written consent in fiscal year 2010. The current members of the Nominating and Governance Committee are James V. Diller, Jan Peeters, Robert N. Pokelwaldt and James A. Urry. The Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent under the listing standards of The NASDAQ Stock Market.

The Board’s Role in Risk Oversight. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, and strategic risks. The full Board (or the appropriate Committee, in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate senior manager within the organization to enable it to understand the Company’s risk identification, risk management and risk mitigation strategies. When a Committee receives the report, the Chairman of the relevant Committee reports on the discussion to the full Board during the Committee reports portion of the next Board meeting. Upon receiving such reports, the Board provides such guidance as it deems necessary. This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. The Audit Committee oversees the Company’s policies with respect to risk assessment and risk management. We believe that the practices described above combined with our current leadership structure facilitate effective Board oversight of our significant risks.

Shareholder Communications. Shareholders and other parties interested in communicating directly with any of the individuals who are Directors of the Company or the Board of Directors as a group may do so by writing to Investor Relations, Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, California 95035. The Company’s policy is to deliver such communications directly to the Board of Directors.

Director Compensation and Related Party Transactions. Only Directors who are not also officers of the Company (“Outside Directors”) receive compensation for their services as Directors. Outside Directors are compensated as follows: the Chairman of the Board receives cash compensation in the amount of $75,000 per year paid in quarterly installments of $18,750. Other members of the Board receive cash compensation in the amount of $45,000 per year paid in quarterly installments of $11,250. The Audit Committee Chairman receives an additional cash retainer of $20,000 per year and other members of the Audit Committee receive an additional cash retainer of $10,000 per year; the Compensation Committee Chairman receives an additional cash retainer of $12,000 per year and other members of the Compensation Committee receive an additional cash retainer of $6,000 per year; and the Nominating and Governance Committee Chairman receives an additional cash retainer of $10,000 per year and other members of the Nominating and Governance Committee receive an additional cash retainer of $5,000 per year. The compensation for services as directors is generally reviewed on an annual basis. Directors are required to own a certain minimum dollar value of Intersil common stock to enhance the alignment of interests between shareholders and Directors. In fiscal year 2010, the common stock ownership requirement was twice the value of the annual retainer, which must be attained by the later of the fifth anniversary of the date of the Director’s initial election to the Board of Directors and the fifth anniversary of the date on which the ownership requirements became effective. Outside Directors also receive equity compensation consisting of a one-time appointment grant of stock options to purchase 25,000 shares of Intersil common stock and 4,000 deferred stock units (“DSUs”). Thereafter, Outside Directors receive an annual grant of stock options to purchase 5,000 shares of our common stock and 4,000 DSUs. Additionally, all Directors are reimbursed for travel and other expenses incurred in attending meetings of the Board of Directors or its committees. Related party transactions, if any, are reviewed by the Audit Committee. There were no related party transactions during fiscal year 2010.

Compensation Committee Interlocks and Insider Participation. During fiscal year 2010, no member of the Compensation Committee was an officer or employee of the Company, or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, other than Mr. Diller, who was formerly the Chief Executive Officer of Elantec Semiconductor, Inc., a subsidiary of the Company. No member of the Compensation Committee had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K. Furthermore, no member of the Compensation Committee had a relationship that requires disclosure under Item 402(j)(3) of Regulation S-K.

Submission of Director Nominations. The Nominating and Governance Committee will consider director nominees submitted by shareholders to the Board of Directors in accordance with the procedures set forth in the Company’s Restated Bylaws. Those procedures require a shareholder to deliver notice to the Company’s Secretary or Assistant Secretary at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders, except that if the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 70 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than 120 days prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or, if the first public announcement of the date of such Annual Meeting is less than 100 days prior to the date of such Annual Meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. Such notice must be in writing and must include (i) the name and address of the nominating shareholder, as they appear on the Company’s books, (ii) the class and number of shares of the Company’s stock which are owned beneficially and of record by the nominating shareholder, (iii) the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (iv) any information regarding the nominee that is required under Regulation 14A of the Exchange Act to be included in a proxy statement relating to the election of Directors. Candidates recommended by the shareholders of the Company are evaluated on the same basis as other candidates (other than Directors standing for re-election) recommended by the Company’s Directors, officers, third party search firms or other sources.

Criteria and Diversity. Among the minimum qualifications, skills, and attributes that the Nominating and Governance Committee looks for in nominees are the following: (a) integrity, competence, and judgment essential to effective decision-making, (b) ability and willingness to commit the necessary time and energy to prepare for, attend, and participate in meetings of the Board of Directors and one or more of its standing committees, (c) freedom from other outside involvements that would materially interfere with the individual’s responsibilities as a director of the Company, (d) background and experience that complements or supplements the background and experience of other Board members, (e) freedom from interests that would present the appearance of being adverse to, or in conflict with, the interests of the Company, and (f) a proven record of accomplishment through demonstrated leadership in business, education, government service, finance, manufacturing or other relevant experiences that would tend to enhance Board effectiveness.

The evaluation process may include a comprehensive background and reference check, a series of personal interviews with the Board of Directors and the Chairman of the Nominating and Governance Committee or designated members of the Board, and a thorough review by the Committee of the nominee’s qualifications and other relevant characteristics, taking into consideration the criteria set forth above. In addition, the Nominating and Governance Committee considers cultural and geographical diversity in the director identification and nomination process. If the Committee determines that a candidate should be nominated for election to the Board of Directors, it will present its findings and recommendation to the full Board of Directors for approval.

ELECTION OF DIRECTORS
ITEM 1 ON PROXY BALLOT

The Company’s Directors are elected at each Annual Meeting and hold office until the election of Directors held at the following Annual Meeting. A plurality of the votes of eligible shares present in person or represented by proxy at the Annual Meeting is required for the election of directors. The Company’s Amended and Restated Certificate of Incorporation, and the Restated Bylaws of the Company, provide for a Board of Directors of not fewer than five and not more than eleven members. The Board of Directors currently consists of nine Directors.

Director candidates are nominated by the Board of Directors upon the recommendation of the Nominating and Governance Committee. The Nominating and Governance Committee has recommended the nine nominees below, each of whom is currently a director of the Company. Shareholders are also entitled to nominate director candidates for the Board of Directors in accordance with the procedures set forth under the heading “Corporate Governance—Submission of Director Nominations.”

The person named on the accompanying form of proxy will vote the shares “FOR” the nominees, unless you instruct otherwise. Each nominee has consented to stand for election and the Board of Directors does not anticipate that any nominee will be unavailable to serve. In the event that one or more of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominees and any substitute nominee(s) designated by the Board. Shareholders may cumulate their votes for Directors, and the Director elections are then determined by a plurality of the votes cast.

Director Qualifications

The following paragraphs provide information about each nominee as of the date of this proxy statement. The information presented includes information each Director has provided to the Company about his or her age, positions held, principal occupation and business experience for the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that each Director should serve as a Director, the Company also believes that all of our Director nominees have a reputation for integrity, honesty and adherence to high ethical standards. Each Director has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of services to Intersil and our Board. Finally, we value their significant experience on other boards of directors.

The following biographies provide a brief description of each nominee’s age, principal occupation and business experience, (as of March 10, 2011) and Directorships held in other corporations.

Nominees	Positions and Offices held with the Company
David B. Bell	Chief Executive Officer, President, and Director
Robert W. Conn	Director
James V. Diller	Director
Gary E. Gist	Chairman of the Board
Mercedes Johnson	Director
Gregory Lang	Director
Jan Peeters	Director
Robert N. Pokelwaldt	Director
James A. Urry	Director

BUSINESS EXPERIENCE OF DIRECTORS

David B. Bell, Chief Executive Officer, President, and Director. Mr. Bell, age 54, has served as our Chief Executive Officer, President and Director since February 13, 2008. Prior to this, Mr. Bell served as President, Chief Operating Officer, and Director of the Company from April 2, 2007 to February 12, 2008. Prior to joining the Company, Mr. Bell was employed for 12 years with Linear Technology Corporation (“LTC”), most recently, from June 2003 to January 2007, as its President. Prior to becoming President of LTC, from January 2002 to June 2003, Mr. Bell served as LTC’s Vice President and General Manager of Power Products and, from February 1999 to January 2002, as LTC’s General Manager of Power Products. From June 1994 to January 1999, he held the position of LTC’s Manager of Strategic Product Development. Mr. Bell has served on the Board of Directors of the Semiconductor Industry Association since March 2008 and joined the Board of Open-Silicon, Inc., a semiconductor design and manufacturing company, in March 2010. Mr. Bell’s qualifications to serve as a member of our Board of Directors include his more than 30 years of management experience at analog companies in positions including Chief Executive Officer, President, Chief Operating Officer and Research and Development Manager.

Robert W. Conn, Director. Dr. Conn, age 68, has been one of the Company’s Directors since April 2000. Dr. Conn was appointed President and director of the Kavli Foundation, a philanthropic organization, in April 2009. Dr. Conn has been President of Conn Engineering & Consulting, Inc. since 2002. In addition, he has been a Professor, Emeritus, at the University of California, San Diego since 2004. From 2002 to 2008, Dr. Conn was Managing Director of Enterprise Partners Venture Capital. From 1994 to July 2002, Dr. Conn was the Dean of the Jacobs School of Engineering, University of California, San Diego, and the Walter J. Zable Endowed Chair in Engineering. Dr. Conn served on the Board of Directors of ChipPAC, Inc. from 2002 through 2004, and on the Board of Directors of STATS ChipPAC, Inc. from 2004 through 2007. Presently, he is a member of the National Academy of Engineering. Dr. Conn has previously served on the Board of Directors of several privately-held companies. Dr. Conn’s qualifications to serve as a member of our Board of Directors include his academic experience as Professor of Engineering and Dean of a major university engineering department and his experience as a venture capitalist specializing in technology companies.

James V. Diller, Director. Mr. Diller, age 75, has been one of the Company’s Directors since May 2002. Mr. Diller is a retired Chairman of the Board of Elantec Semiconductor, Inc., a post he held from 1997 to May 2002. Mr. Diller served as a Director of Elantec Semiconductor, Inc. from 1986 to May 2002 when Elantec was acquired by Intersil. From November 1998 to July 2000, he served as Elantec’s President and Chief Executive Officer. Mr. Diller is a founder of PMC-Sierra, Inc., a company that engages in the design, development, marketing, and support of communications semiconductors, storage semiconductors, and microprocessors and was its President and Chief Executive Officer from 1983 to 1997; he is currently Vice Chairman of the Board of Directors. In addition, Mr. Diller became Chairman of the Board of Avago Technologies Limited, a leading global manufacturer of optoelectronics and analog interface components, in January 2010 and previously served on the Board of Avago since December 2005. He was a Director of Sierra Wireless, Inc. from 1993 through 2003. Mr. Diller also serves on the Board of Directors of a privately-held company. Mr. Diller’s qualifications to serve as a member of our Board of Directors include his extensive analog IC company management experience in positions such as Chairman of the Board, Chief Executive Officer, President and General Manager, and his experience as a product development engineer.

Gary E. Gist, Director. Mr. Gist, age 64, has been the Company’s Chairman of the Board since May 2005. Prior to this, Mr. Gist served as a Director since the Company’s inception in August 1999. Mr. Gist has served as vice president of Palomar Display Products, a privately held company that engages in the development and integration of displays and computer systems for demanding applications used in harsh environments, since January 2009. He has also served as a member of the Board of Directors of Palomar Display Products since May 2009. From 1995 to 2008, Mr. Gist served as the President and Chief Executive Officer of Palomar Technological Companies. Mr. Gist also serves on the Board of Directors of a privately-held company. Mr. Gist’s qualifications to serve as a member of our Board of Directors include his management experience as Director, Chief Executive Officer and President of a technology company providing products to the semiconductor industry and his financial experience as a CPA with a prominent public accounting firm.

Mercedes Johnson, Director. Ms. Johnson, age 57, has been one of the Company’s Directors since August 2005. Ms. Johnson was previously the Senior Vice President of Finance and Chief Financial Officer at Avago Technologies from November 2005 until her retirement in August 2008. Prior to her employment with Avago, Ms. Johnson worked for Lam Research Corporation, serving as its Senior Vice President of Finance from June 2004 to January 2005, and as its Chief Financial Officer from April 1997 to May 2004. Ms. Johnson has served on Micron Technology, Inc.’s Board of Directors since June 2005. She also served on the Board of Directors for Storage Technology Corporation from January 2004 to August 2005. Ms. Johnson’s qualifications to serve as a member of our Board of Directors include her experience as a senior financial executive at semiconductor and semiconductor equipment companies, and as a board member of a publicly-traded semiconductor company.

Gregory Lang, Director. Mr. Lang, age 47, has been one of the Company’s Directors since February 2006. Mr. Lang has served as President, Chief Executive Officer and Director of PMC-Sierra, Inc., a company that engages in the design, development, marketing, and support of communications semiconductors, storage semiconductors, and microprocessors, since May 2008. In March 2008, Mr. Lang resigned his position as President, Chief Executive Officer and Director of Integrated Device Technology Inc. (“IDT”). Mr. Lang joined IDT as President in October 2001, was appointed Chief Executive Officer in January 2003 and elected to the IDT Board of Directors in September 2003. Prior to joining IDT, Mr. Lang held the position of Vice President and General Manager of Intel’s platform networking group. Previously he managed Intel’s Ethernet, storage I/O processing, home networking and broadband businesses. Mr. Lang’s qualifications to serve as a member of our Board of Directors include his 23 years of experience in the semiconductor industry in positions including Chief Executive Officer, President and Vice President and General Manager.

Jan Peeters, Director. Mr. Peeters, age 59, has been one of the Company’s Directors since April 2000. Mr. Peeters is Chairman and Chief Executive Officer of Olameter Inc., a meter asset and data management company, which he formed in 1998. He presently serves, since 1998, as Chairman of Cogeco Inc. and Cogeco Cable Inc., publicly-traded Canadian companies in the areas of broadcasting and cable. He also serves as Chairman, since 1999, on the Board of iNovia Capital, a venture capital company. In addition, Mr. Peeters serves as Chairman, since 2009, on the Board of GFFI, a small-cap financing company. Mr. Peeters served as Governor of McGill University from 1999 to 2009. He also served on the Board of Directors of Call-Net, a publicly-traded Canadian telecommunications company, from 1999 to 2002. He was previously founder, vice-chairman, president and Chief Executive Officer of Fonorola Inc., a facilities-based long-distance telephone company from 1988 to 1998, at which time it was acquired by Call-Net Enterprises Inc. Mr. Peeters’ qualifications to serve as a member of our Board of Directors include his senior executive experience at public and private companies in positions such as Chairman, Director and Chief Executive Officer.

Robert N. Pokelwaldt, Director. Mr. Pokelwaldt, age 74, has been one of the Company’s Directors since April 2000. Mr. Pokelwaldt was previously Chairman and Chief Executive Officer of YORK International Corporation, a manufacturer of air conditioning and cooling systems from January 1993 until his retirement in October 1999. While at YORK International Corporation, he also served as President, Chief Executive Officer and Director from June 1991 to January 1993 and was President and Chief Operating Officer from January 1990 to June 1991. Mr. Pokelwaldt retired from the Board of Directors of Carpenter Tech in May 2004 and presently serves on the Board of Directors of Mohawk Industries, Inc. Mr. Pokelwaldt’s qualifications to serve as a member of our Board of Directors include his senior executive experience at public and private companies in positions such as Chairman, Director and Chief Executive Officer.

James A. Urry, Director. Mr. Urry, age 57, has been one of the Company’s Directors since the Company’s inception in August 1999. Mr. Urry has been a Partner at Court Square Capital Partners, a private equity firm. Mr. Urry is also Director of Lyris, Inc., a leading marketing technology company that provides hosted and installed software solutions. He also served as a Director of AMI Semiconductor prior to the merger of AMI and ON Semiconductor on March 12, 2008. Previously, Mr. Urry was a Partner at Citigroup Venture Capital Ltd. from 1989 to 2006. Mr. Urry’s qualifications to serve as a member of our Board of Directors include his experience as a senior executive at private equity firms, and as a Director at a public semiconductor firm.

The Board of Directors recommends a vote “FOR” each of the nominees listed.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ITEM 2 ON PROXY BALLOT

The Board of Directors, acting upon the recommendation of the Audit Committee, asks that the shareholders ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm to audit and report upon the financial statements of the Company for the 2011 fiscal year. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. Unless otherwise specified by the shareholders, the shares of stock represented by the proxy will be voted FOR ratification of the appointment of KPMG LLP as the Company’s independent accountants.

In the event the shareholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its shareholders.

One or more representatives of KPMG LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that the shareholders vote “FOR” the ratification of the selection of KPMG LLP to serve as the Company’s independent registered public accounting firm for the 2011 fiscal year.

APPROVAL OF THE INTERSIL CORPORATION
AMENDED AND RESTATED 2008 EQUITY COMPENSATION PLAN
ITEM 3 ON PROXY BALLOT

The Company currently maintains the Intersil Corporation 2008 Equity Compensation Plan (the “Current Plan”), which was adopted by our Board of Directors on February 20, 2008, approved by our shareholders on May 7, 2008 and subsequently amended on October 6, 2009. The Company has used a substantial portion of the current authorized share pool under the Current Plan for existing awards. In addition, the Company desires to make certain changes to the Current Plan, including modifying the types of awards that may be granted thereunder, revising certain vesting provisions and limiting the classes of individuals who are eligible to receive awards. As a result, on February 9, 2011, our Board of Directors approved, subject to shareholder approval, an amendment and restatement of the Current Plan. As amended and restated, the Current Plan is referred to as the Intersil Corporation Amended and Restated 2008 Equity Compensation Plan (the “Amended and Restated Plan”). The Board of Directors believes that the Amended and Restated Plan will permit the Company to continue to offer a competitive compensation package to its key employees.

Specifically, the Board of Directors has approved, subject to shareholder approval, an amendment to increase the number of shares of Common Stock authorized for issuance under the Amended and Restated Plan by 7,500,000 shares. As of the date of this Proxy Statement, 5,977,502 shares remain available for issuance. If this proposal is approved by our shareholders, approximately13,477,502 shares will be available for issuance under the Amended and Restated Plan. Since this is a fungible share plan with a full value ratio of 2.33 to 1 – if all of the remaining awards were issued as full value shares, 5,784,335 shares could be issued from the plan.

Under the terms of the Current Plan, 17,300,000 shares are reserved for issuance under the general share pool and approximately 5,977,502 of these shares remain available for future awards as of the date of this Proxy Statement. An additional 4,052,316 shares are also reserved for issuance to individuals who were employed by Techwell, Inc. or one of its subsidiaries on the date it was acquired by the Company. Of these shares, approximately 538,667 shares remain available for future awards as of the date of this Proxy Statement. In addition, pursuant to our 2009 stock option exchange program, 2,913,705 shares are reserved for issuance solely with respect to stock options granted in connection with such program. If the Amended and Restated Plan is approved, the number of shares authorized for issuance will increase to 28,852,316 shares, which includes an increase of 7,500,000 shares to the plan, and the pool of shares available for issuance solely to employees of Techwell, Inc. and its subsidiaries of 4,052,316 shares will be converted to the general share pool. The affirmative vote of the majority of shares present, in person or by proxy, and entitled to vote on this proposal, is required for its approval.

The table below sets forth a summary of the material differences between the Current Plan and the Amended and Restated Plan. A summary description of the Amended and Restated Plan has also been included below and is qualified in its entirety by the full text of the Amended and Restated Plan, a copy of which is attached to this Proxy Statement as Exhibit A.

Comparison of Material Differences between the Current Plan and the Amended and Restated Plan

Provision	Current Plan	Amended and Restated Plan
Individuals eligible to receive awards	All employees, directors and consultants of the Company and its subsidiaries and affiliates.	All employees and consultants of the Company and its subsidiaries, and all directors of the Company.
Types of awards available for issuance	Incentive stock options, non-qualified stock options, deferred stock units, phantom shares, restricted stock and stock appreciation rights.	Same as the Current Plan, plus “other stock-based awards” (which are awards that are payable in, or valued in reference to, shares of common stock).
Maximum number of shares reserved for issuance	General pool: 17,300,000 shares Techwell only pool: 4,052,316 shares	General pool: 28,852,316 shares
Accelerated vesting of restricted stock in the event of certain terminations of service	Automatic vesting upon death, disability or termination without cause.	No automatic accelerated vesting.
Vesting period of full value awards (i.e., restricted stock, deferred stock units, phantom shares and other stock-based awards). Stock options and stock appreciation rights are not treated as full value awards
The minimum required vesting period for certain full value awards is one year.
The minimum required vesting period for all full value awards will be 3 years (or 1 year in the event that vesting is based on performance), provided that the Compensation Committee will retain the discretion to grant full value awards, covering not more than 10% of the number of shares authorized for issuance under the Amended and Restated Plan (determined without regard to the number of shares authorized to be issued in connection with our 2009 stock option exchange program), without regard to any minimum vesting period requirement.

Settlement date of phantom shares	Settlement occurs upon termination of employment, unless deferred.	Settlement occurs upon vesting, unless deferred.

Summary of the Amended and Restated Plan

The following is a summary of the material terms of the Amended and Restated Plan and is qualified in its entirety by reference to the Amended and Restated Plan, a copy of which is attached to this Proxy Statement as Exhibit A.

Purpose. The Board of Directors adopted the Amended and Restated Plan to enable key employees, directors and consultants of the Company and its subsidiaries to participate in the equity ownership of the Company through awards of options, restricted stock, stock appreciation rights, deferred stock units, phantom shares and other stock-based awards. The purpose of the Amended and Restated Plan is to (i) align the interests of the eligible individuals with the interests of the Company’s shareholders, (ii) provide incentives for eligible individuals to exert maximum efforts for the success of the Company and its subsidiaries, (iii) attract and retain the best available talent, and (iv) reward key personnel for their part in increasing the value of the Company.

Effective Date and Termination. Our Board of Directors adopted the Amended and Restated Plan, subject to shareholder approval, on February 9, 2011. The Amended and Restated Plan will become effective upon its approval by our shareholders and will terminate on February 8, 2021, unless earlier terminated by the Board of Directors.

Administration. The Amended and Restated Plan is administered by a sub-committee of the Compensation Committee of the Board of Directors (the “Committee”). The Committee is currently composed of three members, each of whom is a member of the Board of Directors, a “non-employee director” as defined under Rule 16b-3(b)(3) promulgated by the SEC under the Exchange Act and an “outside director” as defined under Section 162(m) of the Code and the regulations thereunder. The Board of Directors has also designated members or officers of the Company to serve as a Secondary Committee and has delegated to the Secondary Committee authority to grant awards to eligible individuals who are not subject to the requirements of Rule 16b-3 under the Exchange Act or section 162(m) of the Code, subject to compliance with all legal requirements. The Secondary Committee has the same authority with respect to selecting the individuals to whom awards are granted and establishing the terms and conditions of awards as the Committee has under the terms of the Amended and Restated Plan.

The Committee has the following powers and authority with regard to the Amended and Restated Plan:

·	to interpret and administer the Amended and Restated Plan;

·	to select the employees, directors and consultants who are to receive awards under the Amended and Restated Plan;

·	to determine the type and amount of awards to be granted to participants;

·	to determine the times at which awards will be granted;

·
to determine the terms and conditions of awards granted under the Amended and Restated Plan (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an award and waivers or accelerations thereof, and waivers of or modifications to performance goals relating to an award, based in each case on such considerations as the Committee shall determine) and the terms of agreements which will be entered into with participants with respect to the Amended and Restated Plan;

·	to adopt regulations for carrying out the Amended and Restated Plan and make changes in such regulations as it shall from time to time, think advisable; and

·
to amend the Amended and Restated Plan if such power is so delegated by the Board of Directors, provided that such amendment does not adversely affect the participant unless it is required to comply with applicable laws and that no amendment to the Amended and Restated Plan may be effective that would, if such amendment were not approved by the shareholders of the Company, cause the Amended and Restated Plan to fail to comply with any requirement of applicable law or regulation, unless and until the approval of the shareholders of the Company is obtained.

Participation. All employees and consultants of the Company and its subsidiaries, and all directors of the Company, are eligible to participate in the Amended and Restated Plan.

Shares of Stock Available for Grant. The Current Plan authorizes 17,300,000 shares for issuance under the general share pool, 11,322,498 shares of which have been issued as of the date of this Proxy Statement. An additional 4,052,316 shares are also reserved for issuance to individuals who were employed by Techwell, Inc. or one of its subsidiaries on the date it was acquired by us. Of these shares, approximately 538,667 remain available for future awards as of the date of this Proxy Statement. In addition, pursuant to our 2009 stock option exchange program, 2,913,705 shares are reserved for issuance solely with respect to stock options granted in connection with such program. If the Amended and Restated Plan is approved, the number of shares authorized for issuance will increase to 28,852,316 shares, which includes an increase of 7,500,000 shares to the plan, and the pool of shares available for issuance solely to employees of Techwell, Inc. and its subsidiaries of 4,052,316 shares will be converted to the general share pool. An additional 2,913,705 shares will continue to be reserved for issuance solely in connection with options granted pursuant to our 2009 stock option exchange program. Each share issued pursuant to an award other than a stock option or stock appreciation right (“SAR”) will reduce the number of shares available for issuance by 2.33 shares. For example, if all awards under the Amended and Restated Plan are made in the form of restricted stock grants, approximately 12,382,968 shares will be available for issuance pursuant to such grants. The shares may be treasury shares or authorized but unissued shares. The maximum number of shares that may be granted to any one individual may not exceed 666,667 during any calendar year, or in the case of awards payable in cash, $2,000,000.

Term of Awards. The maximum term of any option or stock appreciation right granted under the Amended and Restated Plan is seven years from the date of grant.

Certain Vesting Requirements. Subject to the terms of the plan, awards of deferred stock units, other stock-based awards, phantom shares and restricted stock shall vest ratably over a period of not less than three years unless the vesting of such awards is based upon the achievement of performance criteria, in which case such awards will vest over a period of not less than one year. Notwithstanding the foregoing, the Committee may, in its sole discretion, grant awards of deferred stock units, other-stock based awards, phantom shares and restricted stock representing, in the aggregate, not more than 10% of the number of shares reserved for issuance under the Amended and Restated Plan (determined without regard to any special share counting rules and without regard to the number of shares reserved for issuance pursuant to our 2009 stock option exchange) that are not subject to any minimum vesting period requirement.

Changes in Capital Structure. In the event of certain changes in our capital structure, such as a merger, consolidation, reorganization, share exchange, sale of substantially all of our assets or stock, stock dividend, stock split or other similar event, the Committee will make appropriate adjustments in the number and kind of shares authorized by the Amended and Restated Plan and other adjustments to outstanding awards as it deems appropriate.

Change of Control. In the event of a change in control of the Company (as defined in the Amended and Restated Plan), the Committee may, at its discretion (i) cancel any outstanding vested options and SARs in exchange for a cash payment of an amount equal to the difference, if any, between the then fair market value of the stock underlying the award less the exercise price of the award, (ii) after having given the award holder a chance to exercise any outstanding options or SARs, terminate any or all of the award holder’s unexercised options or SARs, (iii) where the Company is not the surviving corporation, cause the surviving corporation to assume or replace all outstanding options or SARs with awards involving the common stock of the successor corporation on terms necessary to preserve the rights of award holders, (iv) accelerate the vesting of options, SARs, restricted stock and other awards made under the Amended and Restated Plan, or (v) take any other actions it deems appropriate. In addition, unless otherwise provided by the Committee, all phantom shares, deferred stock units and other stock-based awards will generally be settled in a lump sum payment upon a change in control.

Amendment and Termination of the Amended and Restated Plan. The Board of Directors (or the Committee, if such power is so delegated by the Board of Directors) may amend, modify, suspend or terminate the Amended and Restated Plan, provided that shareholder approval of any amendment is obtained as required by applicable laws or regulations. The Committee may also amend any outstanding award without a participant’s consent, but an amendment to a participant’s award may not adversely impact the participant without his or her consent unless the amendment is required by law. However, neither the Board of Directors nor the Committee may, without approval of the Company’s shareholders, implement a program that provides for the repricing, replacing or cash buy-back, of underwater awards.

Performance Goals. Awards may be granted or vested contingent upon attaining goals related to our performance or the performance of any of our subsidiaries, divisions or business units (including divisions and business units of subsidiaries). Performance goals will be based upon one or more of the following: revenue; revenue growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”); operating income; net operating income after tax; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on capital employed; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; or debt reduction.

Options. The Committee may grant options that are intended to be incentive stock options under Section 422 of the Code and non-qualified stock options. The price per share at which our common stock may be purchased upon exercise of an option may not be less than the fair market value of a share of common stock on the date of grant (or 110% of the fair market value of a share of common stock on the date of grant in the case of an incentive stock option granted to a more than 10% shareholder of the Company). The option price of an option awarded under the Amended and Restated Plan may not be reduced after the grant of such option except in the case of a change in the Company’s capital structure, unless the reduction is approved by a majority of the shares present and voted at a duly called meeting of the shareholders. The maximum term of an option is seven years from the date of grant (or 5 years from the date of grant in the case of an incentive stock option granted to a more than 10% shareholder of the Company).

A participant may pay the option price: (i) in cash or with a certified or bank cashier’s check at the time of exercise, (ii) with the consent of the Committee, by delivery of an assignment of a sufficient amount of the proceeds from the sale of shares of common stock to be acquired pursuant to such exercise, or (iii) with the consent of the Committee, in whole or in part in common stock held by the participant and valued at their fair market value on the date of exercise. The ability of a participant to exercise his or her options following termination of employment is addressed in the relevant award agreements.

The Committee may include in an option agreement a provision enabling the participant to exercise shares subject to options prior to the full vesting of the option. Any shares so acquired will remain subject to the vesting schedule of the underlying option and, prior to the time those shares become vested and following the participant’s termination of employment, the Company will be permitted to repurchase any shares so acquired for an amount equal to the lesser of the exercise price paid or the fair market value of the shares on the date of the repurchase.

Stock Appreciation Rights. A SAR allows a recipient to receive, upon exercise of the right, the increase in the fair market value of a specified number of shares of common stock from the date of grant to the date of exercise. Payment upon exercise of a SAR may be made in cash or common stock (including restricted stock). The ability of a participant to exercise his or her SARs following termination of employment is addressed in the relevant award agreements.

Restricted Stock. In a restricted stock award, the Committee grants to a participant shares of common stock that are subject to forfeiture upon specified events and/or the failure to achieve specified performance goals during a specified restriction period. During the restriction period, holders of restricted stock have the right to receive dividends from (which dividends are subject to the same restrictions as the underlying shares) and to vote the shares of restricted stock. Unless otherwise determined by the Committee, shares of restricted stock that have not yet become vested will be forfeited when a participant’s service with the Company is terminated for any reason.

Phantom Shares. The award of a phantom share gives a participant the right to receive payment of the fair market value of a share of common stock (or such lesser amount as determined by the Committee) upon the vesting of such phantom share award (or such later date as may be elected by the participant). The Committee establishes the terms and conditions of a phantom share award in an award agreement at the time the award is granted, including when such shares vest. Phantom shares will be settled upon vesting or at the end of a deferral period, either in cash or in shares of common stock or in any combination of the foregoing, as determined by the Committee. Payment will generally be made in a single lump sum, except that the Committee may allow a participant to elect to receive payment in installments over a period not to exceed 10 years. Unless otherwise determined by the Committee, phantom shares that are not vested upon a participant’s separation from service will be forfeited.

Deferred Stock Units. In a deferred stock unit (“DSU”) award, the Company will deliver, subject to certain conditions, a fixed number of shares of common stock to the participant at the end of a vesting period, or if elected by the participant, at the end of a deferral period which occurs after the award has vested. During the vesting and deferral period(s), the participant has no voting rights with respect to any shares deliverable in connection with the DSU. Amounts equal to any dividends declared prior to vesting, and post-vesting during the deferral period(s), will be paid to the participant, without interest, at the time when the shares are no longer subject to vesting or a deferral period(s). Unless otherwise determined by the Committee, all unvested DSUs will be forfeited upon a participant’s separation from service.

Other Stock-Based Awards. The Committee is authorized to grant any other type of stock-based award that is payable in, or valued in whole or in part by reference to, shares of our common stock and that is deemed by the Committee to be consistent with the purposes of the Amended and Restated Plan.

New Plan Benefits. Individuals who will participate in the Amended and Restated Plan in the future and the amounts of their awards, are to be determined by the Committee subject to the restrictions outlined above. Since no such determinations have yet been made, it is not possible to state the terms of any individual awards which may be issued under the Amended and Restated Plan or the names or positions of, or respective amounts payable or allocable to, any individuals who may participate in the Amended and Restated Plan.

Aggregate Past Grants Under the 2008 Equity Plan. As of December 31, 2010, awards covering 15,306,963 shares of the Company’s common stock had been granted under the 2008 Equity Plan (this number of shares includes shares subject to awards that expired or terminated without having been exercised or paid and became available for new award grants under the 2008 Equity Plan and, with respect to awards that are earned based upon performance, represents the target number of shares that may be earned under such awards). Since this is a fungible share plan, full value shares are removed from the pool at a rate of 2.33x the actual number of shares. The following table shows information regarding the distribution of those awards among the persons and groups identified below.
Name and Position	Stock Options	Restricted Stock (RSUs)	Restricted Stock (PDSUs)	Restricted Stock (DSUs)	Total
David B. Bell (President and Chief Executive Officer)	480,000	81,000	173,333	—
Jonathan A. Kennedy (Senior Vice President and Chief Financial Officer)	150,000	23,000	42,333	—
Susan J. Hardman (Senior Vice President, Analog and Mixed Signal Products Group)	132,500	24,200	44,000	—
Peter R. Oaklander (Senior Vice President, Power Management Products Group)	153,000	33,000	47,000	—
David M. Loftus (Senior Vice President, Worldwide Sales and Corporate Marketing)	200,000	20,000	59,000	—
All Other Current Executive Officers	362,000	78,000	102,500	—
All Current Non-Employee Board Members	120,000	—	—	96,000
All Other Employees, including Current Officers who are not Executive Officers	4,197,613	3,443,547	260,890	—
Cancellations	(429,144)	(224,982)	(36,300)	—
Total Grants Applied to 2008 Plan	5,365,969	3,477,765	692,756	96,000	9,632,490
Plan Share Ratio	1.00	2.33	2.33	2.33
Effective Grants	5,365,969	8,103,192	1,614,121	223,680	15,306,963
Shares Available for Grant					6,045,353
Total 2008 Plan Shares					21,352,316

Summary of U.S. Federal Income Tax Consequences

The following discussion is a summary of certain federal income tax considerations that may be relevant to participants in the Amended and Restated Plan. The discussion is for general informational purposes only and does not purport to be complete or address specific federal income tax considerations that may apply to a participant based on his or her particular circumstances, nor does it address state or local income tax or other tax considerations that may be relevant to a participant.

PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR FEDERAL INCOME TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE AMENDED AND RESTATED PLAN, AS WELL AS WITH RESPECT TO ANY APPLICABLE STATE OR LOCAL INCOME TAX OR OTHER TAX CONSIDERATIONS.

Incentive Stock Options

Upon the grant of an incentive stock option (as defined in Section 422(b) of the Code), the option holder does not recognize any income and the Company (or a subsidiary, as applicable) is not entitled to a deduction. In addition, no income for regular income tax purposes will be recognized by an option holder upon the exercise of an incentive stock option if the requirements of the Amended and Restated Plan and the Code are satisfied, including, without limitation, the requirement that the option holder remain employed by the Company or a subsidiary during the period beginning on the date of grant and ending on the day three months (or, in the case of the option holder’s disability, one year) before the date the option is exercised. If an option holder has not remained an employee of the Company or a subsidiary during the period beginning on the date of grant of an incentive stock option and ending on the day three months (or one year in the case of the option holder’s disability) before the date the option is exercised, the exercise of such option will be treated as the exercise of a non-qualified stock option and will have the tax consequences described below in the section entitled “Non-Qualified Stock Options.”

The federal income tax consequences of a disposition of the shares of common stock acquired pursuant to the exercise of an incentive stock option depends upon when the disposition of such shares occurs.

·
If the disposition of such shares occurs more than two years after the date of grant of the incentive stock option and more than one year after the date of exercise, any gain or loss recognized upon such disposition will be long-term capital gain or loss and neither the Company nor a subsidiary, as applicable, will be entitled to any income tax deduction with respect to such incentive stock option.

·
If the disposition of such shares occurs within two years after the date of grant of the incentive stock option or within one year after the date of exercise (a “Disqualifying Disposition”), the excess, if any, of the amount realized over the option price will be treated as taxable ordinary income to the option holder and, subject to Section 162(m) of the Code, the Company or a subsidiary, as applicable, will be entitled to a deduction equal to the amount of ordinary income recognized by the option holder on such disposition. The amount of ordinary income recognized by the option holder in a Disqualifying Disposition (and the corresponding deduction, if any, to the Company or a subsidiary, as applicable) is limited to the lesser of the gain on such sale and the difference between the fair market value of the shares on the date of exercise and the option price. Any gain realized in excess of this amount will be treated as short-term or long-term capital gain (depending upon whether the shares have been held for more than one year). If the option price exceeds the amount realized upon such a disposition, the difference will be short-term or long-term capital loss (depending upon whether the shares have been held for more than one year).

If a participant is subject to the Alternative Minimum Tax (“AMT”), the tax consequences to the participant may differ than provided above. Under the AMT, a taxpayer will be required to pay an alternative minimum tax if the taxpayer’s “tentative minimum tax” (as defined in Section 55(b)(1) of the Code) exceeds his or her regular tax for the year in question. For purposes of calculating the AMT, upon the exercise of an incentive stock option, a taxpayer is required to include in his “alternative minimum taxable income” (as defined in Section 55(b)(2) of the Code) for the taxable year in which such exercise occurs an amount equal to the amount of income the taxpayer would have recognized if the option had not been an incentive stock option (i.e., the difference between the fair market value of the shares of common stock on the date of exercise and the option price). As a result, unless the shares of common stock acquired upon the exercise of the incentive stock option are disposed of in a taxable transaction in the same year in which such option is exercised, the option holder may incur AMT as a result of the exercise of an incentive stock option.

Except as provided in the paragraph immediately below, if an option holder elects to tender shares of common stock in partial or full payment of the option price for shares to be acquired upon the exercise of an incentive stock option, the option holder will not recognize any gain or loss on such tendered shares. No income will be recognized by the option holder in respect of the shares received by the option holder upon the exercise of an incentive stock option if the requirements of the Amended and Restated Plan and the Code described above are met. The number of shares received equal to the number of shares surrendered will have a tax basis equal to the tax basis of the surrendered shares. Shares of common stock received in excess of the number of shares surrendered will have a tax basis of zero. The holding period of the shares received equal to the number of shares tendered will be the same as such tendered shares’ holding period, and the holding period for the excess shares received will begin on the date of exercise. Solely for purposes of determining whether a Disqualifying Disposition has occurred with respect to such shares received upon the exercise of the incentive stock option, all shares are deemed to have been acquired on the date of exercise.

If an option holder tenders shares of common stock that were previously acquired upon the exercise of an incentive stock option in partial or full payment of the option price for shares to be acquired upon the exercise of another incentive stock option, and the tender of such shares occurs within two years after the date of grant of the first such incentive stock option or within one year after such shares were transferred to the option holder on the exercise of such incentive stock option, the tender of such shares will be a Disqualifying Disposition with the tax consequences described above regarding Disqualifying Dispositions. The shares of common stock acquired upon such exercise will be treated as shares of common stock acquired upon the exercise of an incentive stock option, with an aggregate tax basis equal to the option price, and the holding period of such shares for capital gains purposes will begin on the date of exercise.

Non-Qualified Stock Options

Upon the grant of a non-qualified stock option, an option holder does not recognize taxable income, and the Company (or a subsidiary, as applicable) is not entitled to a deduction. Upon the exercise of a non-qualified stock option, an option holder will recognize compensation taxable as ordinary income equal to the excess of the fair market value of the shares received over the option price of the non-qualified stock option and, subject to Section 162(m) of the Code, the Company (or a subsidiary, as applicable) will be entitled to a corresponding deduction. An option holder’s tax basis in the shares of common stock received upon the exercise of a non-qualified stock option will be equal to the amount paid for such shares plus the amount required to be included in income, and the option holder’s holding period for such shares will begin at the date of such exercise. Upon the sale of the shares received from the exercise of a non-qualified stock option, the option holder will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the option holder’s tax basis in such shares.

If a non-qualified stock option is exercised in whole or in part with shares of common stock held by the option holder, the option holder will not recognize any gain or loss on such tendered shares. The number of shares received by the option holder upon such an exchange that are equal in number to the number of tendered shares will retain the tax basis and the holding period of the tendered shares for capital gain purposes. The option holder will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the number of shares received upon such exercise that is in excess of the number of tendered shares, less any cash paid by the option holder. Subject to Section 162(m) of the Code, the Company (or a subsidiary, as applicable) will be entitled to a corresponding deduction. The fair market value of such excess number of shares will also be the tax basis for those shares and the holding period of such shares will begin on the exercise date.

Stock Appreciation Rights

Upon the grant of a stock appreciation right, a participant does not recognize taxable income, and the Company (or a subsidiary, as applicable) is not entitled to a deduction. Upon exercise or settlement of a stock appreciation right, a participant will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the shares received and, subject to Section 162(m) of the Code, the Company (or a subsidiary, as applicable) will be entitled to a corresponding deduction. A participant’s tax basis in shares of common stock received upon the exercise of a stock appreciation right will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin on the exercise or settlement date. Upon the sale of shares of common stock received in exercise of a stock appreciation right, the participant will recognize short-term or long-term capital gain or loss, depending on whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the participant’s tax basis in such shares.

Restricted Stock

Restricted stock will be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a participant who receives such restricted stock does not make the election described below, the participant will not recognize any taxable income upon the grant of restricted stock and the Company or a subsidiary, as applicable, is not entitled to a deduction at such time. When the forfeiture restrictions with respect to the restricted stock lapse, the participant will recognize compensation taxable as ordinary income equal to the fair market value of the shares at that time, less any amount paid for the shares and, subject to Section 162(m) of the Code, the Company (or a subsidiary, as applicable) will be entitled to a corresponding deduction. A participant’s tax basis in restricted stock will be equal to the fair market value of such restricted stock on the date on which the forfeiture restrictions lapse, and the participant’s holding period for the shares will begin on such date. Upon a sale of the shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the participant’s tax basis in such shares.

Participants granted restricted stock may make an election under Section 83(b) of the Code to recognize compensation taxable as ordinary income with respect to the shares when such shares are received rather than when the forfeiture restrictions lapse. The amount of such compensation income will be equal to the fair market value of the shares on the date of grant (valued without taking into account restrictions other than restrictions that by their terms will never lapse), less any amount paid for the shares. Subject to Section 162(m) of the Code, the Company (or a subsidiary, as applicable) will be entitled to a corresponding deduction. By making a Section 83(b) election, the participant will recognize no additional ordinary compensation income with respect to the shares when the forfeiture restrictions lapse, and will instead recognize short-term or long-term capital gain or loss with respect to the shares when they are sold, depending upon whether the shares have been held for more than one year. The participant’s tax basis in the shares with respect to which a Section 83(b) election is made will be equal to their fair market value on the date of grant, and the participant’s holding period for such shares will begin on that date. If the shares are subsequently forfeited, the participant will not be entitled to a deduction as a result of such forfeiture, but will be entitled to claim a short-term or long-term capital loss (depending upon whether the shares have been held for more than one year prior to forfeiture) with respect to the shares, but only to the extent of the consideration paid, if any, by the participant for such shares.

Generally, during the restriction period, dividends and distributions paid with respect to restricted stock will be treated as compensation taxable as ordinary income (not dividend income) received by the participant and, subject to Section 162(m) of the Code, the Company (or a subsidiary, as applicable) will receive a corresponding deduction. Dividend payments received with respect to shares of restricted stock for which a Section 83(b) election has been made or which are paid after the restriction period lapses generally will be treated and taxed as dividend income.

Deferred Stock Units

Upon the grant of a deferred stock unit award, a participant does not recognize taxable income and the Company (or a subsidiary, as applicable) is not entitled to a deduction. When the award is settled (either upon vesting or when the deferral period for the award ends) and the participant receives shares of common stock, the participant will recognize compensation taxable as ordinary income equal to the fair market value of the shares on the settlement date and, subject to Section 162(m) of the Code, the Company (or a subsidiary, as applicable) will be entitled to a corresponding deduction. A participant’s tax basis in shares of common stock received at the end of a deferral period will be equal to the fair market value of such shares, and the participant’s holding period will begin on such date. Upon the sale of such shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares. Dividend equivalents will be taxable to participants upon distribution as compensation, and accordingly, the participant will recognize compensation taxable as ordinary income (not dividend income) in such amount and, subject to Section 162(m) of the Code, the Company (or a subsidiary, as applicable) will be entitled to a corresponding deduction. In addition, as discussed below, some deferred stock unit awards may be considered deferred compensation and must comply with the requirements of Section 409A of the Code in order to avoid early income inclusion, additional taxes and interest.

Phantom Shares

Upon the grant of a phantom share award, a participant does not recognize taxable income and the Company (or a subsidiary, as applicable) is not entitled to a deduction. When a participant receives payment of a phantom share award (which may occur on the vesting date or a later date), the participant will recognize compensation taxable as ordinary income in an amount equal to the cash or fair market value of the shares received and, subject to Section 162(m) of the Code, the Company (or a subsidiary, as applicable) will be entitled to a corresponding deduction. If a participant receives shares of common stock in settlement of phantom shares, the participant will have a tax basis in such shares equal to their fair market value on the date of settlement and the participant’s holding period with respect to such shares will begin on such date. Upon the sale of shares received by the participant in settlement of phantom shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares. In addition, as discussed below, some phantom share awards may be considered deferred compensation and must comply with the requirements of Section 409A of the Code in order to avoid early income inclusion, additional taxes and interest.

Other Stock-Based Awards

The tax treatment of other stock-based awards will generally be governed by the principles set forth in Sections 61, 83 and 451 of the Code. This tax treatment will vary depending on the type of award but should generally be analogous to the tax treatment of stock options, stock appreciation rights, restricted stock, deferred stock units and phantom shares, as described above, as the case may be. Accordingly, in most cases, an other stock-based award, if payable in shares, will be subject to ordinary income taxation when the forfeiture restrictions, if any, in respect of any such award lapse and the shares are transferred to the participant, whichever occurs later, and, if an other stock-based award is payable in cash, such award will be taxable upon the actual or constructive receipt of any such cash payment. Generally, subject to Code Section 162(m), the Company (or a subsidiary, as applicable) will be entitled to a deduction at the time the participant recognizes ordinary income in respect of an other stock-based award, equal to the amount of ordinary income recognized by the participant. A participant’s tax basis in any shares received will generally be equal to the fair market value of such shares when the forfeiture restrictions lapse or the shares are transferred, whichever occurs later. The participant’s holding period for the shares will generally begin when the forfeiture restrictions lapse or when the Shares are transferred, whichever occurs later. Upon the sale of such shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares.

Please see the section above entitled “Restricted Stock” for the general federal income tax treatment of common stock that is received in settlement of other stock-based awards and which is subject to a substantial risk of forfeiture for federal income tax purposes upon receipt.

Section 162(m)

Under Section 162(m) of the Code, the Company (or a subsidiary, as applicable) generally may not deduct remuneration paid to the Chief Executive Officer of the Company and the three next highest paid executive officers other than the Chief Financial Officer (as disclosed on the Company’s proxy statement) to the extent that such remuneration exceeds $1,000,000, unless such remuneration is performance-based compensation. Under the Amended and Restated Plan, the Committee may, in its discretion, grant awards that are intended to qualify as performance-based compensation.

Section 409A

Section 409A of the Code contains certain restrictions on the ability to defer receipt of compensation to future tax years. Any award that provides for the deferral of compensation, such as phantom shares or deferred stock units that are settled more than two and one-half months after the end of the year in which they vest, must comply with Section 409A of the Code in order to avoid the adverse tax consequences set forth below. If the requirements of Section 409A of the Code are not met, all amounts deferred under the Amended and Restated Plan during the taxable year and all prior taxable years (to the extent not already included in gross income) will generally be included in the participant’s taxable income in the later of the year in which such violation occurs or the year in which such amounts are no longer subject to a substantial risk of forfeiture, even if such amounts have not been actually paid to the participant. In addition, such violation will result in an additional tax to the participant of 20% of the deferred amount plus interest computed from the date the award was earned, or if later, the date on which it vested. Participants are urged to consult their tax advisors to determine if Code Section 409A is applicable to their awards.

Section 280G

If the vesting and/or payment of an Award made to a “disqualified individual” (as defined in Section 280G of the Code) occurs in connection with a change in control of the Company, such vesting and/or payment, either alone or when combined with other compensation payments which such disqualified individual is entitled to receive, may result in an “excess parachute payment” (as defined in Section 280G of the Code). Section 4999 of the Code generally imposes a 20% excise tax on the amount of any such “excess parachute payment” received by such “disqualified individual” and Section 280G of the Code would prevent the Company or a subsidiary, as applicable, from deducting such “excess parachute payment.”

The Board of Directors recommends that the shareholders vote “FOR” the approval of the
Intersil Corporation Amended and Restated 2008 Equity Compensation Plan.

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
ITEM 4 ON PROXY BALLOT

Pursuant to Section 14A of the Exchange Act, the Board is seeking a non-binding shareholder advisory vote on the compensation of our Chief Executive Officer, our Chief Financial Officer, and our three most highly compensated executive officers excluding our Chief Executive Officer and Chief Financial Officer (collectively, our “Named Executive Officers”). Item 402 of Regulation S-K is the SEC regulation that sets forth what companies must include in their “Compensation Discussion and Analysis (“CD&A”) and compensation tables. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers, as disclosed in the CD&A and accompanying tables and narrative disclosures of this Proxy Statement.

Because your vote is advisory, it will not be binding on the Board, the Compensation Committee or the Company. However, because we value the views of our shareholders, the Compensation Committee will take such vote into consideration when evaluating the Company’s compensation programs and practices applicable to the Named Executive Officers and making future decisions in connection therewith.

In considering approving this Proposal 4, the Board would like you to consider the following items:

Company Performance. The Named Executive Officers have successfully managed the Company through the recent dramatic economic downturn. Fiscal year 2010 revenue grew by 35% and operating income grew by 127%. In addition, we made significant progress diversifying our product mix and increasing revenue from the industrial market. This mix shift along with disciplined production cost management resulted in a 340 basis point improvement in our gross margin over the previous year.

Our compensation program is designed to pay our Named Executive Officers for performance. As described in the CD&A, our compensation program for our Named Executive Officers is heavily weighted toward “at-risk” performance-based pay. For example, in 2010, 65% of our Chief Executive Officer’s compensation and 51% of our other Named Executive Officers’ compensation was performance-based. Such compensation included participation in performance-based cash incentive plans, grants of stock options that only have value if our stock price increases after the date of grant and the vesting period and performance-based deferred stock units that are earned only if our performance over a three year period, relative to the performance of our peers, exceeds certain threshold levels. Further, as described in the CD&A, our Named Executive Officers’ 2010 cash incentives were based on the achievement of revenue goals (60%) and operating income goals (40%) because we believe that these measures are directly related to the creation of shareholder value. In addition, in 2011, we have modified our short term cash incentive program to be based entirely on operating income, which we believe will focus our Named Executive Officers on increasing the growth of profits across the Company.

Our compensation program is designed to align our Named Executive Officers’ interests with our shareholders’ interests. The time-based and performance-based equity awards granted to our Named Executive Officers, which comprise a substantial portion of their annual compensation, are generally subject to vesting over a period of three years for deferred stock units and restricted stock and four years for stock options. Moreover, our Chief Executive Officer and Chief Financial Officer are required to maintain certain levels of ownership of the Company’s stock (exclusive of stock options and unvested equity awards). We believe that by focusing our Named Executive Officers’ on the creation of long-term value, these two elements serve to align our Named Executive Officers’ interests with those of our shareholders.

Our compensation program is designed to be fair and competitive. Our Compensation Committee, which is responsible for establishing the compensation of our Named Executive Officers, is comprised solely of independent directors. In addition, our Compensation Committee retains an independent compensation consultant to advise it on competitive market practices and other areas of Named Executive Officer compensation. We consistently benchmark our compensation against our peer companies to ensure our compensation program is fair and competitive.

Based on the foregoing, the Board encourages the Company’s shareholders to approve the following resolution (the “Executive Compensation Resolution”):

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

The Board of Directors recommends that the shareholders vote “FOR” approval of the Executive Compensation Resolution.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
ITEM 5 ON PROXY BALLOT

Pursuant to Section 14A of the Exchange Act, the Board is seeking the input of the Company’s shareholders on the frequency with which it will hold a non-binding advisory vote on the compensation of our Named Executive Officers (the “say-on-pay” vote described above in Proposal 4).

Preferred Frequency of the Vote

The Board requests that you support a frequency period of every year for future non-binding shareholder votes on the compensation of our Named Executive Officers. A shareholder advisory vote on Named Executive Officer compensation is very important to us. Setting a one year period for holding this advisory vote will enhance shareholder communication by providing a clear, simple means for us to obtain information on investor sentiment about our Named Executive Officer compensation philosophy. Shareholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years or three years (or abstain) when voting in response to the resolution set forth below:

RESOLVED, that the Company hold a shareholder advisory vote to approve the compensation of the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, with a frequency of once every one year, two years or three years, whichever receives the highest number of votes cast with respect to this resolution.

Effect of Frequency Vote

This “say-on-pay” frequency vote is advisory only and is not binding on the Company, the Board or the Compensation Committee. However, the Board expects to take into account the outcome of this vote when considering how frequently to seek a “say-on-pay” vote of shareholders in the future.

The Board of Directors recommends that the shareholders vote for the approval of a one-year say-on-pay frequency vote.

SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

The shareholder meeting for the next fiscal year will be held on or about May 2, 2012. Shareholders wishing to have a proposal included in the Company’s 2012 Proxy Statement must submit the proposal so that the Secretary of the Company receives it no later than November 28, 2011, 120 days prior to the first anniversary of the date this Proxy Statement was released to shareholders. The SEC rules set forth standards as to what shareholder proposals are required to be included in a proxy statement.

For any proposal that is not submitted for inclusion in next year’s Proxy Statement (as described above) but is instead sought to be presented directly at next year’s Annual Meeting, SEC rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business on February 4, 2012 and advises shareholders in next year’s Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (b) the Company does not receive notice of the proposal prior to the close of business on February 4, 2012. Notices of intention to present proposals at the 2012 Annual Meeting should be addressed to the Senior Vice President, Secretary and General Counsel of Intersil Corporation.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
ON THE FINANCIAL STATEMENTS OF THE COMPANY AND
THE INDEPENDENCE OF THE COMPANY’S AUDITORS

Report of the Audit Committee to the Full Board of Directors of Intersil Corporation

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee appoints the independent accounting firm to be retained to audit the Company’s financial statements, and once retained, the independent accounting firm reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the accounting firm with respect to financial statements, financial records and financial controls of the Company and makes recommendations to the Board of Directors as it deems appropriate from time to time. The Audit Committee is responsible for pre-approving both audit and non-audit engagements with the independent accountants. The Board of Directors has adopted a written charter setting forth the functions the Audit Committee is to perform, and this report is made pursuant to that charter.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent accountants are responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

The Audit Committee met with management periodically during fiscal year 2010 to consider the adequacy of the Company’s internal controls, and discussed these matters and the overall scope and plans for the audit of the Company with the Company’s independent accountants during that time period, KPMG LLP. The Audit Committee also discussed with senior management and KPMG LLP the Company’s disclosure controls and procedures and the certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the SEC under the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the SEC.

The Audit Committee established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2010 Annual Report on Form 10-K with management, including a review of the quality, in addition to the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with KPMG LLP, the firm responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by Statement on Auditing Standards No. 114. The Audit Committee has received the written disclosures and the letter from the Company’s independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence. In addition, the Audit Committee reviewed with the independent accountants their independence, including the compatibility of non-audit services performed with the accountants’ independence.

The Audit Committee discussed with KPMG LLP the overall scope and plans for their audit. The Audit Committee met with KPMG LLP with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held nine (9) meetings and took no action by unanimous written consent in fiscal year 2010.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

The Audit Committee has appointed the firm of KPMG LLP, independent registered public accountants to audit and report upon the Company’s financial statements for the fiscal year ending December 30, 2011. The Company is requesting shareholder ratification of the appointment of KPMG LLP. In appointing KPMG LLP as the Company’s auditors for fiscal year 2011, the Audit Committee has considered whether KPMG LLP’s provision of services other than audit services are compatible with maintaining their independence.

AUDIT COMMITTEE

Jan Peeters, Committee Chairman
Robert W. Conn
Mercedes Johnson
Robert N. Pokelwaldt

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis—This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation programs, together with a description of the material factors underlying the decisions which resulted in the 2010 compensation provided to the Company’s Chief Executive Officer, Chief Financial Officer and three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) (collectively referred to as the “Named Executive Officers”), as presented in the tables which follow this CD&A. This CD&A contains statements regarding certain performance targets and goals the Company has used or may use to determine appropriate compensation. These targets and goals are disclosed in the limited context of the Company’s compensation program and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

Executive Summary

Intersil’s compensation program is designed to motivate the Named Executive Officers to increase shareholder value and balance short-term and long-term performance. This goal is accomplished by employing a “pay-for-performance” approach to Named Executive Officer compensation. As a result, a significant portion of the Named Executive Officers’ compensation is “at-risk,” as it depends upon the short-term and long-term performance of Intersil. For example, in 2010, approximately 65% of our Chief Executive Officer’s compensation and approximately 51% of our other Named Executive Officers’ compensation was “at risk.”

In designing the compensation program for the Named Executive Officers, the Compensation Committee has engaged an independent compensation consultant to provide non-biased advice regarding executive compensation. In addition, the Compensation Committee reviews compensation information from its peer companies to establish compensation at levels that it deems reasonable. Generally, base salary is targeted at or near the 50th percentile of our peer group, total cash compensation is targeted at or near the 60th percentile of our peer group and equity compensation is targeted at or near the 60th – 65th percentile of our peer group. The Compensation Committee believes that providing compensation within this range relative to our peer group allows us to attract and retain the talent necessary to execute our business plans and achieve our goals.

In addition to focusing on performance, the Compensation Committee places an emphasis on retention. For example, equity-based awards granted to the Named Executive Officers in the past generally have a vesting period of between 2 years and 4 years. In addition, if Proposal 3 is approved, all full value awards (i.e., restricted stock, restricted stock units, phantom shares, deferred stock units and performance-based deferred stock units) granted under our equity plan that vest based upon the passage of time will generally be subject to a minimum 3 year vesting period. The Compensation Committee has also established stock ownership guidelines for our most senior executive officers to ensure that their net worth is meaningfully tied to the value of our Company.

Set forth below is a table highlighting the primary elements of Named Executive Officer compensation, including the purpose and performance relationship of each such element. This table should be reviewed in conjunction with the remainder of this CD&A, including the tables and narrative disclosure contained therein.

	Short Term Compensation		Long-Term Compensation
Component of Compensation	Base Salary	Semi-Annual Cash Bonuses	2010 Performance-Based Deferred Stock Units (“PDSU”) and 2011 Market Stock Units (“MSU”)	Stock Options	Restricted Stock Units (“RSU”)
Purpose of Compensation	To provide the Named Executive Officers with a source of income throughout the year.
To motivate and reward the Named Executive Officers for achieving performance goals (generally revenue and operating income) that are directly linked to the creation of shareholder value. The use of two six-month performance periods during each fiscal year focuses the Named Executive Officers on achieving the desired performance goals.

To retain the Named Executive Officers and motivate them to out-perform a group of peer companies in revenue and operating income over a three-year period. For 2011, the goal is to motivate them to outperform the average Total Shareholder Return (“TSR”) of our peer companies.
				To retain the Named Executive Officers and motivate them to increase shareholder value.	To retain the Named Executive Officers and motivate them to increase shareholder value.
Performance Relationship	Merit-based increases in base salary are provided in recognition of individual performance and contributions to the success of the Company.	Semi-annual cash bonuses are provided under our Executive Incentive Plan only if minimum levels of performance are attained during the relevant six-month performance period.
PDSUs are earned by the Named Executive Officers only in the event that our revenue and operating income over a three year period exceed certain levels relative to our peer group. The number of PDSUs earned (which are settled in common stock) varies depending on the extent to which we out-perform our peer group.
MSUs are earned only in the event (a) Intersil’s Total Shareholder Return is greater than 10%; and (b) Intersil’s Total Shareholder Return is greater than the 50th percentile rank in performance compared to our peer group of companies. In order for executives to receive a 100% MSU payout, Intersil’s Total Shareholder Return must be at the 75th percentile rank in performance compared to our peer group of companies.

Because the strike price of stock options granted to our Named Executive Officers equals the fair market value of our Common Stock on the grant date, value is realized with respect to stock options only if our share price increases after grant.
Because each RSU has a value equal to one share of our Common Stock, the value of an RSU award will increase after grant only if shareholder value is created.

Role of Compensation Committee

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is responsible for developing the Company’s executive compensation philosophy and for establishing, overseeing and directing the Company’s executive compensation programs and policies. These duties include reviewing and approving the salary and other compensation (such as incentive pay) of the Company’s officers and other key executives (including the Named Executive Officers), and administering the Company’s 2008 Equity Compensation Plan (“2008 Equity Plan”). In determining the forms and amount of compensation to be provided to the Company’s executive officers, the Compensation Committee seeks to align executive compensation with the Company’s financial performance in order to enhance shareholder value. The Compensation Committee also considers our overall business plan (which is established on a semi-annual basis by the Board of Directors) in setting the Named Executive Officers’ compensation to ensure that our compensation practices and policies remain consistent with our business goals. The Compensation Committee consists of four non-employee directors: James A. Urry, Gary Gist, Gregory Lang and James V. Diller. The full background of each member of the Compensation Committee can be found under the “Business Experience of Directors” section.

In 2010, the Compensation Committee engaged Compensia, which acts as an independent compensation advisor and only performs duties at the direction of the Compensation Committee and does not perform any duties for the Company’s management team. Compensia was engaged to provide non-biased guidance to the Compensation Committee – often providing guidance and opinion on data, information or recommendations provided by Management to the Compensation Committee. Compensia provided no non-executive services to the Company in 2010. The Company spent less than $120,000 in fees to Compensia in 2010.

In addition, Management engaged Radford to provide market data and analysis that is sometimes used to present information to the Compensation Committee and to determine management recommendations on certain compensation decisions. Radford provides strategic guidance and acts as an advisor to the Company’s management team by leveraging its extensive database and significant industry expertise. Through Radford’s services, Management is able to not only compare the Company’s practices with the high technology industry but can specifically use their data and expertise to compare the Company’s compensation practices with an identified list of peer semiconductor industry companies. The Company spent less than $120,000 on Radford’s services in 2010.

In 2010, the Compensation Committee met eight (8) times with the management team and acted by Unanimous Written Consent seven (7) times. Generally, the management team, consisting of the Senior Vice President of Human Resources, the Corporate Compensation Director and the Chief Executive Officer, reviews data from Radford and prepares recommendations for the Compensation Committee related to cash and equity compensation for the Named Executive Officers, as well as for the overall employee population. The Compensation Committee, the management team and Radford then meet to discuss these recommendations or specific compensation issues. Final decisions on compensation matters are then made by the Compensation Committee with Compensia, the Compensation Committee’s independent advisor, participating in the discussion. In addition to the eight (8) meetings mentioned above, the Compensation Committee held “pre-meetings” in advance of certain regularly scheduled meetings to review compensation information and discuss topics that would be covered at the next regularly scheduled Compensation Committee meeting at which approval of various recommendations was required. The Compensation Committee, at times, met in executive sessions without the management team. Compensia was generally present at the executive sessions. Compensia’s role during these meetings was to provide unbiased guidance on any material or data presented by Radford during the course of the Compensation Committee meeting in the form of advice on decisions, guidance on executive compensation trends or interpretation of complex data. The Compensation Committee also met regularly with Radford and key executives from the Company, such as the Senior Vice President, Human Resources and the Corporate Compensation Director, to review best practices and marketplace trends in order to remain educated on compensation issues, and to review recommendations from Radford and/or Company management regarding compensation and equity for executives and other employees. In addition, each year, the management team works with the Chairman of the Compensation Committee to establish a full compensation agenda for the following year which is approved by the Compensation Committee.

Compensation Philosophy and Objectives

The Compensation Committee’s compensation philosophy consists of developing programs and practices that:

(i)	attract and retain exceptional executives;

(ii)	motivate and reward behavior consistent with our values that will yield desired financial results;

(iii)	maximize shareholder value by emphasizing both the short-term and strategic focus of the business;

(iv)	are highly responsive to Company performance; and

(v)	facilitate congruence between shareholder interests and employee interests through ownership of the common stock.

Consistent with this philosophy, the Compensation Committee believes that it is important for a substantial percentage of our Named Executive Officers’ compensation to be in the form of incentive compensation and long-term equity awards that are tied directly to the performance of the Company and the value of the common stock. The Compensation Committee believes that tying the Named Executive Officers’ compensation to Company performance will better align the interests of the Named Executive Officers with our shareholders.

Compensation Analysis

The Compensation Committee engages in significant market analysis to determine appropriate compensation in the semiconductor and high technology industries. In determining appropriate compensation, Radford and the Compensation Committee use a comparative framework to identify peer companies and utilize data sources to assist in the assessment of job levels and compensation programs and practices. This framework includes considering information primarily from the semiconductor industry, as well as considering a broader base from the overall high technology industry when appropriate. The information that is considered by the Compensation Committee in making these determinations is provided by Radford through its extensive survey network, as well as from public filings of peer companies regarding executive pay. Consideration is given to the following factors when establishing an appropriate group of peer companies within the semiconductor industry to use in comparing compensation, benefits and equity information: company revenue (typically considering companies in the $500 million – $2.0 billion range), company size (typically 500 – 4,000 employees), company products (specifically if there is a significant analog chip component to their business), and if Intersil (at times) competes with the company for labor. The aforementioned criteria was designed to identify companies that are similar in revenue and employee population with Intersil and that would typically compete for talent with Intersil, making them appropriate for measuring compensation practices. In 2010, our peer group included the following companies:

Altera Corporation	Marvell Technology	ON Semiconductor
Analog Devices	Maxim Integrated Products	Power Integrations
Fairchild Semiconductor	Micrel	Semtech
Integrated Device Technology	Microchip Technology	Silicon Laboratories
International Rectifier	Microsemi	Xilinx, Inc.
Linear Technology	National Semiconductor

In October 2010, the Compensation Committee approved modifications to our peer group of companies by adding Atheros Communications, Inc. and removing Altera Corporation, Xilinx, Inc. and Marvell Technology from our peer group. In March, 2011, Atheros Communications was removed from our peer group of companies due to the acquisition of Atheros by Qualcomm.

Compensation Components

Overview

The Compensation Committee believes that there should be three main components to compensation: base pay, incentive pay and equity compensation. The Compensation Committee’s compensation philosophy is to pay base salary at market rates and provide above market total cash earning opportunities when individual and Company performance meets or exceeds specified targets. The Compensation Committee considers this compensation philosophy appropriate because it allows us to compete for talent with a range of peer companies ensuring our ability to attract and retain talent from both larger and smaller peer companies. This philosophy is applied consistently across the Company to executives and non-executives alike. In addition to comparing compensation to our peer group, an individual’s incentive and equity compensation is based upon individual and Company performance for a defined performance period, as explained below.

Base Salary

The annual base salaries of the Company’s Named Executive Officers are set at levels designed to provide the Named Executive Officers with a source of income throughout the year, while recognizing that a substantial portion of each Named Executive Officers’ compensation will be contingent on performance, generally in the form of semi-annual cash incentives and equity-based awards. Mr. Bell’s base salary is determined in accordance with his employment agreement with the Company, while the other Named Executive Officers’ base salaries are determined by the Compensation Committee. Base salaries of the Named Executive Officers (other than Mr. Bell) are recommended by Mr. Bell, reviewed and approved annually by the Compensation Committee and may be adjusted in accordance with the following:

·	Base salary data provided by Radford regarding our defined peer group and larger industry market.

·
Internal review performed by the Senior Vice President of Human Resources and Chief Executive Officer and presented to the Compensation Committee both individually and relative to other Company executives.

·	Individual performance of the executive, expected future contributions, and the scope and nature of responsibilities.

With respect to 2010, each of Messrs. Bell, Kennedy and Loftus and Ms. Hardman received merit increases in base salary. Mr. Bell received a merit increase of 4.3% (from $575,000 to $600,000), Mr. Kennedy received a merit increase of 7.7% (from $300,000 to $323,000), Mr. Loftus received a merit increase of 3.1% (from $350,000 to $361,000) and Ms. Hardman received a merit increase of 2.6% (from $310,000 to $318,000). Ms. Hardman also received an additional increase in base salary on June 1, 2010 of 2.2% (from $318,000 to $325,000) in recognition of her increased role due to the acquisition of Techwell, Inc. The Compensation Committee awarded these merit increases in base salary to reward the Named Executive Officers for their contributions towards the success of the Company.

For 2011, Mr. Bell will receive a 3.3% increase to his base pay (from $600,000 to $620,000), Mr. Kennedy will receive a merit increase of 9.0% (from $323,000 to $352,000), Mr. Oaklander will receive a merit increase of 2.0% (from $355,000 to $362,000), Mr. Loftus will receive a merit increase of 3.0% (from $361,000 to $372,000) and Ms. Hardman will receive a merit increase of 6.2% (from $325,000 to $345,000). These merit increases will be effective July 2, 2011.

Semi-Annual Cash Incentive

The Compensation Committee’s compensation philosophy supports that a substantial portion of the Named Executive Officers’ annual compensation should be tied to the financial results of the Company in order to reward only exceptional individual performance and overall Company success. Cash incentive compensation for Named Executive Officers is delivered through the Company’s Executive Incentive Plan (“EIP”). Cash incentive payout targets under the EIP are established for six-month performance periods during each calendar year based upon financial targets, such as revenue, operating income, return on capital or other financial metrics and, at times, strategic and organizational objectives. The performance objectives and targets are approved by a sub-committee of the Compensation Committee, which consists of Messrs. Urry, Gist, and Lang (the “Sub-Committee”), near the beginning of each performance period, and performance against the objectives is measured at the end of each performance period. Based upon the Company’s financial performance, the actual payouts under the EIP can range from 0% – 200% of target. Typically, the EIP targets are based 60% on revenue and 40% on operating income.

For 2010, each Named Executive Officer’s bonus under the EIP was weighted 60% based on the achievement of revenue targets and 40% based on the achievement of operating income targets. The Sub-Committee determined that rewarding the Named Executive Officers based upon these metrics ensures that executive incentive pay remains in-line with overall Company financial performance and achievement of the Company’s overall business plan, while at the same time maintaining cost containment efforts in-line with our 2010 goals. Threshold, target and maximum revenue goals of $337.3 million, $355.0 million and $390.5 million, respectively, were established for the first half of 2010, and threshold, target and maximum revenue goals of $463.6 million, $488.0 million and $536.8 million, respectively, were established for the second half of 2010. In addition, threshold, target and maximum operating income goals of $41.5 million, $48.8 million and $63.4 million, respectively, were established for the first half of 2010, and threshold, target and maximum operating income goals of $92.7 million, $109.0 million and $141.7 million, respectively, were established for the second half of 2010. In the event that less than target but more than threshold, or less than maximum but more than target, performance is achieved, bonuses are determined by a sliding scale ranging from 33% payout at the thresholds to a 200% payout at the maximum. Performance below the thresholds results in no payout.

Notwithstanding the individual bonus targets set forth above, for the first half of 2010, the Compensation Committee determined that due to economic conditions and the desire to reduce operating expenses, the EIP would pay out only 65% of the normal payout. First half 2010 actual revenue exceeded our first half operating plan by 10% and first half 2010 actual operating income exceeded our first half operating plan by 47%. Participants in the EIP, including the Named Executive Officers, received a payout for the first half of 2010 equal to approximately 130% of their target bonus. Had the reduction in bonuses described above not been implemented, bonus payouts for the first half of 2010 would have been approximately 200% of target. For the second half of 2010, bonuses under the EIP (as well as for the entire Company) were based upon aggressive revenue and operating income goals. Because the Company did not achieve the minimum required levels of revenue or operating income with respect to the second half of 2010, none of the Named Executive Officers received a bonus under the EIP with respect to performance during such period.

Set forth in the table below is the amount of bonuses awarded to the Named Executive Officers under the EIP with respect to 2010 performance. These bonuses are listed in the Summary Compensation Table (see the column titled “Non-Equity Incentive Plan Compensation”) and the Grants of Plan-Based Awards Table.

Named Executive Officer	First Half 2010 Target Bonus	First Half 2010 Performance Bonus	Second Half 2010 Target Bonus	Second Half 2010 Performance Bonus	Total 2010 Performance Bonus
David B. Bell	$330,000	$427,863	$330,000	$—	$427,863
Jonathan A. Kennedy	100,000	129,656	100,000	—	129,656
Susan J. Hardman	105,417	136,886	120,000	—	136,886
Peter R. Oaklander	132,500	171,793	132,500	—	171,793
David M. Loftus	113,500	147,159	113,500	—	147,159

Each of the Named Executive Officers is eligible to participate in the EIP with respect to 2011. The Compensation Committee has determined that the performance target for 2011 will be adjusted operating income (“AOI”) and the pool available for payout will be determined by a percentage of AOI. A threshold of 50% of target AOI has been established in order to activate the plan and payout any bonuses. Because this plan is based on a percentage of AOI, the maximum payout for any individual in the plan is based on a payout factor determined by dividing the payout pool (a percentage of AOI) by the target pool for all participants. Participants in this plan include the Named Executive Officers as well as all employees not covered by our Sales or Designer Incentive Plans. At target, the plan pool pays out 7.5% of AOI. At maximum, the plan pool pays out 11.5% of AOI. For the first half of 2011, the target bonus amounts for Messrs. Bell, Kennedy, Oaklander and Loftus and Ms. Hardman have been established at $330,000, $100,000, $132,500, $113,500 and $120,000, respectively. Effective July 2, 2011, the second half bonus targets will increase for Messrs. Bell, Kennedy, Oaklander and Loftus and Ms. Hardman to $356,500, $125,000, $144,000, 136,000 and $137,500, respectively. Please note that each Named Executive Officer’s target bonus opportunity may change throughout 2011 based on several factors, including increases in base salary.

Discretionary Bonus.

As noted above, no bonuses were paid under the EIP with respect to performance during the second half of 2010 because the relevant performance thresholds were not satisfied. However, after comparing our actual fiscal year 2010 financial results with our full year annual operating plan, the Compensation Committee determined that achievements in both revenue and operating income for fiscal year 2010 were significant. Fiscal year 2010 actual revenue exceeded our full year annual operating plan by 11% and fiscal year 2010 actual operating income exceeded our full year annual operating plan by 30%. In addition, the bonus that each Named Executive Officer received based on the Company’s performance during the first half of 2010 was reduced by approximately 35% in connection with an across-the-board temporary reduction implemented by the Compensation Committee. After considering these factors, the Compensation Committee approved a discretionary bonus payout for the second half of 2010 equal to approximately 81% of the employees’ target payout to be distributed to all eligible employees, including the Named Executive Officers. As a result, Messrs. Bell, Kennedy, Oaklander and Loftus and Ms. Hardman received discretionary bonuses of $267,387, $81,026, $107,360, $91,965 and $97,232, respectively.

In addition to the discretionary bonuses described above, in 2010, Mr. Kennedy and Ms. Hardman both received a discretionary bonus in the amount of $15,000 in recognition of their individual contributions to the Company, and specifically associated with their contributions to the acquisition of Techwell, Inc. Mr. Kennedy also received a relocation bonus in the amount of $10,000 in connection with his relocation to the Company’s headquarters.

These bonuses are listed in the Summary Compensation Table (see the column titled “Bonus”).

Total Cash Compensation

The Compensation Committee’s philosophy is to pay executive cash compensation at or near the 50th percentile of market for base salary and at or near the 60th percentile of market for total cash compensation. In 2010, our Named Executive Officers were paid, in aggregate, slightly above the 50th percentile for base pay and slightly below the 60th percentile for total cash compensation. We expect to continue with this general philosophy for base salary and total compensation in 2011. The Compensation Committee believes that providing base salary and total cash compensation within this range relative to our peer group will allow the Company to attract and retain the talent necessary to execute our business plans and achieve our goals.

Equity Compensation

The Compensation Committee’s equity compensation philosophy takes into account factors such as employee participation rate, performance and retention. Equity compensation is distributed to a majority of the Company’s exempt employees and to a limited number of non-exempt employees. Grants of equity-based awards are intended to reward performance, and as a result, emphasis is placed on distributing the appropriate amount of grants to individuals who can have a direct impact on the Company’s performance. During the annual review of executive compensation, the Compensation Committee reviews the mix of time-based and performance-based equity and, in 2010, used a mix of equity awards for both executives and non-executives.

The Compensation Committee believes that long-term performance is supported through an equity ownership culture that utilizes stock option grants and performance-based and time-based full value awards to encourage sustained performance by the Company’s executive officers. Our equity compensation program for the Named Executive Officers is a combination of Deferred Stock Units (“DSUs”), Performance-Based Deferred Stock Units (“PDSUs”), Restricted Stock Units (“RSUs”) and employee stock options, all of which are granted under the 2008 Equity Plan. From time to time, the Compensation Committee considers alternative measures that best align pay for performance and strategic objectives.

The Sub-Committee authorizes the issuance of equity grants and awards under the 2008 Equity Plan. Similar to base salary considerations, the Sub-Committee considers market and compensation data, as well as each Named Executive Officer’s overall equity compensation position, existing long-term incentives, retention and performance when determining the number of equity awards to grant to the Named Executive Officers. Generally, the Company aims to deliver equity compensation to executives at the 60th to 65th percentile versus the peer group and overall industry market described above. The Compensation Committee believes that granting equity-based awards within this range relative to our peer group will allow the Company to attract and retain the talent necessary to execute our business plans and achieve our goals. The Named Executive Officer’s annual equity grants for 2010, in aggregate, were generally granted at the 50th percentile of market, but when combined with the retention grants issued in January 2010, total grants for the Named Executive Officers, in aggregate, was closer to the 60th – 65th percentile of market. An executive’s equity compensation may fluctuate based on individual and Company performance while still taking into consideration competitive market data.

Timing of awards—The Named Executive Officer’s annual grants, whether stock options or stock awards, are typically awarded at the same time that annual grants are distributed to non-executive employees unless the award is connected to another significant event such as new hire, recognition, promotion or contractual agreement. Annual grants for all employees are awarded during our annual performance management and salary review cycle which typically occurs in the March/April timeframe.

Executive Ownership Requirements—In 2003, consistent with the Compensation Committee’s philosophy to enhance the alignment of interests between shareholders and the Named Executive Officers, the Compensation Committee established minimum ownership requirements for certain senior executives. In the table below are the ownership requirements, expressed as a multiple of base salary that must be attained by certain Named Executive Officers within a 5-year period from their date of hire or date of promotion into the position requiring ownership. Executive ownership is calculated using the fair value of DSUs, PDSUs and RSUs granted (vested and unvested) and the cost basis of shares purchased through option exercise or shares purchased through our employee stock purchase plan or in the open market. Consideration is given to the current value (number of shares owned multiplied by the current price at ownership implementation) for shares owned. In 2007, ownership requirements were reviewed and revised as shown below (these requirements remained the same for 2010):

Position	Multiple of Base Salary	Time to Attain
Chief Executive Officer	4X	5 years
Chief Financial Officer	2X	5 years

A recent review of the Named Executive Officers listed above and their ownership attainment revealed that each is on track to meet the goal within the timeframe indicated. In order to further ensure that the financial interests of the Named Executive Officers are aligned with the interests of the Company’s shareholders, the Company has a policy that prohibits Named Executive Officers and other employees from taking a short position in the Company’s stock, and which also prohibits them from trading the Company’s stock during certain periods of time associated with earnings or other significant announcements.

Stock Options—Stock options granted by the Sub-Committee have an exercise price equal to the fair market value of our common stock on the date of grant, typically vest 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter based upon continued employment over a four year period, and generally expire seven years after the date of grant. The Compensation Committee approves the pool of stock options to be distributed to all employees, including the Named Executive Officers, during the course of the fiscal year in the form of annual, recognition, promotion, and new hire grants. Annually, the Compensation Committee reviews and approves specific guidelines under which stock option grants can be made. The Compensation Committee also receives a quarterly summary of stock options and other awards granted during each quarter. The Company generally issues annual grants of stock options on the first trading day of the second quarter of each year.

On April 1, 2010, Messrs. Bell, Kennedy, Oaklander and Loftus and Ms. Hardman were granted stock options to purchase 240,000, 60,000, 63,000, 60,000 and 60,000 shares, respectively. These stock options have a per share exercise price of $14.80 and vest over four years at the rate of 25% on the first anniversary of the date of grant and 6.25% per quarter thereafter. In addition, these stock options have a term of seven years from the date of grant.

Performance-Based Deferred Stock Units (PDSUs)—To reinforce our high-performance, results-oriented culture, in 2006, the Company began issuing PDSUs. PDSUs are paid out based upon the Company’s performance in revenue growth and operating income growth compared to a peer group of companies, and the actual number of PDSUs issued depends on such performance. PDSUs are structured in this manner so that our performance would be measured relative to peers. It was considered that industry wide economic fluctuations would be normalized by using a “relative-to-peer” measurement for both operating income and revenue growth. In order to determine the actual payout, a calculation is done taking into consideration base revenue and operating income at the beginning of the performance period and this information is compared to the Cumulative Average Growth Rate (CAGR) during a subsequent three year period. These calculations determine growth percentages for each peer company for revenue and operating income compared to the Company’s growth percentages for revenue and operating income during a three year performance period. Payout is based on how the Company’s revenue and operating income growth rank compared to its peer group, as determined in accordance with a performance matrix. The actual number of shares ultimately issued in respect of PDSUs may range from 0% – 150% of the original grant based upon the Company’s performance.

Operating Income	Revenue
	Bottom Quartile	Third Quartile	Second Quartile	Top Quartile
Top Quartile	25%	75%	125%	150%
Second Quartile	0%	75%	100%	125%
Third Quartile	0%	50%	75%	75%
Bottom Quartile	0%	0%	0%	25%

Recipients may elect to defer receipt of the common stock represented by the PDSU award for a deferral period, subject to the terms and conditions of the award. Dividend equivalents will accrue during the vesting and/or deferral period and be paid out following the vesting date or the expiration of the deferral period.

PDSUs were granted to our Named Executive Officers in each of 2007, 2008, 2009 and 2010. With respect to the 2007 PDSU grant, because the Company performed in the second quartile for revenue and the third quartile for operating income, the 2007 PDSU resulted in a payout of 75% of target. As a result, Mr. Bell, Mr. Oaklander and Ms. Hardman received 56,250 shares, 4,500 shares, and 4,500 shares, respectively in connection with the payout of their 2007 PDSUs. These payouts were made on April 2, 2010. Based on company results compared to our peers, the 2008 PDSUs granted to Mr. Bell, Mr. Oaklander and Ms. Hardman on April 1, 2008 will payout at 0%.

In 2010, Messrs. Bell, Kennedy, Oaklander and Loftus and Ms. Hardman received PDSU grants with a target payout upon vesting of 53,333 shares, 14,000 shares, 15,000 shares, 14,000 shares and 14,000 shares, respectively. These PDSUs have a slightly different measurement period than the PDSUs granted in prior years. Specifically, while the metrics of revenue and operating income relative to peers remain the same and the payout matrix as shown above remains the same, performance is measured on a year-to-year basis over the three-year cliff vesting schedule thereby “locking in” the performance of one-third of the grant each year. The group of companies against which the Company’s revenue growth and operating income growth will be compared is listed above in the section titled “Compensation Analysis”.

Restricted Stock Units—RSUs typically vest annually at 25% per year beginning on the first anniversary of the date of grant and become fully vested in 4 years. The use of RSUs has been incorporated into our overall equity compensation philosophy and practices for stock eligible employees across the Company.

In January 2010, a special grant of time-based RSU awards were issued to each of the Named Executive Officers along with other members of the executive leadership team. The awards were issued as part of the Company’s efforts to retain key executives and improve the long-term incentive market position of these executives. Specifically, Mr. Bell received 81,000 RSUs, Mr. Kennedy received 20,000 RSUs, Mr. Oaklander received 25,000 RSUs, Mr. Loftus received 20,000 RSUs, and Ms. Hardman received 20,000 RSUs. The RSUs vest over a two-year period with 50% of the shares vesting on the first anniversary of the date of the award and 50% of the shares vesting on the second anniversary of the date of the award, subject to the Named Executive Officer’s continued employment on the applicable vesting date.

2011 Equity Program for Executives—In March of 2011, the Sub-Committee approved the redesign of the performance-based elements of the Company’s equity compensation program for executives, which includes the Named Executive Officers along with other members of the executive leadership team. As a result of this redesign, market stock units (MSUs) will replace performance-based deferred stock units (PDSUs). In addition, the distribution of MSUs, as part of the redesigned program, will be based upon Intersil’s Total Shareholder Return compared to the Total Shareholder Return of our group of peer companies. The Company believes this change in the performance-based equity program more closely aligns the interests of our shareholders and Intersil’s management team given that management will be rewarded for performance that results in an increase in Intersil’s stock price. In addition, the amount of MSUs awarded will be based upon Intersil’s stock price appreciation compared to the stock price appreciation of our peers.

The performance-based equity program will only payout if (a) Intersil’s Total Shareholder Return is greater than 10%; and (b) Intersil’s Total Shareholder Return is greater than the 50th percentile rank in performance compared to our peer group of companies. In order for executives to receive a 100% MSU payout, Intersil’s Total Shareholder Return must be at the 75th percentile rank in performance compared to our peer group of companies.

For 2011, the measurement period of the program will be two-years. The MSU grants to executives will be issued on April 1, 2011 and based upon performance the grants will vest 50% on the 2nd anniversary of the date of grant and the remaining 50% will vest on the 3rd anniversary of the date of grant.

The actual target number of MSUs granted will be determined based upon a grant date target value established on April 1, 2011. The value of the grant will equal 2x of each executive’s annual incentive plan target. The 2x annual incentive target value will result in a total long-term incentive payout for each executive at approximately the 75th percentile of the long-term incentive market value.

Indicated in the matrix below are the Total Shareholder Return (TSR) parameters that will determine the percentage of the MSU target grant that will be paid out.

Percentile Rank	Payout
90.0th	150%
75.0th	100%
62.5th	50%
50.0th	0%
Minimum Intersil TSR 10%

Results will be linearly interpolated within the payout grid.
The maximum payout is 150% of target.

In conjunction with the redesign of the performance-based elements of the Company’s equity compensation program, the Company also modified the distribution of annual equity grants to executives to include a combination of stock options and DSUs. Each of the Named Executive Officers will receive a total annual grant with a mix of 50% stock options and 50% DSUs with the entirety of the grants being targeted at approximately the 50th percentile of the market compared to annual grants previously targeted at approximately the 60th percentile of the market.

The 2011 annual grants will be issued as follows: Mr. Bell will receive an annual grant of 191,250 stock options and 63,250 DSUs; Mr. Kennedy will receive 62,500 stock options and 21,000 DSUs; Mr. Oaklander will receive 57,500 stock options and 19,000 DSUs; Mr. Loftus will receive 57,500 stock options and 19,000 DSUs; and Ms. Hardman will receive 67,500 stock options and 22,500 DSUs. These grants will be issued on April 1, 2011.

Equity Run Rate—The Compensation Committee periodically reviews both the gross and the net run rate for equity, compared to both our peer group and the broader industry practices when reviewing recommendations for the annual stock pool to be distributed to employees. Run rate is defined by total shares granted divided by total shares outstanding.

Amended and Restated 2008 Equity Compensation Plan—As described above in Proposal 3, the Company is asking its shareholders to approve an amendment and restatement of the 2008 Equity Plan (the “Amended and Restated Plan”). If approved, equity-based awards will be granted to the Named Executive Officers and other eligible employees following our 2011 Annual Meeting under the terms of the Amended and Restated Plan. Please see Proposal 3 for a summary of the terms of the Amended and Restated Plan, as well as a table highlighting the key differences between the 2008 Equity Plan and the Amended and Restated Plan.

Other Compensation

401(k)—In 2010, the Named Executive Officers were able to participate in the Intersil Corporation Retirement Plan (the “401(k) Plan”). All Intersil employees may begin participation in the 401(k) Plan on their first day of employment with the Company; however, Company matching contributions do not begin until an individual has reached his or her one-year anniversary with the Company. For employees who reach their one-year anniversary, the Company matches 100% of contributions on the first 6% of compensation deferred under the 401(k) Plan. Company matching contributions are subject to a five-year vesting schedule based upon an individual’s tenure with the Company. The 401(k) Plan also has an after-tax provision for all employees that allows additional after-tax dollars to be contributed to the 401(k) Plan.

Non-Qualified Deferred Compensation Plan—The Company has made available certain Non-Qualified Deferred Compensation Plans (“DCP”) which allow executives and directors in the Company who earn compensation greater than $150,000 per year to defer up to 100% of their base salary and up to 100% of their cash incentive bonus on a pre-tax basis. Effective January 1, 2008, the Company adopted the Intersil Corporation Deferred Compensation Plan (the “New Deferral Plan”), which provides benefits that are substantially similar to the Company’s non-qualified deferred compensation plans previously in force. Upon enrollment, participants select from a number of investment choices selected by the Company’s Retirement Committee, and the investment performance of the selected funds, net of fees, is thereafter credited to the participant’s account. Under the New Deferral Plan, the Company has the option to make discretionary contributions to the accounts of the participants which shall vest on such schedule as the Compensation Committee may determine at the time such contributions are made. In 2010, none of the Named Executive Officers made contributions to the New Deferral Plan and the Company did not make any discretionary contributions to the New Deferral Plan.

Benefits under the DCP (other than the New Deferral Plan) will be paid no earlier than the month following the participant’s termination or retirement from the Company subject to any requirement of Section 409A of the Code. However, the Retirement Committee of the Company can, in its sole discretion, pay the benefit earlier in the event of an unforeseen financial hardship. Benefits can be received in a lump sum or annual installments as elected by the participant. In the event of death, the benefits will be paid as soon as practical to the participant’s beneficiary.

Under the New Deferral Plan, participants can elect to receive in-service distributions no earlier than two years from the beginning of the plan year in which deferrals are made. Subject to Section 409A of the Code, participants can also elect to receive lump sum or annual installments in the event of termination, death, or change in control.

Perquisites—The Company wants to ensure that its executives have the best information available to them to maintain their health. To that end, the Named Executive Officers are eligible to receive an annual reimbursement up to a maximum of $2,500 for executive physical examinations. The Named Executive Officers are also eligible for reimbursement for personal tax preparation up to a maximum reimbursement of $3,000. Consistent with the Company’s compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our Named Executive Officers; however, the Compensation Committee in its discretion may revise, amend or add to a Named Executive Officer’s executive benefits and perquisites if it deems it advisable. The Company believes these benefits and perquisites are competitive with peer companies.

Employment and Change in Control Agreements

David B. Bell—Mr. Bell and the Company were previously parties to an employment agreement dated March 15, 2008. However, on May 4, 2010, the Company and Mr. Bell entered into a new employment agreement that supersedes Mr. Bell’s 2008 employment agreement. Mr. Bell’s 2010 employment agreement is very similar to his 2008 employment agreement, and was entered into primarily to (i) extend the term of Mr. Bell’s employment with the Company, (ii) reflect Mr. Bell’s current base salary and bonus opportunity and (iii) conform to certain laws and guidance that became effective after the 2008 employment agreement.

Mr. Bell’s 2010 employment agreement has a term of three years and renews for successive one-year periods at the end of the term and each anniversary thereof unless a notice of non-renewal is provided at least six months prior to expiration of the then current term. Pursuant to the terms of his 2010 employment agreement, Mr. Bell is entitled to receive an annual base salary at the rate of $600,000 (subject to review by the Compensation Committee) and is eligible to earn an annual bonus with a target amount of $660,000, as determined by the Compensation Committee.

In addition, during employment and for a period of two years thereafter, Mr. Bell is prohibited from competing against the Company or soliciting its employees. Mr. Bell is also required to repay to the Company any improperly received incentive compensation in the event that he commits a fraud that directly contributes to, or causes, a restatement of Intersil’s financial statements. In addition to these benefits, Mr. Bell is entitled to receive certain severance benefits in the event that his employment is terminated, as described in the section titled “Severance and Change-in-Control Benefits.”

In addition to entering into a new employment agreement on May 4, 2010, Mr. Bell and the Company also entered into an amended and restated executive change in control severance benefits agreement on such date. The material terms of this agreement are described in the section titled “Severance and Change-in-Control Benefits.”

All Other Named Executive Officers—The Company is party to an executive change in control severance benefits agreement with each of Messrs. Kennedy, Oaklander and Loftus and Ms. Hardman. The material terms of these agreements are described in the section titled “Severance and Change-in-Control Benefits.”

Accounting and Tax Treatment

Deductibility of Executive Compensation—As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless the compensation is performance-based. The Company believes that compensation paid under the EIP and 2008 Equity Plan is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements (such as discretionary bonuses and time-vested RSUs and DSUs) in order to ensure competitive levels of total compensation for its executive officers.

Accounting for Stock-Based Compensation—Beginning on January 1, 2006, the Company began to amortize the fair value of all stock options, DSUs, PDSUs and RSUs over their vesting life in accordance with what is now referred to as Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), and estimates prospective forfeitures as required under that pronouncement. Generally, the Company does not make compensation decisions based on the tax or accounting treatment of any particular form of compensation.

Risk Considerations in our Compensation Program. The Compensation Committee has reviewed compensation-related risks and does not believe that the Company’s compensation programs encourage excessive or inappropriate risk-taking, or are otherwise reasonably likely to have a material adverse effect on the Company for the following reasons:

·
The Company structures its compensation program to consist of both fixed and variable components. The fixed (or base salary) component of its compensation program is designed to provide income independent of the Company’s stock price or financial performance so that employees of the Company will not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) components of compensation are designed to reward both short and long-term Company performance, which we believe discourages employees from taking actions that focus only on the short-term success of the Company. For short-term performance, cash incentive awards are generally awarded based on semi-annual revenue and operating income performance. For long-term performance, the Company grants various types of equity-based awards that are designed to promote the sustained success of the Company. Stock option awards generally vest over four years and are only valuable if our stock price increases over time. PDSU awards generally cliff vest in three years based on the Company’s performance relative to an identified group of peer companies. Restricted Stock Units generally vest over a period of two to four years. The Company feels that these variable elements of compensation are a sufficient percentage of overall compensation to motivate our executives and other employees to pursue superior short and long-term corporate results, while the fixed element is also sufficiently high to discourage the taking of unnecessary or excessive risks in pursuing such results.

·
Because revenue and operating income performance are generally the measures for determining incentive award payments, the Compensation Committee believes that its executives and other employees are encouraged to take a balanced approach that focuses on generating revenue and operating income while taking into account operating expenses. If we are not profitable at a reasonable level, there are no payouts under the incentive award program, although the Compensation Committee retains the ability to make discretionary bonus awards.

·
The Company’s revenue and operating income performance targets are applicable to executives and employees alike, regardless of their role in the company. The Compensation Committee believes that this encourages consistent behavior and focus across the Company, rather than establishing different performance metrics depending on an employee’s position in the Company.

The Company caps the cash incentive award under our cash incentive plan at 200% of target, which the Compensation Committee believes also discourages excessive risk taking. Even if the Company dramatically exceeds its revenue and operating income performance targets, payouts under our cash incentive plans are limited.

The Company has strict internal controls over the measurement and calculation of revenue and operating income, designed to keep them from being manipulated by any employee, including our executives. In addition, all employees of the Company are required to be familiar with our Code of Corporate Conduct, which covers among other things, accuracy in keeping the Company’s books and records. The Company’s Chief Executive Officer is also required to repay any improperly earned incentive compensation in the event that he commits fraud that results in the restatement of the Company’s financial statements.

·
As part of the Company’s Insider Trading and Tipping Policy, the Company prohibits all hedging transactions involving Intersil stock so executives and other employees of the Company cannot insulate themselves from the effects of poor Intersil stock price performance.

·
Our most senior executive officers are subject to minimum stock ownership requirements that are designed to ensure that a meaningful portion of their net worth consists of the Company’s stock. The Compensation Committee believes that this reduces their incentive to engage in excessively risky behavior.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF INTERSIL CORPORATION
FOR FISCAL YEAR 2010

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis and, based on this review and discussion, the Compensation Committee recommends to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and this Proxy Statement.

COMPENSATION COMMITTEE

James A. Urry, Committee Chairman
Gregory Lang
James V. Diller
Gary E. Gist

SUMMARY COMPENSATION

The following table sets forth information regarding compensation for the 2008, 2009 and 2010 fiscal years for our Named Executive Officers.

Summary Compensation Table
Name and Principal Position	Calendar Year	Salary $ [1]	Bonus $ [2]	Stock Awards $ [3]		Option Awards $ [3]	Non-Equity Incentive Plan Compensation $ [4]	All Other Compensation $ [5]	Total $
David B. Bell	2010	594,231	267,387	2,013,238	[6]	1,045,889	427,863	98,028	4,446,636
President and Chief	2009	575,000	—	1,442,400	[7]	942,298	181,531	21,448	3,162,677
Executive Officer	2008	546,154	—	1,056,800	[8]	1,229,140	319,959	11,841	3,163,894

Jonathan A. Kennedy	2010	317,692	106,026	509,400	[6]	261,472	129,656	23,302	1,347,548
Senior Vice President	2009	265,673	50,000	336,963	[7]	342,173	56,827	17,370	1,069,006
and Chief Financial Officer	2008	176,510	33,596	125,830	[8]	27,314	25,459	38,819	427,528

Susan J. Hardman	2010	320,031	112,232	509,400	[6]	261,472	136,886	25,143	1,365,164
Senior Vice President,	2009	293,308	—	360,600	[7]	235,574	58,406	36,778	984,666
Analog and Mixed-Signal	2008	297,481	—	306,408	[8]	323,767	98,492	17,139	1,043,287
Products Group

Peter R. Oaklander	2010	355,000	107,360	599,750	[6]	274,546	171,793	25,340	1,533,789
Senior Vice President, Power	2009	355,000	—	384,640	[7]	251,279	77,348	53,949	1,122,216
Management Products Group	2008	329,615	15,000	368,500	[8]	392,099	127,427	25,907	1,258,548

David M. Loftus	2010	358,462	91,965	509,400	[6]	261,472	147,159	22,533	1,390,991
Senior Vice President,	2009	350,000	—	240,400	[7]	157,050	66,360	21,312	835,122
Worldwide Sales and	2008	98,269	—	408,500	[8]	405,000	—	2,884	914,653
Corporate Marketing

[1]	These amounts represent the total amount of base salary earned for the applicable year.

[2]
These amounts represent discretionary and relocation bonuses paid to the Named Executive Officers with respect to 2010. Messrs. Bell, Kennedy, Oaklander and Loftus and Ms. Hardman received discretionary bonuses in recognition of the Company’s achievement of its Annual Operating Plan in the amount of $267,387, $81,026, $107,360, $91,965 and $97,232, respectively. In addition, Mr. Kennedy and Ms. Hardman each received a $15,000 discretionary bonus in recognition of their extensive work on our acquisition of Techwell, Inc., and Mr. Kennedy received a $10,000 bonus pursuant to his relocation agreement.

[3]
These amounts represent the grant date fair value of equity-based awards granted by the Company during each indicated year, determined in accordance with FASB ASC Topic 718. All awards are amortized over the vesting life of the award. For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please refer to our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 1, 2011. Such discussion is found in said Form 10K in Footnote 15 of the Consolidated Financial Statements.

[4]
These amounts represent the 2008, 2009 and 2010 plan year payouts as part of the Executive Incentive Plan (EIP) documented in the CD&A. There was a payout of approximately 130% for the first half of 2010 and a 0% payout for the second half of 2010.

[5]
These amounts represent additional compensation related to benefits and perquisites received by the Named Executive Officers including 401(k) matching contributions, life insurance, executive tax preparation, executive physicals and dividends. In 2010, the Named Executive Officers received other compensation as follows: Mr. Bell received $14,700 in 401(k) match and $1,952 in company paid life insurance premium. He also received $3,751 for a Patent Award and $77,625 for dividends paid. Mr. Kennedy received $14,700 in 401(k) match, $1,432 in company paid life insurance premiums and $7,170 for dividends paid. Ms. Hardman received $14,700 in 401(k) match, $1,425 in company paid life insurance premiums and $9,018 for dividends paid. Mr. Oaklander received $14,700 in401(k) match, $1,696 in company paid life insurance premiums, $8,130 for dividends paid and $813 for tax preparation. Mr. Loftus received $12,344 in 401(k) match, $1,609 in company paid life insurance premiums and $8,580 for auto allowance.

[6]
If the 2010 PDSUs paid out at their maximum amount of 150% of target, the grant date value of Mr. Bell’s 2010 PDSU would increase from $789,328 to $1,183,993, the grant date value of Mr. Kennedy’s 2010 PDSU would increase from $207,200 to $310,800, the grant date value of Ms. Hardman’s 2010 PDSU would increase from $207,200 to $310,800 the grant date value of Mr. Oaklander’s 2010 PDSU would increase from $222,000 to $333,000, and the grant date value of Mr. Loftus’ 2010 PDSU would increase from $207,200 to $310,800.

[7]
If the 2009 PDSUs paid out at their maximum amount of 150% of target, the grant date value of Mr. Bell’s 2009 PDSU would increase from $1,442,400 to $2,163,600, the grant date value of Mr. Kennedy’s 2009 PDSU would increase from $336,963 to $505,444, the grant date value of Ms. Hardman’s 2009 PDSU would increase from $360,600 to $540,900, the grant date value of Mr. Oaklander’s 2009 PDSU would increase from $384,640 to $576,960, and the grant date value of Mr. Loftus’ 2009 PDSU would increase from $240,400 to $360,600.

[8]
If the 2008 PDSUs paid out at their maximum amount of 150% of target, the grant date value of Mr. Bell’s 2008 PDSU would increase from $1,056,800 to $1,585,200, the grant date value of Ms. Hardman’s 2008 PDSU would increase from $237,780 to $356,670, the grant date value of Mr. Oaklander’s 2008 PDSU would increase from $237,780 to $356,670, and the grant date value of Mr. Loftus’ 2008 PDSU would increase from $408,500 to $612,750. It has been determined due to performance that the 2008 PDSUs will payout at 0%.

Grants of Plan Based Awards

The following table sets forth information regarding plan-based grants awarded to our Named Executive Officers in fiscal year 2010.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) [2]			Estimated Future Payouts Under Equity Incentive Plan Awards (#) [3]			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date [1]	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#) [4]	Options (#)	($ per share)	Awards ($) [6]
David B.			—	660,000	1,320,000	—	—	—	—	—	—	—
Bell	4/1/10	2/9/10	—	—	—	—	53,333	80,000	—	—	—	789,328
	4/1/10	2/9/10	—	—	—	—	—	—	—	240,000	14.80	1,045,889
	1/4/10	12/21/09	—	—	—	—	—	—	81,000	—	—	1,223,910

Jonathan A.			—	200,000	400,000	—	—	—	—	—	—	—
Kennedy	4/1/10	2/9/10	—	—	—	—	14,000	21,000	—	—	—	207,200
	4/1/10	2/9/10	—	—	—	—	—	—	—	60,000	14.80	261,472
	1/4/10	12/21/09	—	—	—	—	—	—	20,000	—	—	302,200

Susan J.			—	240,000	480,000	—	—	—	—	—	—	—
Hardman	4/1/10	2/9/10	—	—	—	—	14,000	21,000	—	—	—	207,200
	4/1/10	2/9/10	—	—	—	—	—	—	—	60,000	14.80	261,472
	1/4/10	12/21/09	—	—	—	—	—	—	20,000	—	—	302,200

Peter R.			—	265,000	530,000	—	—	—	—	—	—	—
Oaklander	4/1/10	2/9/10	—	—	—	—	15,000	22,500	—	—	—	222,000
	4/1/10	2/9/10	—	—	—	—	—	—	—	63,000	14.80	274,546
	1/4/10	12/21/09	—	—	—	—	—	—	25,000	—	—	377,750

David M.			—	227,000	454,000	—	—	—	—	—	—	—
Loftus	4/1/10	2/9/10	—	—	—	—	14,000	21,000	—	—	—	207,200
	4/1/10	2/9/10	—	—	—	—	—	—	—	60,000	14.80	261,472
	1/4/10	12/21/09	—	—	—	—	—	—	20,000	—	—	302,200

[1]	Options are granted on the first trading day of the month following approval of the grant or are made with our annual grant process as described in the CD&A.

[2]
These amounts represent each Named Executive Officer’s target and maximum cash payout under our Executive Incentive Plan. Ms. Hardman’s target and maximum bonus were increased from $205,000 and $410,000, respectively, effective June 1, 2010 in connection with an additional 2010 increase related to an increased scope. The actual bonuses paid to the Named Executive Officers under the Executive Incentive Plan with respect to 2010 are reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

[3]
PDSUs were awarded to Messrs. Bell (53,333), Kennedy (14,000), Oaklander (15,000), Loftus (14,000) and Ms. Hardman (14,000) on April 1, 2010. The awards vest upon the third anniversary of the grants, subject to the recipient satisfying the employment requirements set forth in the terms and conditions of the award. A recipient may elect to defer receipt of the common stock represented by a PDSU award for at least a five-year deferral period, subject to the terms and conditions of the award. Dividend equivalents will accrue during the vesting period and, if applicable, the deferral period and will be paid out following the vesting date or the expiration of the deferral period. Additionally, these awards are subject to three year performance schedules based on certain identified financial metrics of the Company. The maximum number of shares that can be received upon vesting is 150% of the original award. The minimum or threshold is 0%.

[4]
This amount represents restricted stock units granted under the 2008 Equity Plan. Each of these awards has a two year annual vesting schedule. Dividend equivalents will accrue during the vesting period and will be paid out following the vesting date.

[5]
Fiscal year 2010 annual grant stock options were granted under the 2008 Equity Plan. Each stock option grant expires seven years from the date of each grant. Each annual grant disclosed above vests 25% on April 1, 2011 and 6.25% quarterly thereafter until fully vested.

[6]
For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please refer to our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 1, 2011. Such discussion is found in said Form 10-K in Footnote 15 to the Consolidated Financial Statements.

Outstanding Equity Awards Value at Fiscal Year-End

The following table includes certain information with respect to the value of all unexercised options and other stock-based awards previously awarded to the Named Executive Officers, as of our fiscal year end, December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
	Option Awards					Stock Awards
									Equity Incentive Plan Awards
Name	Option Grant Date [5]	Number of Securities Underlying Unexercized Options (#) Exercisable	Number of Securities Underlying Unexercized Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date [6]	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
David B.	4/1/10	—	240,000	14.80	04/01/17	1/4/10	81,000	$1,236,870	120,000	1,832,400	[1]
Bell	4/1/09	90,000	150,000	12.02	04/01/16	—	—	—	53,333	814,395	[3]
	4/1/08	112,500	67,500	26.42	04/01/15	—	—	—	—	—
	4/2/07	306,250	43,750	26.77	04/02/14	—	—	—	—	—

Jonathan A.	4/1/10	—	60,000	14.80	04/01/17	1/4/10	20,000	305,400	15,000	229,050	[1]
Kennedy	5/1/09	22,500	37,500	11.75	05/01/16	7/1/08	1,500	22,905	13,333	203,595	[2]
	4/1/09	11,250	18,750	12.02	04/01/16	4/1/08	1,000	15,270	14,000	213,780	[3]
	4/1/08	2,500	1,500	26.42	04/01/15	4/2/07	300	4,581	—	—
	4/2/07	2,100	300	26.77	04/02/14	—	—	—	—	—
	4/3/06	10,000	—	29.30	04/03/13	—	—	—	—	—
	1/3/06	2,500	—	25.35	01/03/13	—	—	—	—	—
	10/3/05	1,094	—	22.06	10/03/12	—	—	—	—	—
	7/1/05	1,094	—	19.00	07/01/12	—	—	—	—	—
	4/1/05	782	—	17.08	04/01/12	—	—	—	—	—
	4/1/05	3,125	—	17.08	04/01/12	—	—	—	—	—
	12/23/04	1,250	—	15.91	12/23/11	—	—	—	—	—
	7/1/04	1,250	—	19.30	07/01/11	—	—	—	—	—

Susan J.	4/1/10	—	60,000	14.80	04/01/17	1/4/10	20,000	305,400	—	—
Hardman	4/1/09	22,500	37,500	12.02	04/01/16	10/1/08	2,100	32,067	30,000	458,100	[1]
	10/1/08	6,250	6,250	16.34	10/01/15	12/3/07	1,250	19,088	14,000	213,780	[3]
	4/1/08	25,000	15,000	26.42	04/01/15	—	—	—	—	—
	4/2/07	28,875	4,125	26.77	04/02/14	—	—	—	—	—
	4/3/06	35,000	—	29.30	04/03/13	—	—	—	—	—
	2/1/06	25,000	—	29.64	02/01/13	—	—	—	—	—
	1/3/06	6,250	—	25.35	01/03/13	—	—	—	—	—
	10/3/05	6,250	—	22.06	10/03/12	—	—	—	—	—
	9/1/05	15,000	—	20.73	09/01/12	—	—	—	—	—
	7/1/05	3,125	—	19.00	07/01/12	—	—	—	—	—
	4/1/05	3,125	—	17.08	04/01/12	—	—	—	—	—
	10/1/04	37,500	—	17.29	10/01/11	—	—	—	—	—

Peter R.	4/1/10	—	63,000	14.80	04/01/17	1/4/10	25,000	381,750	—	—
Oaklander	4/1/09	24,000	40,000	12.02	04/01/16	10/1/08	4,000	61,080	32,000	488,640	[1]
	10/1/08	13,000	13,000	16.34	10/01/15	—	—	—	15,000	229,050	[3]
	4/1/08	26,250	15,750	26.42	04/01/15	—	—	—	—	—
	4/2/07	35,000	5,000	26.77	04/02/14	—	—	—	—	—
	4/3/06	100,000	—	29.30	04/03/13	—	—	—	—	—

David M.	4/1/10	—	60,000	14.80	04/01/17	1/4/10	20,000	305,400	25,000	381,750	[4]
Loftus	4/1/09	15,000	25,000	12.02	04/01/16	—	—	—	20,000	305,400	[1]
	10/1/08	50,000	50,000	16.34	10/01/15	—	—	—	14,000	213,780	[3]

[1]	These awards were granted on April 1, 2009 and fully vest on April 1, 2012. Payout level is not currently determinable and therefore these awards are disclosed at target.

[2]	These awards were granted on May 1, 2009 and fully vest on May 1, 2012. Payout level is not currently determinable and therefore these awards are disclosed at target.

[3]	These awards were granted on April 1, 2010 and fully vest on April 1, 2013. Payout level is not currently determinable and therefore these awards are disclosed at target.

[4]	These awards were granted on October 1, 2008 and fully vest on October 1, 2011. Payout level is not currently determinable and therefore these awards are disclosed at target.

[5]	Options awarded prior to 2007 are fully vested. The vesting schedules of the unvested options are as follows:

Grant Date	Vesting Schedule	Remaining Vesting Dates
4/2/2007	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	1/2/2011, 4/2/2011
4/1/2008	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	1/1/2011, 4/1/2011, 7/1/2011, 10/1/2011, 1/1/2012, 4/1/2012
10/1/2008	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	1/1/2011, 4/1/2011, 7/1/2011, 10/1/2011, 1/1/2012, 4/1/2012, 7/1/2012, 10/1/2012
4/1/2009	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	1/1/2011, 4/1/2011, 7/1/2011, 10/1/2011, 1/1/2012, 4/1/2012, 7/1/2012, 10/1/2012, 1/1/2013, 4/1/2013
5/1/2009	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	2/1/2011, 5/1/2011, 8/1/2011, 11/1/2011, 2/1/2012, 5/1/2012, 8/1/2012, 11/1/2012, 2/1/2013, 5/1/2013
4/1/2010	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	4/1/2011, 7/1/2011, 10/1/2011, 1/1/2012, 4/1/2012, 7/1/2012, 10/1/2012, 1/1/2013, 4/1/2013, 7/1/2013, 10/1/2013, 1/1/2014, 4/1/2014

[6]	The vesting schedules for the Stock and Unit awards are as follows:

Grant Date	Vesting Schedule	Remaining Vesting Dates
4/2/2007	25% on each of four anniversary dates.	4/2/2011
12/3/2007	25% on each of four anniversary dates.	12/3/2011
4/1/2008	25% on each of four anniversary dates.	4/1/2011, 4/1/2012
7/1/2008	25% on each of four anniversary dates.	7/1/2011, 7/1/2012
10/1/2008	25% on each of four anniversary dates.	10/1/2011, 10/1/2012
4/1/2009	25% on each of four anniversary dates.	4/1/2011, 4/1/2012, 4/1/2013
5/1/2009	25% on each of four anniversary dates.	5/1/2011, 5/1/2012, 5/1/2013
1/4/2010	50% on each of two anniversary dates.	1/4/2011, 1/4/2012

Option Exercises and Stock Vested

The following table sets forth information regarding the number of shares of stock acquired by the Named Executive Officers upon the vesting of certain of their outstanding stock awards and the value of such stock upon vesting for the fiscal year 2010.

OPTION EXERCISES AND STOCK VESTED
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David B. Bell	56,250	832,500	[5]

Jonathan A. Kennedy	500	7,400	[1]
	750	9,052	[2]
	300	4,440	[3]
	500	6,475	[4]

Susan J. Hardman	4,500	66,600	[5]
	1,050	12,044	[6]
	1,250	18,163	[7]

Peter R. Oaklander	4,500	66,600	[5]
	2,000	22,940	[6]

David M. Loftus	—	—

[1]	These shares were granted on April 1, 2008 and vested on April 1, 2010.

[2]	These shares were granted on July 1, 2008 and vested on July 1, 2010.

[3]	These shares were granted on April 2, 2007 and vested on April 2, 2010.

[4]	These shares were granted on November 1, 2006 and vested on November 1, 2010.

[5]	These shares are performance based awards granted on April 2, 2007 and vested 100% on April 2, 2010 at 75% of the original shares granted.

[6]	These shares were granted on October 1, 2008 and vested on October 1, 2010.

[7]	These shares were granted on December 3, 2007 and vested on December 3, 2010.

Non-Qualified Deferred Compensation

The table below provides information concerning the Named Executive Officers’ non-qualified deferred compensation arrangements for our fiscal year ended December 31, 2010.

NON-QUALIFIED DEFERRED COMPENSATION PLAN
Name	[1]	Aggregate Earnings at December 31, 2010 ($) [2]	Aggregate Balance at December 31, 2010 ($)
Jonathan A. Kennedy [3]	DCP	1,928	14,745

Peter R. Oaklander [3]	DCP	11,836	186,632

[1]
The Deferred Compensation Plan (DCP) allows individuals with Director title and above in the company who earn annual compensation in excess of $150,000 to defer up to 100% of their base salary and up to 100% of their cash incentive bonus on a pre-tax basis. Distributions can be made in a lump sum or in up to 15 annual installments based upon the election of the participant in the event of the participant’s death, termination or change in control. Participants can also elect to receive in-service distributions no earlier than two years from the beginning of the plan year in which deferrals are made.

[2]
These amounts represent the unrealized gain or loss at the end of the fiscal year based upon the individual Named Executive Officer's non-qualified deferred compensation plan investment elections. The Company does not provide any interest to the executive on amounts deferred.

[3]	In 2009 and 2008, the aggregate balances at fiscal year-end for Mr. Kennedy were $17,844 and $13,608, respectively and for Mr. Oaklander were $174,796 and $153,074, respectively.

SEVERANCE AND CHANGE IN CONTROL BENEFITS

Upon certain types of terminations of employment, severance benefits may be paid to the Named Executive Officers. Except in the case of certain terminations following a change in control, the severance benefits payable to Mr. Bell are addressed in his employment agreement. In addition, the other Named Executive Officers may be entitled to receive severance benefits under their severance benefits agreements in the event of certain terminations following a change in control. For all other terminations, any severance benefits payable to the Named Executive Officers would be determined by the Board at its discretion. The Compensation Committee felt it was necessary to provide benefits to the Named Executive Officers in the event of certain terminations following a change in control in order to ensure their commitment and tenure to the Company, especially in the event of an ongoing negotiation where their leadership would be necessary during the process of the change in control. All deferred compensation under the DCP will be paid in full upon any termination of employment or change in control if elected as such by the executive. The amounts that each Named Executive Officer would receive from the DCP are listed in the table above.

Employment Agreement for Chief Executive Officer

Mr. Bell may be entitled to receive severance benefits in certain circumstances upon termination of his employment. In order to receive these benefits, he must execute a release in the Company’s favor.

If Mr. Bell’s employment with the Company is terminated for cause or if he resigns voluntarily prior to the end of his employment contract, Mr. Bell will not be entitled to any cash severance benefits, accelerated vesting of any shares of restricted stock, PDSUs, stock options or other equity compensation or post-termination death or medical benefits.

If Mr. Bell’s employment is terminated by reason of death or disability, he or his estate is entitled to receive (a) 12 months of his base salary, (b) a prorata portion (based on the number of days Mr. Bell was employed in the calendar year of his termination) of a payment equal to 110% of his base salary, (c) additional vesting service credit for the twelve-month period commencing on the date of his death or disability with respect to all stock options and DSUs and (d) vesting of a pro-rated number of unvested PDSUs only to the extent the applicable performance levels are achieved. Mr. Bell’s stock options will also remain exercisable for the lesser of 12 months following his death or disability or until the stated term of the option.

If Mr. Bell’s employment is terminated by the Company without cause or if Mr. Bell terminates his employment because of an adverse change in his compensation, title or duties, or status as a director, or because we fail to cure our material breach of his employment agreement, in any case, not in connection with a change in control, he is entitled to receive (a) the continued payment of his base salary for two years, (b) four payments of 55% of his base salary payable within 30 days of each of the first two March 1st and September 1st dates following his termination of employment, (c) accelerated vesting of stock options and DSUs in an amount equal to the amount that would have vested over the eighteen (18) month period commencing on the date of his termination (but in no event shall any such award be less than 50% vested upon such a termination), (d) the vesting of a pro-rated number of unvested PDSUs only to the extent the applicable performance levels are achieved, (e) eligibility to participate, along with his spouse, in the Company’s retiree medical plan with premiums being paid by the Company until such time as he or his spouse becomes eligible for Medicare or becomes covered under another employer’s medical plan, (f) reimbursement for certain of his and his covered dependants’ life insurance premiums until the earlier of one year following his termination of employment or the term of his employment agreement expires, and (g) continued health coverage, at the Company’s expense, for a period of one (1) year following his termination, if he does not qualify to participate in the Company’s retiree medical plan.

If we decide not to renew Mr. Bell’s employment agreement and Mr. Bell remains employed through the expiration date, then upon Mr. Bell’s termination without cause or termination due to an adverse change in his compensation, title or duties, or status as a director, Mr. Bell’s options and DSUs will fully vest, and a number of PDSUs will vest to the extent the applicable performance levels are achieved. The value of these benefits is covered under the termination without cause or involuntary termination chart below.

Change-in-Control Severance Agreements

We have entered into change-in-control severance agreements with Mr. Bell as well as the other Named Executive Officers. The agreements continue as long as the executive is employed with the Company, however, if a change in control occurs, the agreements (other than Mr. Bell’s agreement) are effective for a period of two and a half years from the date of termination following the change in control. In the event that a termination of employment occurs that would entitle Mr. Bell to benefits under his employment agreement and his change in control severance agreement, Mr. Bell will be entitled to benefits under only his change in control severance agreement.

The change in control severance agreements are intended to provide for continuity of management in the event of a change in control. The agreements provide that the executive would be entitled to certain severance benefits in the event that his or her employment is terminated for certain reasons following a change in control of the Company. Specifically, if, during the twelve month period following a change in control, the executive is terminated for any reason, other than for death, disability or for cause, or if such executive voluntarily terminates his or her employment because of an adverse change in his or her compensation, title, duties or location of employment, or because we fail to continue a benefit plan (including equity-based plans) without substituting a comparable range of benefits, or because the Company fails to cure its material breach of the agreement, or because the Company fails to have any successor of the Company to agree to assume the terms of the agreement, then the executive will receive certain severance benefits, as described below.

Under Mr. Bell’s change-in-control severance agreement, Mr. Bell is entitled to receive, subject to his execution of a release of claims, (a) the continued payment, for two years following the termination, of his base salary in effect at the time of termination or the time of the change in control, whichever is higher, (b) 4 payments equal to 55% of his base salary payable within 30 days of each of the first two March 1st and September 1st dates following his termination of employment, (c) eligibility to participate, along with his spouse, in the Company’s retiree medical plan with premiums being paid by the Company until such time as he or his spouse becomes eligible for Medicare or becomes covered under another employer’s medical plan, (d) reimbursement for certain of his and his covered dependants’ life insurance premiums for a period of two (2) years, and (e) continued health coverage, at the Company’s expense, for a period of two (2) years following his termination, if he does not qualify to participate in the Company’s retiree medical plan. In addition, all restrictions on restricted stock and non-performance based DSUs awarded to Mr. Bell would lapse and all unvested options granted to Mr. Bell would vest and remain exercisable for between 12 to 24 months following his termination (but not in excess of the stated term of the option). In the case of performance-based stock awards, such awards would fully vest in the amount the awards would have vested at the performance level achieved through the last day of the quarter immediately preceding the date of covered termination (or on the last day of the quarter immediately preceding the change in control if it is not reasonably practicable to measure performance following the change in control). If the benefits payable to Mr. Bell under his change-in-control severance agreement are ‘parachute payments’ subject to the excise tax imposed by Section 4999 of the Code, the benefits payable to Mr. Bell may be reduced if such a reduction results in Mr. Bell receiving a greater net after-tax amount than if such benefits were not reduced.

Under Mr. Bell’s change in control severance agreement, a change in control would generally include each of the following events:

·	a merger, liquidation or sale of substantially all of our assets;

·	the acquisition by a person or group of 25% or more of our voting securities; or

·	a majority of our directors are replaced during a two-year period.

Under the change-in-control severance agreements for Messrs. Kennedy, Loftus and Oaklander and Ms. Hardman, each executive would be eligible to receive, subject to their execution of a release, (i) their targeted cash bonus, prorated through the date of termination, (ii) a lump sum payment equal to one hundred percent (100%) of the sum of their base salary (at the rate in effect at the time of termination or the time of the change in control, whichever is higher) and target annual bonus for the year of termination, (iii) continued participation in the Company’s medical plan and other welfare benefit plans (on the same terms and conditions as were in effect at the date of termination, including provisions regarding the cost of such participation to the executive) for one year and reimbursements for any taxes incurred by them in connection with the receipt of such benefits and (iv) full accelerated vesting of all of their stock options and DSUs. In the case of performance-based stock awards, such awards would fully vest in the amount the awards would have vested at the performance level achieved through the last day of the quarter immediately preceding the date of covered termination. Each such individual is also entitled to receive a gross-up for taxes in the event that his or her payments are subject to the excise tax imposed under Section 4999 of the Code. The Company believes that it is appropriate to provide such tax gross-ups because it garners the best retention and commitment during a transition in the event of a change in control.

Under such change in control severance agreements, a change in control would generally include each of the following events:

·	our shareholders approve certain mergers, liquidations or a sale of substantially all of our assets;

·	any person or entity acquires 25% or more of our voting securities; or

·	a majority of our directors are replaced during a three-year period.

Change of Control Severance Benefits:

Each Named Executive Officer would be entitled to receive the following estimated benefits if his or her employment is terminated in connection with a change in control under the circumstances described above. The table below reflects the amount that would be payable under the various arrangements assuming that the change of control and termination occurred on December 31, 2010. Actual amounts may differ.

Estimated Current Value of Termination Benefits - Change in Control
If Named Executive Officers were Terminated on December 31, 2010
Name	Fiscal Year	Severance Amount Cash $		Early Vesting of Restricted Shares $ [3]	Early Vesting of Stock Options $ [3]	Early Vesting of Performance Shares $ [4]	Other $		Excise tax Payment	Total $
David B. Bell	2010	2,520,000	[1]	1,236,870	600,300	2,646,795	75,058	[5]	—	7,079,023

Jonathan A. Kennedy	2010	523,000	[2]	348,156	221,138	646,425	27,033	[6]	—	1,765,752

Susan J. Hardman	2010	565,000	[2]	356,555	150,075	671,880	19,264	[6]	—	1,762,774

Peter R. Oaklander	2010	620,000	[2]	442,830	159,610	717,690	229,120	[6]	—	2,169,250

David M. Loftus	2010	588,000	[2]	305,400	109,450	519,180	21,468	[6]	—	1,543,498

[1]
This amount represents a continuation of Mr. Bell's base salary for two years following the date of termination and 4 payments of 55% of Mr. Bell's base salary payable within 30 days of each of the first two March 1st and September 1st dates following Mr. Bell's termination of employment.

[2]	This amount represents the sum of each such Named Executive Officer’s annual base salary and target bonus.

[3]
These amounts represent the full vesting of all outstanding restricted stock awards and stock options which would be fully vested at the time of a change in control termination. The calculation above is based on the intrinsic value to each executive based upon a closing stock price on December 31, 2010 of $15.27.

[4]
This amount represents the payout of all outstanding performance share awards which would be fully vested and paid out based on the Company’s performance at the time of a change in control termination. This represents a 0% payout on the 2008 PDSUs and a 100% payout on the 2009 and 2010 PDSUs.

[5]
This amount represents (i) the present value of post-termination medical coverage for Mr. Bell for two years, (ii) Mr. Bell’s accrued and unused vacation as of December 31, 2010 and (iii) two years of reimbursements for life insurance premiums.

[6]
This amount represents (i) one year of post-termination medical coverage, (ii) each such Named Executive Officer’s accrued and unused vacation as of December 31, 2010 and (iii) the DCP balance for Messrs. Kennedy and Oaklander as of December 31, 2010.

Severance Benefits—Without Cause or Involuntary Termination (Not in Connection with a Change in Control)

The change-in-control severance agreements for the Named Executive Officers address only their termination of employment following a change in control of the Company. Only Mr. Bell, pursuant to his 2010 employment agreement, is contractually entitled to severance benefits in the event of a termination prior to a change in control of the Company. The table below represents the severance benefits available to Mr. Bell in the event of an involuntary termination for good reason or a termination without cause, in either case, not in connection with a change in control. The table reflects the amount that would be payable under Mr. Bell’s 2010 employment agreement assuming that the termination occurred on December 31, 2010. Actual amounts may differ.

Estimated Current Value of Termination Benefits - Without Cause or Involuntary
If Named Executive Officers were terminated on December 31, 2010
Name	Fiscal Year	Severance Amount Cash $ [1]	Early Vesting of Restricted Shares $ [2]	Early Vesting of Stock Options $ [2]	Early Vesting of Performance Shares $ [3]	Other $ [4]	Total $
David B. Bell	2010	2,520,000	1,236,870	348,900	1,272,499	59,406	5,437,675

[1]
This amount represents (a) two years of continued payment of Mr. Bell’s base salary in effect at the time of termination and (b) 4 payments of 55% of Mr. Bell's base salary payable within 30 days of each of the first two March 1st and September 1st dates following Mr. Bell's termination of employment.

[2]
These amounts represent 18 months accelerated vesting of all unvested stock option grants and non-performance restricted stock awards for Mr. Bell. The calculation above is based on our closing stock price on December 31, 2010 of $15.27.

[3]
This amount represents the prorata vesting of the performance target grant from the effective date of the shares until the date of the involuntary termination at the performance levels achieved as of the date of the termination, in this case December 31, 2010. This represents a 0% payout on the 2008 PDSUs and a 100% payout on the 2009 and 2010 PDSUs.

[4]	This amount represents life insurance premiums and medical coverage for one year following the date of covered termination and includes accrued, unused vacation of $43,754.

Severance Benefits—Death or Disability

The change-in-control severance agreements for the Named Executive Officers address only their termination of employment following a change in control of the Company. Only Mr. Bell, pursuant to his 2010 employment agreement, is contractually entitled to severance benefits in the event of a termination due to death or disability. The table below represents the severance benefits available to Mr. Bell in the event of his termination due to death or disability, as well as certain life insurance benefits and other general amounts that would be payable upon the death or disability of the Named Executive Officers. These disclosed amounts are estimates only assuming that termination occurred on December 31, 2010. Actual amounts may differ.

Estimated Current Value of Termination Benefits - Death or Disability
If Named Executive Officers were Terminated on December 31, 2010
Name	Fiscal Year	Severance Amount Cash $ [1]	Early Vesting of Restricted Shares $ [2]		Early Vesting of Stock Options $ [2]		Early Vesting of Performance Shares $ [3]		Life Insurance $ [4]	Other $ [5]	Total $
David B. Bell	2010	1,260,000	618,435	[2]	237,300	[2]	1,272,499	[3]	1,000,000	43,754	4,431,988

Jonathan A. Kennedy	2010	—	—		—		—		785,000	16,591	801,591

Susan J. Hardman	2010	—	—		—		—		848,000	19,264	867,264

Peter R. Oaklander	2010	—	—		—		—		930,000	218,678	1,148,678

David M. Loftus	2010	—	—		—		—		882,000	7,768	889,768

[1]
This amount represents 12 months of base salary as a severance payment and a prorated portion of 110% of Mr. Bell's base salary based on the number of days employed in the calendar year of his death or disability.

[2]
These amounts represent 12 months accelerated vesting of all unvested stock options and non-performance restricted stock awards. The calculation above is based on our closing stock price on December 31, 2010 of $15.27.

[3]
This amount represents the prorata vesting of the performance target grant from the effective date of the shares until the date of the involuntary termination at the performance levels achieved as of the date of the termination, in this case December 31, 2010. This represents a 0% payout on the 2008 PDSUs and a 100% payout on the 2009 and 2010 PDSUs.

[4]	These amounts reflect the estimated present value of the proceeds payable to the Named Executive Officers' beneficiaries upon death from the Company paid life insurance plan.

[5]
These amounts represent accrued, unused vacation for each Named Executive Officer as of December 31, 2010 as well as the aggregate balance of non-qualified deferred compensation at year-end for Messrs. Kennedy and Oaklander as detailed in the NQDC table.

DIRECTOR COMPENSATION

The following table provides compensation information for the fiscal year ended December 31, 2010 for each non-employee member of our Board of Directors.

Director Compensation Table
Director	Fees Earned or Paid in Cash ($)	Stock Awards ($) [2]	Option Awards ($) [3]	All Other Compensation ($) [1]	Total ($)
Robert W. Conn	55,000	59,200	21,789	7,440	143,429
James V. Diller	56,000	59,200	21,789	7,440	144,429
Gary E. Gist	81,000	59,200	21,789	7,440	169,429
Mercedes Johnson	55,000	59,200	21,789	7,440	143,429
Gregory Lang	51,000	59,200	21,789	7,440	139,429
Jan Peeters	70,000	59,200	21,789	640	151,629
Robert N. Pokelwaldt	65,000	59,200	21,789	7,440	153,429
James A. Urry	62,000	59,200	21,789	—	142,989

[1]
These amounts represent dividends paid on DSUs in 2010. Mr. Urry elected to defer receipt of his DSUs. Mr. Peeters deferred all DSUs except for the first 1,333 vested from his 2009 grant of 4,000 DSUs.

[2]
Represents 4,000 DSUs awarded at a price of $14.80 on April 1, 2010. The 2010 grants will vest incrementally over a three year period with 33% vesting on the first and second anniversaries of the date of the award and 34% on the third anniversary of the date of the award.

[3]	Represents 5,000 stock options issued on April 1, 2010 with a strike price of $14.80 and a calculated fair value of $4.36. Grants vest 100% on the first anniversary of the date of the grant.

The table below represents the option and stock awards held by our non-employee directors at fiscal year-end (December 31, 2010).

Director	Option Awards	Stock Awards
Robert W. Conn	112,500	12,000
James V. Diller	135,820	12,000
Gary E. Gist	112,500	8,000
Mercedes Johnson	70,000	8,000
Gregory Lang	55,000	8,000
Jan Peeters	112,500	34,667
Robert N. Pokelwaldt	112,500	8,000
James A. Urry	112,500	36,000

The Compensation Committee has established minimum ownership requirements for each non-employee director of 2X which is expressed as a multiple of the director’s compensation that must be attained by each non-employee director within a 5-year period from their date of appointment. Director ownership is calculated using the fair value of DSUs granted (vested and unvested) and the cost basis of shares purchased through option exercises or shares purchased in the open market. Consideration is given to the current value (number of shares owned multiplied by the current price at ownership implementation) for shares owned. A recent review of the non-employee directors listed above revealed that each non-employee director is on track to meet the 2X ownership requirement goal within the timeframe indicated.

Non-employee directors who are also officers of the Company do not receive compensation for their services as directors. The Chairman of the Board, Gary Gist, receives cash compensation in the amount of $75,000 per year paid in quarterly installments of $18,750. Other members of the Board receive cash compensation in the amount of $45,000 per year paid in quarterly installments of $11,250. The Audit Committee Chairman receives an additional cash retainer of $20,000 per year and the other members of the Audit Committee receive an additional cash retainer of $10,000 per year. The Compensation Committee Chairman receives an additional cash retainer of $12,000 per year and the other members of the Compensation Committee receive an additional cash retainer of $6,000 per year. The Nominating and Governance Committee Chairman receives an additional cash retainer of $10,000 per year and the other members of the Nominating and Governance Committee receive an additional cash retainer of $5,000 per year. The compensation for services as directors is reviewed on an annual basis.

In 2010, the Chairman of the Board, Mr. Gist received his annual fee of $75,000. Dr. Conn, Mr. Diller, Ms. Johnson, Mr. Lang, Mr. Peeters, Mr. Pokelwaldt, and Mr. Urry all received a $45,000 retainer for 2010. In addition, in 2010, Mr. Peeters, who served as the Audit Committee Chairman, received an additional cash retainer of $20,000 and Audit Committee members, Dr. Conn, Ms. Johnson and Mr. Pokelwaldt, each received an additional cash retainer of $10,000. Mr. Urry, who served as the Compensation Committee Chairman received an additional cash retainer of $12,000 and Compensation Committee members, Mr. Diller, Mr. Gist and Mr. Lang, each received an additional cash retainer of $6,000. Mr. Pokelwaldt, who served as the Nominating and Governance Committee Chairman received an additional cash retainer of $10,000 and Nominating and Governance Committee members, Mr. Diller, Mr. Peeters and Mr. Urry, each received an additional cash retainer of $5,000.

In 2010, each non-employee director received 4,000 DSUs which vest over three years, 33% on the first anniversary of the date of grant, 33% on the second anniversary of the date of grant and 34% on the third anniversary of the date of grant. Each non-employee director also received 5,000 stock options which cliff vest 100% on the first anniversary of the date of grant.

RETIREMENT PLANS
Retirement and Savings Program

Intersil provides retirement benefits to substantially all employees primarily through a defined contribution plan. Contributions by the Company to the retirement plan are based on employees’ savings with no other funding requirements. The Company is able to make additional contributions to the fund at its discretion.

The savings element of the retirement plan is a defined contribution plan, which is qualified under Section 401(a) of the Code. All domestic employees of the Company may elect to participate in the 401(k) Plan. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings up to certain limits prescribed by the Internal Revenue Service. The Company provides matching contributions under the provisions of the plan. Employees fully vest in the Company’s matching contributions upon the completion of five years of service.

Retirement benefits also include an unfunded limited healthcare plan for U.S.-based retirees and employees on long-term disability. The cost for retiree benefits has been assumed by the retirees.

EQUITY COMPENSATION PLAN INFORMATION

The table and notes below summarize the status of our equity compensation plans (shares in thousands):

Plan Category	Number of securities to be issued upon exercise of outstanding options and awards	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders:
Elantec 1995 and 2001 Equity Incentive Plans[1]	421	$24.36	None
Xicor 1990, 1998 and 2002 Equity Incentive Plans[1]	368	$10.69	None
Techwell 2006 Stock Incentive Plan[1][2]	212	$11.25	None
Intersil 1999 Equity Compensation Plan[3]	5,934	$23.30	None
Intersil 2009 Option Exchange Plan	1,861	$13.08	None
Intersil 2008 Equity Compensation Plan[4]	8,628	$13.63	6,045
Intersil Employee Stock Purchase Plan[5]	4,584	N/A	1,258
Equity compensation plans not approved by shareholders[6]	—	N/A	None
Total[7]	22,008	$17.75	7,303

[1]
Each of these plans in these totals has been acquired by a purchase method accounting acquisition made by Intersil. At the time of the respective acquisitions Intersil ceased making grants, and will not make any additional grants, under these plans. Future grants are expected to be made under the 2008 Equity Compensation Plan.

[2]
The number of securities for the Techwell 2006 Stock Incentive Plan includes 191 shares that are deferred or restricted stock units outstanding. The weighted-average exercise price displayed is only for 21 stock options.

[3]
The number of securities for the Intersil 1999 Equity Compensation Plan includes 543 shares that are deferred or restricted stock units outstanding. The weighted-average exercise price displayed is only for 5,391 stock options.

[4]
The number of securities for the Intersil 2008 Equity Compensation Plan includes 3,474 shares that are deferred or restricted stock units outstanding. The weighted-average exercise price displayed is only for 5,154 stock options. Grants of deferred or restricted stock units reduce the shares available for future grants by 2.33 shares each or 9,942 shares in 2010.

[5]
The Employee Stock Purchase Plan does not employ a “look-back” option feature; therefore there are no options or right to purchase outstanding stock until the final day of the subscription period (which is then settled immediately).

[6]	There are no equity compensation plans that have not been approved by shareholders.

[7]
The number of securities for the total of the plans includes 4,208 shares that are deferred or restricted stock units outstanding. The weighted-average exercise price displayed is only for 13,216 stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth information as of March 10, 2011 with respect to shares of each class of common stock beneficially owned by (i) each person or group that is known to the Company to be the beneficial owner of more than 5% of each class of outstanding common stock, (ii) each Director and Named Executive Officer of the Company and (iii) all Directors and executive officers of the Company as a group. Unless otherwise specified, all shares are directly held.

The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power.

Unless otherwise indicated below, the address for each beneficial owner listed in the table is c/o Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, CA 95035.

	Class A Common Stock
	Shares Beneficially Owned	Percent [1]
Fidelity Management and Research Company (FMR LLC) [2]	18,652,889	14.9%
T. Rowe Price Associates, Inc. [3]	15,692,522	12.6%
Wellington Management Company, LLP [4]	9,318,409	7.5%
Blackrock, Inc. [5]	9,014,187	7.2%
Perkins Investment Management LLC [6]	7,098,911	5.7%
UBS Global Asset Management Americas Inc. [7]	7,115,398	5.7%
David B. Bell [8]	725,766	*
James V. Diller [9]	561,431	*
Susan Hardman [10]	285,415	*
Peter Oaklander [11]	278,422	*
Gary Gist [12]	168,869	*
James A. Urry [13]	160,189	*
Robert W. Conn [14]	139,451	*
Jan Peeters [15]	128,165	*
Robert Pokelwaldt [16]	125,685	*
David Loftus [17]	108,446	*
Jonathan Kennedy [18]	101,636	*
Mercedes Johnson [19]	88,665	*
Gregory Lang [20]	66,932	*
All directors and executive officers as a group (16 persons)	3,805,212	3.0%

*	Less than 1% of the outstanding Class A Common Stock

[1]	Percentages are derived using the number of shares of Class A Common Stock outstanding as of March 10, 2011.

[2]
Based solely on information obtained from a Schedule 13-G filed by FMR LLC for the period ending 12/31/2010. The address of Fidelity Management & Research Company (FMR LLC) is 82 Devonshire Street, Boston, MA 02109.

[3]
Based solely on information obtained from a Schedule 13-G filed by T. Rowe Price Associates, Inc. for the period ending 12/31/2010. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.

[4]
Based solely on information obtained from a Schedule 13-G filed by Wellington Management Company, LLP for the period ending 12/31/2010. The address of Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210.

[5]	Based solely on information obtained from a Schedule 13-G filed by Blackrock, Inc. for the period ending 12/31/2010. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

[6]
 Based solely on information obtained from a Schedule 13-G filed by Janus Capital Management LLC for the period ending 12/31/2010. Perkins is a direct subsidiary of Janus Capital. The address of Janus Capital Management LLC is 151 Detroit Street, Denver, CO 80206.

[7]
Based solely on information obtained from a Schedule 13-G filed by UBS Global Asset Management Americas Inc. for the period ending 12/31/2010. The address of UBS Global Asset Management Americas Inc. is One North Wacker Driver, Chicago, IL 60606.

[8]	Includes 60,766 shares held by Mr. Bell. Also includes 665,000 shares subject to options exercisable within 60 days of March 10, 2011.

[9]
Includes 464,765 shares owned by the James V. Diller & June P. Diller Trust. Also includes 4,000 shares associated with a Deferred Stock Unit award that Mr. Diller will take possession of on 7/1/2011. Also includes 90,000 shares subject to options exercisable within 60 days of March 10, 2011 and 2,666 shares associated with a Deferred Stock Unit award that will vest within 60 days of March 10, 2011.

[10]	Includes 38,352.55 shares held by Ms. Hardman. Also includes 247,062 shares subject to options exercisable within 60 days of March 10, 2011.

[11	Includes 42,922.33 shares held by Mr. Oaklander. Also includes 235,500 shares subject to options exercisable within 60 days of March 10, 2011.

[12]
Includes 68,703 shares owned by the Gist Family Living Trust. Also includes 97,500 shares subject to options exercisable within 60 days of March 10, 2011 and 2,666 shares associated with a Deferred Stock Unit award that will vest within 60 days of March 10, 2011.

[13]
Includes 32,024 shares held by Mr. Urry. Also includes 27,999 shares associated with Deferred Stock Unit awards that Mr. Urry will take possession of on 7/1/2011 (4,000 shares), 4/1/2012 (8,000 shares), 4/1/2013 (4,000 shares), 4/3/2014 (4,000 shares), 7/2/2014 (1,333 shares), 4/1/2015 (1,333 shares), 4/2/2015 (4,000 shares) and 6/2/2015 (1,333 shares). Also includes 97,500 shares subject to options exercisable within 60 days of March 10, 2011 and 2,666 shares associated with a Deferred Stock Unit award that will vest within 60 days of March 10, 2011.

[14]
Includes 20,285 shares held by Dr. Conn. Also includes 4,000 shares associated with Deferred Stock Unit awards that Dr. Conn will take possession of on 7/1/2011. Also includes 112,500 shares subject to options exercisable within 60 days of March 10, 2011 and 2,666 shares associated with a Deferred Stock Unit award that will vest within 60 days of March 10, 2011.

[15]
Includes 1,333 shares held by Mr. Peeters. Also includes 26,666 shares of Deferred Stock Unit awards that Mr. Peeters will take possession of on 7/1/2011 (4,000 shares), 4/1/2012 (8,000 shares), 4/1/2013 (4,000 shares), 4/3/2014 (4,000 shares), 7/2/2014 (1,333 shares), 4/2/2015 (4,000 shares), and 6/2/2015 (1,333 shares). Also includes 97,500 shares subject to options exercisable within 60 days of March 10, 2011 and 2,666 shares associated with a Deferred Stock Unit award that will vest within 60 days of March 10, 2011.

[16]
Includes 25,519 shares held by Mr. Pokelwaldt. Also includes 97,500 shares subject to options exercisable within 60 days of March 10, 2011 and 2,666 shares associated with a Deferred Stock Unit award that will vest within 60 days of March 10, 2011.

[17]	Includes 10,945.85 shares held by Mr. Loftus. Also includes 97,500 shares subject to options exercisable within 60 days of March 10, 2011.

[18]
Includes 14,340.52 shares held by Mr. Kennedy. Also includes 86,495 shares subject to options exercisable within 60 days of March 10, 2011 and 800 shares associated with restricted stock unit awards that will vest within 60 days of March 10, 2011.

[19]
 Includes 15,999 shares held by Ms. Johnson. Also includes 70,000 shares subject to options exercisable within 60 days of March 10, 2011 and 2,666 shares associated with a Deferred Stock Unit award that will vest within 60 days of March 10, 2011.

[20]
Includes 9,266 shares held by Mr. Lang. Also includes 55,000 shares subject to options exercisable within 60 days of March 10, 2011 and 2,666 shares associated with a Deferred Stock Unit award that will vest within 60 days of March 10, 2011.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

The executive officers and key employees of the Company are as follows:

David B. Bell, Chief Executive Officer, President and Director. Mr. Bell is described above as a nominee for Director.

Jonathan A. Kennedy, Senior Vice President and Chief Financial Officer. Mr. Kennedy, age 40, has served as Intersil’s Senior Vice President and Chief Financial Officer since April 18, 2009. From December 3, 2008 to April 17, 2009, he was Intersil’s Interim Chief Financial Officer. From April 2005 to December 2, 2008, he was Intersil’s Corporate Controller. From June 2004 to April 2005, he was Intersil’s Director of Finance. From July 2000 to June 2004, Mr. Kennedy served as Director of Finance and Information Technology for Alcon, Inc. Prior to this he held various finance and information technology positions at Autonomous Technologies and Harris Corporation.

Susan J. Hardman, Senior Vice President, Analog and Mixed Signal Products Group. Ms. Hardman, age 49, has served as Intersil’s Senior Vice President, Analog and Mixed Signal Products Group since September 13, 2008. From October 19, 2007 to September 12, 2008, she served as Vice President and General Manager, Analog and Mixed Signal Products Group. From March 18, 2006 to September 12, 2008, she served as Intersil’s Vice President and General Manager, Automotive and Specialty Products Group. From September 7, 2004 to March 17, 2006 she served as Intersil’s Vice President, Corporate Marketing. Ms. Hardman joined Intersil from Exar Corporation, where she was Vice President and General Manager of Exar’s Interface products division. Prior to that, she served as Vice President of Corporate Marketing and Director of Product Marketing for Exar. Prior to Exar, Ms. Hardman worked for VLSI Technology for eight years and held a variety of management positions. Ms. Hardman began her career with Motorola, where she worked for six years in a variety of engineering roles.

Peter R. Oaklander, Senior Vice President, Power Management Products Group. Mr. Oaklander, age 47, has served as Senior Vice President, Power Management Products Group since September 13, 2008. From March 27, 2006 to September 12, 2008, he served as Intersil’s Senior Vice President, Worldwide Sales. Prior to this, Mr. Oaklander spent 20 years at Analog Devices, where he held the position of Vice President and General Manager of Power Management products in the Analog Semiconductor division. Prior to that, his positions at Analog Devices included Vice President and General Manager of Analog Devices’ Silicon Valley Operations, Managing Director of the Asia Pacific region, Director of Consumer Sales and Analog Semiconductor Components division Field Marketing in Japan, as well as other positions with increasing responsibility.

Thomas C. Tokos, Senior Vice President, General Counsel and Secretary. Mr. Tokos, age 58, has served as Senior Vice President, General Counsel and Secretary of the Company since September 13, 2008. From May 27, 2003 to September 12, 2008, he served as Intersil’s Vice President, General Counsel and Secretary. Previously, Mr. Tokos served as general counsel to semiconductor and technology companies and as an attorney with private law firms.

Vern Kelley, Senior Vice President, Human Resources. Mr. Kelley, age 57, has served as Intersil’s Senior Vice President, Human Resources since September 13, 2008. From February 24, 2003 to September 12, 2008, he served as Intersil’s Vice President, Human Resources. Prior to this, Mr. Kelley spent 19 years at National Semiconductor, most recently holding the position of Vice President, Human Resources for their product divisions. In his role, he also oversaw HR activities associated with National’s acquisition, divestiture, and joint venture activities which included joint ventures and acquisitions in China and Europe. Before joining National Semiconductor in 1983, Mr. Kelley was a division employee relations manager for Allstate Insurance Company.

David M. Loftus, Senior Vice President, Worldwide Sales and Corporate Marketing. Mr. Loftus, age 49, has served as Intersil’s Senior Vice President, Worldwide Sales and Corporate Marketing since September 10, 2008. From May 1991 to July 2008, Mr. Loftus held various positions at Xilinx, Inc., most recently holding the position of Vice President/General Manager, General Products Division from May 2007 to July 2008. Prior to this he was their General Manager, CPLD Division from August 2005 to May 2007 and their Vice President/Managing Director, Asia Pacific from May 2002 to August 2005. Prior to his tenure at Xilinx, Mr. Loftus was a Research Engineer at Georgia Tech Research Institute from January 1983 to May 1991.

Sagar Pushpala, Senior Vice President, Worldwide Operations and Technology. Mr. Pushpala, age 52, has served as Intersil’s Senior Vice President, Worldwide Operations and Technology since September 13, 2008. From December 3, 2004 to September 12, 2008, he served as Intersil’s Vice President, Worldwide Operations. Prior to joining Intersil, he served as the Director of Wafer Fab Operations at Maxim Integrated Products from 1999 to 2004 where he held positions in their six-inch and eight-inch wafer fabrication lines. Prior to Maxim, Mr. Pushpala served as the Director of Process Technology Development at National Semiconductor where he was responsible for module development in their eight-inch R&D wafer fab. He was instrumental in the qualification of the first eight-inch fabs at both National Semiconductor and Maxim Integrated Products. Over his 20+ year career, Mr. Pushpala has held various senior engineering management positions at Maxim Integrated Products, National Semiconductor, Saratoga Semiconductor and Advanced Micro Devices. In addition, Mr. Pushpala serves on the Board of Directors of two privately-held companies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require the Company to disclose late filings of stock transaction reports by its executive officers, Directors, and ten-percent equity security holders. Based solely on a review of reports filed by the Company on these individuals’ behalf and written representations from the officers and Directors that no other reports were required, the Company believes that during the 52 weeks ending December 31, 2010, the Company’s officers, Directors and ten-percent equity security holders timely filed all reports they were required to file under Section 16(a); except for Mr. Diller, Mr. Lang and Mr. Pushpala, who each had one delinquent filing. Each of these delinquent filings have been subsequently reported on a Form 4 filing for each executive officer.

AUDIT FEES

Fees for audit services provided by KPMG LLP totaled $2,120,000 in fiscal year 2010, $1,810,000 in fiscal year 2009, and $2,037,000 in fiscal year 2008. Audit service fees include fees associated with the annual audit, reviews of the Company’s quarterly reports on Form 10-Q and other attest services related to regulatory filings.

AUDIT-RELATED FEES

Fees for audit related services provided by KPMG LLP totaled $10,000 for fiscal year 2010. No audit related services were provided by KPMG LLP in fiscal years 2009 or 2008.

TAX FEES

Fees for tax planning services provided by KPMG LLP totaled $835,000 for fiscal year 2010. No tax compliance, tax advice or tax planning services were provided by KPMG LLP in fiscal years 2009 or 2008.

ALL OTHER FEES

No professional accounting services were provided by KPMG LLP in fiscal years 2010, 2009 or 2008.

AUDIT COMMITTEE PRE-APPROVAL POLICY

All of the audit engagements relating to audit services, audit-related services and tax services described above were pre-approved by the Company’s Audit Committee in accordance with its Pre-Approval Policy. The Audit Committee Pre-Approval Policy provides for pre-approval of audit, audit-related, tax and other accounting engagements as specifically set forth by the Audit Committee on an annual basis. Individual engagements anticipated to exceed pre-approved fee thresholds and miscellaneous engagements not listed in the policy must be individually pre-approved. The policy authorizes the Audit Committee to delegate one or more of its members pre-approval authority with respect to permitted engagements.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of Intersil’s Proxy Statement or Annual Report may have been sent to multiple shareholders in your household. Intersil will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Investor Relations, Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, California 95035, Telephone: 1-888-468-3774, E-mail: investor@intersil.com. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

OTHER BUSINESS

The Company is not aware of any other matters that will be presented for shareholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By Order of the Board of Directors,

Thomas C. Tokos	Milpitas, California
Senior Vice President, General Counsel and Secretary	March 16, 2011

Exhibit A

INTERSIL CORPORATION
AMENDED AND RESTATED
2008 EQUITY COMPENSATION PLAN

Intersil Corporation, a Delaware corporation, wishes to attract key employees, directors and consultants to the Company and its Subsidiaries, to induce key employees, directors and consultants to remain with the Company and its Subsidiaries and to encourage them to increase their efforts to make the Company’s business more successful, whether directly or through its Subsidiaries. In furtherance thereof, the Intersil Corporation Amended and Restated 2008 Equity Compensation Plan is designed to provide equity-based incentives to key employees and consultants of the Company and its Subsidiaries and to directors of the Company. Awards under the Plan may be made in the form of Options, Stock Appreciation Rights, Restricted Stock, Phantom Shares, Deferred Stock Units and Other Stock-Based Awards.

1.	DEFINITIONS.

Whenever used herein and unless otherwise provided in a Participant’s Award Agreement, the following terms shall have the meanings set forth below:

 “Award” means, except where referring to a particular category of grant under the Plan, an Incentive Stock Option, Non-Qualified Stock Option, Stock Appreciation Right, Restricted Stock, Phantom Share, Deferred Stock Unit or Other Stock-Based Award.

“Award Agreement” means a certificate issued by the Company to a Participant evidencing and setting forth the terms and conditions of an Award made under the Plan.

“Board” means the Board of Directors of the Company.

“Cause” means the Participant’s (i) act or acts of dishonesty, moral turpitude or criminality with respect to his or her employment or other service with the Company, (ii) continued failure to perform such Participant’s duties as an Employee, Director or Consultant, as reasonably determined by the Board (or the Committee, if such power is so delegated by the Board) acting in good faith, after reasonable notice of such failure and opportunity to cure such failure (if curable) is given to such Participant by the Board (or the Committee, if such power is so delegated by the Board), or (iii) willful or deliberate violations of such Participant’s obligations to the Company that result or could reasonably be expected to result in material injury to the Company. For these purposes “Company” shall include the Subsidiaries of the Company, as applicable.

“Change in Control” means the happening of any of the events described below:

(i)
any Person, other than (a) the Company or any of its Subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, (d) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportion as their ownership of stock of the Company, or (e) a Participant or any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) which includes the Participant), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(ii)
during any period of 12 consecutive months, the individuals at the beginning of any such period who constitute the Board and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of any such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(iii)
the consummation of a merger or consolidation of the Company in which the shareholders of the Company immediately prior to such merger or consolidation, would not, immediately after the merger or consolidation, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the merger or consolidation (or of its ultimate parent corporation, if any); or

(iv)
the complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Company immediately prior to such sale.

“Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations thereunder.

“Committee” means the Committee appointed by the Board under Section 3.

“Common Stock” means Class A Common Stock of the Company, par value $.01 per share, either currently existing or authorized hereafter.

“Company” means Intersil Corporation, a Delaware corporation, or any successor thereto.

“Consultant” means a key consultant rendering service to the Company or its Subsidiaries.

“Deferred Stock Unit” or “DSU” means the unfunded right awarded under Section 10 to receive a Share after the applicable vesting period or deferral period expires and all other conditions, including, when applicable, the attainment of specified Performance Goals, provided by the Committee are satisfied.

“Director” means a member of the Board who is not an employee of the Company or a Subsidiary.

“Disability” means a Participant either:

(i)
is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii)
is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

“Employee” means a key employee of the Company or its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

“Fair Market Value” per Share means, on any given date (i) if the Shares are then listed on a national stock exchange, the closing price per Share on the exchange for such date, or if no sale was made on such date on the exchange, on the last preceding day on which a sale occurred; (ii) if the Shares are not then listed on a national exchange, but are then quoted on NASDAQ or a similar quotation system, the closing price for the Shares as quoted on NASDAQ or a similar quotation system on such date, or if no sale was made on such date on the exchange, on the last preceding day on which a sale was made; or (iii) if (i) and (ii) do not apply, such value as the Committee in its discretion may in good faith determine in accordance with Section 409A of the Code (and, with respect to Incentive Stock Options, Section 422 of the Code) and the applicable guidance thereunder.

“Grantee” means an Employee, Director or Consultant who is granted a Stock Appreciation Right, Restricted Stock, Phantom Share, Deferred Stock Unit or Other Stock-Based Award hereunder.

“Incentive Stock Option” means an Option which is an “incentive stock option” within the meaning of Section 422(b) of the Code.

“Non-Qualified Stock Option” means an Option which is not an Incentive Stock Option.

“Option” means the right to purchase, at the price and for the term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions in the Plan and the applicable Award Agreement, a number of Shares determined by the Committee.

“Optionee” means an Employee, Director, or Consultant to whom an Option is granted, or the Successors of the Optionee, as the context so requires.

“Option Price” means the exercise price per Share of an Option.

“Other Stock-Based Award” shall have the meaning set forth in Section 11.

“Participant” means a Grantee or Optionee.

“Performance Goal” means the goal established by the Committee for a performance measuring period during the period permitted by Section 162(m) of the Code, based upon one or more criteria that the Committee shall select from the following: revenue growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”); operating income; net operating income after tax; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on capital employed; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; or debt reduction, in each case, as it may relate to the Company or any Subsidiary (or any division or business unit thereof).

“Person” means any individual, partnership, corporation, company, limited liability company, association, trust, joint venture, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Phantom Share” means a right, granted pursuant to the Plan, of the Grantee to receive payment of the Phantom Share Value.

“Phantom Share Value” means, with respect to each Phantom Share, the Fair Market Value of a Share on the Settlement Date or, if so provided by the Committee, such Fair Market Value less a base value established by the Committee at the time of grant.

“Plan” means this Intersil Corporation Amended and Restated 2008 Equity Compensation Plan, as amended from time to time.

“Restricted Stock” means an award of Shares that are subject to restrictions hereunder as described in Section 8.

“Retirement” means the Separation from Service of a Participant with the Company under circumstances which would entitle an Employee to an immediate pension under one of the Company’s approved retirement plans or retirement as determined by the Committee in its absolute discretion pursuant to such other standard as may be adopted by the Committee.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations thereunder.

“Separation from Service” means a Participant’s termination of employment or other service, as applicable, with the Company and its Subsidiaries that meets the requirements of a “separation from service” as defined in Section 409A of the Code and guidance thereunder. For these purposes, service with the Company or its Subsidiaries does not include any period of required notice under applicable law prior to Separation from Service, or during which a Participant is receiving severance pay or “pay in lieu of notice”. Cessation of service as an officer, Employee, Director or Consultant shall not be treated as a Separation from Service if the Participant continues without interruption to serve thereafter in a material manner in another one (or more) of such other capacities, as determined by the Committee in its sole discretion. Unless otherwise required under Section 409A of the Code, a transfer of employment or service between the Company and a Subsidiary shall not be deemed a Separation from Service. However, individuals employed by or providing services to an entity that ceases to be a Subsidiary shall be deemed to have incurred a Separation from Service as of the date such entity ceases to be a Subsidiary unless such individual is employed by, or in the service of, the Company or another Subsidiary immediately thereafter.

“Settlement Date” has the meaning set forth under Section 9.4(c).

“Share” means one share of Common Stock of the Company.

“Specified Employee” means a “specified employee” as determined in accordance with the requirements under Section 409A of the Code.

“Stock Appreciation Right” or “SAR” means the right granted under Section 7 to receive, in cash or Shares, as determined by the Committee, the increase in the Fair Market Value of a Share underlying the SAR from the date of grant to the date of exercise.

“Subsidiary” means any corporation, partnership, joint venture or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.

“Successor of the Optionee” means: (i) the legal representative of the estate of a deceased Optionee, (ii) persons who shall acquire the right to exercise an Option by bequest or inheritance or by reason of the death of the Optionee or (iii) persons who shall acquire the right to exercise an Option on behalf of the Optionee as the result of a determination by a court or other governmental agency of the incapacity of the Optionee.

2.	EFFECTIVE DATE AND TERMINATION OF PLAN.

The Intersil Corporation 2008 Equity Compensation Plan (the “Old Plan”) originally became effective on May 7, 2008. This Plan (which amends and restates the Old Plan in its entirety) became effective on May 4, 2011, subject to the approval of the shareholders of the Company. The Plan shall terminate on, and no Award shall be granted hereunder on or after, May 4, 2021; provided, however, that the Board (or the Committee, if such power is so delegated by the Board) may at any time prior to that date terminate the Plan.

3.	ADMINISTRATION OF PLAN.

a)
The Plan shall be administered by the Committee appointed by the Board. The Committee shall consist of at least two individuals each of whom shall be a “non-employee director” as defined in Rule 16b-3 as promulgated by the Securities and Exchange Commission (“Rule 16b-3”) under the Exchange Act and shall (to the extent relief from the limitation of Section 162(m) of the Code is sought with respect to Awards), qualify as “outside directors” for purposes of Section 162(m) of the Code and related Treasury regulations and meet the requirements for “independence” of any applicable stock exchange or securities self-regulatory organization. Notwithstanding the foregoing, the Board or the Committee may, to the extent permitted by applicable law or the rules of any applicable securities exchange, designate one or more officers or Board members to serve as a “Secondary Committee” and delegate to the Secondary Committee authority to grant Awards to eligible individuals who are not subject to the requirements of Rule 16b-3 or Section 162(m) of the Code. Unless otherwise provided herein, the Secondary Committee shall have the same authority with respect to selecting the individuals to whom such Awards are granted and establishing the terms and conditions of such Awards as the Committee has under the terms of the Plan.

b)
The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. No member of the Committee may act as to matters under the Plan exclusively relating to such member. If no Committee is designated by the Board to act for these purposes, the Board shall have the rights and responsibilities of the Committee hereunder.

c)
Subject to the provisions of the Plan, the Committee shall in its discretion as reflected by the terms of the Award Agreements (i) authorize the granting of Awards to Employees, Directors or Consultants of the Company and its Subsidiaries; (ii) determine the eligibility of an Employee, Director or Consultant to receive an Award subject to Section 4 hereof, (iii) determine the number of Shares to be covered under any Award Agreement (considering the position and responsibilities of the Employee, Director or Consultant, the nature and value to the Company of the Employee’s, Director’s or Consultant’s present and potential contribution to the success of the Company whether directly or through a Subsidiary, and such other factors as the Committee may deem relevant), the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, and waivers of or modifications to Performance Goals relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award, and (iv) determine the Performance Goals, if any, that apply to the receipt or vesting of any Award hereunder and certify that such Performance Goals have been attained, if applicable.

d)
The Award Agreement shall contain such other terms, provisions and conditions not inconsistent herewith as determined by the Committee. The Participant shall take whatever additional actions and execute whatever additional documents the Committee may in its reasonable judgment deem necessary or advisable in order to carry out or affect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of the Plan and the Award Agreement.

e)
Without limiting the generality of the Committee’s discretion hereunder, the Committee may (subject to such considerations as may arise under Section 16 of the Exchange Act, or under other corporate, securities or tax laws) take any steps it deems appropriate, that are not inconsistent with the purposes and intent of the Plan, to establish Performance Goals applicable to Awards otherwise permitted to be granted hereunder, and to attempt to procure shareholder approval with respect thereto, to take into account the provisions of Section 162(m) of the Code and the regulations thereunder.

4.	ELIGIBILITY.

Any Employee, Director or Consultant who is designated by the Committee as eligible to participate in the Plan shall be eligible to receive an Award under the Plan, provided that Incentive Stock Options shall be granted only to Employees of the Company and its Subsidiaries (provided that such Subsidiary satisfies the requirements of Code Section 424(f)).

5.	SHARES AND UNITS SUBJECT TO THE PLAN; TERM OF AWARDS.

5.1.	In General.

a)
Subject to Sections 5.1(d) and 5.2, and subject to adjustments as provided in Section 16, the total number of Shares subject to Awards granted under the Plan, in the aggregate, may not exceed 28,852,316; provided that each share issued pursuant to an Award other than an Option or SAR shall reduce the number of Shares available for issuance under the Plan by 2.33 Shares. For example, if all Awards under the Plan are in the form of Restricted Stock Awards, 12,382,968 Shares are available for issuance, subject to adjustment as provided in Section 16. With respect to stock-settled SARs, each such SAR shall count against the limit described in the first sentence of this Section 5.1(a) based on the number of Shares underlying the exercised portion of such Award rather than the number of Shares actually issued in settlement of such Award. Any Shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the number of Shares available for Awards under the Plan. Shares distributed under the Plan may be treasury Shares or authorized but unissued Shares.

b)
If any Shares covered by an Award are later canceled or forfeited or for any other reason are not, and will not be, payable under the Plan, such Shares may again be made the subject of Awards under the Plan; provided, however, that such Shares shall be counted against the Individual Limit (as defined in Section 5.2); provided further, however, that any Shares tendered by a Participant in connection with the net exercise of an Award or the tax liability with respect to an Award, including Shares withheld from any such Award, shall not be available for future Awards hereunder. The Committee may adopt procedures for the counting of Shares relating to any Award to ensure appropriate counting, avoid double counting, provide for adjustments in any case in which the number of Shares actually distributed differs from the number of Shares previously counted in connection with such Award, and if necessary, to comply with applicable law or regulations.

c)
The certificates for Shares issued hereunder may include any legend which the Committee deems appropriate to reflect any rights of first refusal or other restrictions on transfer hereunder or under the Award Agreement, or as the Committee may otherwise deem appropriate.

d)
Notwithstanding any other provision of the Plan to the contrary, in addition to the Share limit set forth in Section 5.1(a), in connection with the Company’s underwater stock option exchange that was implemented in 2009 (the “Option Exchange”), 2,913,705 additional Shares (subject to adjustment as provided in Section 16) are reserved for issuance under the Plan solely with respect to the exercise of any Options granted in connection with the Option Exchange. Such additional shares may be used solely in connection with Options granted under the Option Exchange and, to the extent not used, will be cancelled and will not be available for future grant under the Plan.

5.2.	Other Limitations.

In no event may any Participant receive Awards totaling more than 666,667 Shares in any calendar year (the “Individual Limit”), or in the case of Awards payable in cash $2,000,000. The aggregate Fair Market Value, determined as of the date an Award is granted, for Awards that are intended to be Incentive Stock Options which are first exercisable by the Optionee during any calendar year under the Plan (or any other stock option plan required to be taken into account under Section 422(d) of the Code) shall not exceed $100,000. To the extent an Award purporting to be an Incentive Stock Option exceeds the limitation in the previous sentence the portion of the Award in excess of such limit shall be a Non-Qualified Stock Option.

5.3.	Term of Awards.

The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any SAR or Option exceed a period of seven years from the date of grant.

5.4.	Certain Vesting Requirements.

Subject to the terms of the plan, awards of Deferred Stock Units, Other Stock-Based Awards, Phantom Shares and Restricted Stock shall vest ratably over a period of not less than three years, unless the vesting of such Awards is based upon the achievement of performance criteria, in which case such Awards shall vest over a period of not less than one year; provided, however, that notwithstanding the foregoing, the Company’s Compensation Committee may, in its sole discretion, grant Awards of Deferred Stock Units, Other Stock-Based Awards, Phantom Shares and Restricted Stock representing, in the aggregate, not more than 10% of the number of Shares reserved for issuance under Section 5.1(a) (determined without regard to any special Share counting rules described in Section 5.1(a)) that are not subject to any minimum vesting period requirement.

6.	PROVISIONS APPLICABLE TO STOCK OPTIONS.

6.1.	Grant of Option.

Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement: (i) determine and designate from time to time those eligible Employees, Directors and Consultants to whom Options are to be granted and the number of Shares to be optioned to each such Employee, Director and Consultant; (ii) determine whether to grant Incentive Stock Options, Non-Qualified Stock Options, or both (to the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option hereunder); provided that Incentive Stock Options may only be granted to Employees of the Company and its Subsidiaries (provided that such Subsidiary satisfies the requirements of Code Section 424(f)); (iii) cause each Option to be designated as an Incentive Stock Option or a Non-Qualified Stock Option; (iv) determine the time or times when and the manner and condition in which each Option shall be exercisable and the duration of the exercise period; and (v) determine or impose other conditions to the grant or exercise of Options under the Plan as it may deem appropriate.

6.2.	Option Price.

a)
The Option Price shall be determined by the Committee on the date the Option is granted and shall be reflected in the Award Agreement, as the same may be amended from time to time subject to section 6.2(b). Any particular Award Agreement may provide for different exercise prices for specified amounts of Shares subject to the Option provided that the Option Price with respect to each Option (regardless of whether it is an Incentive Stock Option or Non-Qualified Stock Option) shall not be less than 100% of the Fair Market Value of a Share on the day the Option is granted. Notwithstanding the foregoing, in the case of the grant of an Incentive Stock Option to an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners), the Option Price with respect to each Option shall not be less than 110% of the Fair Market Value of a Share on the day the Option is granted.

b)	The Option Price of an Option awarded under the Plan shall not be reduced after the grant of such Option, except in the case of a change in capital structure as described in Section 16.1.

6.3.	Period of Options Vesting and Exercisability.

a)
Unless earlier expired, forfeited or otherwise terminated, each Option shall expire in its entirety upon the seventh anniversary of the date of grant or shall have such other shorter term as is set forth in the applicable Award Agreement (except that, in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners) who is granted an Incentive Stock Option, the term of such Option shall be no more than five years from the date of grant). The Option shall also expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder or under the Award Agreement.

b)
The Award Agreement may, but need not, include a provision whereby the Optionee may elect at any time while an Employee, Director, or a Consultant to exercise the Option as to any part or all of the Shares subject to the Option prior to the full vesting of the Option. Any Shares so purchased (i) shall vest in accordance with the vesting schedule otherwise applicable to the Option, (ii) shall, prior to vesting, be subject to a repurchase right in favor of the Company, with the repurchase price to be equal to the lesser of (x) the exercise price paid or (y) the Fair Market Value of the Shares on the date of such repurchase, and (iii) shall be subject to any other restriction the Company determines to be appropriate.

c)
Unless otherwise provided in the Award Agreement or herein, no Option (or portion thereof) shall ever become vested and exercisable, and no Shares acquired pursuant to such Option shall ever become vested, if the Optionee has a Separation from Service before the time at which such Option or Shares would otherwise have become vested, and any Option that would otherwise become vested and exercisable, or Shares that would otherwise become vested, after such Separation from Service shall be forfeited upon such separation. Notwithstanding the foregoing provisions of this Section 6.3, Options exercisable pursuant to the schedule set forth by the Committee at the time of grant may be fully or more rapidly exercisable or vested, and Shares subject to such schedule may be fully or more rapidly vested, at any time in the discretion of the Committee. Upon and after the death of an Optionee, such Optionee’s Options, if and to the extent otherwise exercisable hereunder or under the applicable Award Agreement after the Optionee’s death, may be exercised by the Successors of the Optionee.

6.4.	Exercisability Upon and After Separation of Optionee.

a)	The Committee shall provide in the Award Agreement the extent (if any) to which any Option may be exercised upon the Separation from Service of the Optionee.

b)
Except as may otherwise be expressly set forth in this Section 6 or as may otherwise be expressly provided under the Award Agreement, no provision of this Section 6 is intended to or shall permit the exercise of the Option to the extent the Option was not exercisable upon the Separation from Service.

6.5.	Exercise of Options.

a)
Subject to vesting and other restrictions provided for hereunder or otherwise imposed in accordance herewith, an Option may be exercised, and payment in full of the aggregate Option Price made, by an Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased.

b)
Without limiting the scope of the Committee’s discretion hereunder, the Committee may impose such other restrictions on the exercise of Incentive Stock Options (whether or not in the nature of the foregoing restrictions) as it may deem necessary or appropriate.

c)
If Shares acquired upon exercise of an Incentive Stock Option are disposed of in a disqualifying disposition within the meaning of Section 422 of the Code by an Optionee prior to the expiration of either two years from the date of grant of such Option or one year from the transfer of Shares to the Optionee pursuant to the exercise of such Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Optionee shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company (or any Subsidiary) thereupon has a tax-withholding obligation, shall pay to the Company (or such Subsidiary) an amount equal to any withholding tax the Company (or Subsidiary) is required to pay as a result of the disqualifying disposition.

6.6.	Payment.

a)	The aggregate Option Price shall be paid in full within three days of exercise. Payment must be made by one of the following methods

(i)	cash or a certified or bank cashier’s check;

(ii)	in cash or a certified or bank cashier’s check or wire transfer received from a broker-dealer whom the Participant has authorized to sell all or a portion of the Shares covered by the Option,

(iii)
if approved by the Committee in its discretion, Shares of Common Stock owned by the Participant prior to the exercise and having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price; or

(iv)
by any combination of such methods of payment or any other method acceptable to the Committee in its discretion; provided, that such method does not result in an impermissible or illegal arrangement of or extension of credit by the Company to the Participant.

b)
Except in the case of Options exercised by certified or bank cashier’s check, the Committee may impose limitations and prohibitions on the exercise of Options as it deems appropriate, including, without limitation, any limitation or prohibition designed to avoid adverse accounting consequences which may result from the use of Common Stock as payment upon exercise of an Option. Any fractional Shares resulting from an Optionee’s election that is accepted by the Company shall be paid in cash.

6.7.	Exercise by Successors.

An Option may be exercised, and payment in full of the aggregate Option Price made, by the Successors of the Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased.

6.8.	Non-Transferability of Option.

Each Option granted under the Plan shall by its terms be nontransferable by the Optionee except by will or the laws of descent and distribution of the state wherein the Optionee is domiciled at the time of his death. The Committee may (but need not) permit other transfers of Non-Qualified Stock Options, where the Committee concludes that such transferability (i) does not result in an acceleration resulting in U.S. federal income taxation under Section 409A of the Code, and (ii) is otherwise appropriate and desirable.

7.	PROVISIONS APPLICABLE TO STOCK APPRECIATION RIGHTS

The grant of Stock Appreciation Rights (SARs) shall be subject to the following terms and conditions:

7.1.	Grant of SARs:

Any SAR granted under the Plan shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and shall specify the number of Shares subject to the SAR and the exercise price for the SAR. The Agreement may contain such other provisions not inconsistent with the terms of the Plan as the Committee shall deem advisable. The exercise price of a SAR shall not be less than the Fair Market Value of the Common Stock on the date of grant.

7.2.	Tandem SARs.

A SAR granted under the Plan may, if the Committee so provides, be granted in tandem with all or a portion of a related Option. A SAR granted in tandem with an Option may be granted either at the time of the grant of the Option or at a time thereafter during the term of the Option and shall be exercisable only to the extent that the related Option is exercisable. The exercise price of a SAR granted in tandem with an Option may not be less than the Fair Market Value of the Shares underlying the related Option on the date of the SAR grant.

7.3.	Exercise of a SAR:

A SAR shall entitle the Participant to exercise such SAR (or any portion of such SAR) by surrendering the SAR in exchange for a payment equal to the excess of the Fair Market Value of the shares of Common Stock covered by the SAR on the date of exercise over the exercise price of the SAR. Such payment may be in cash, in shares of Common Stock, in shares of Restricted Stock, or any combination thereof, as the Committee shall determine. Upon exercise or lapse of a SAR issued in tandem with an Option, the related Option shall be canceled automatically to the extent of the number of shares of Common Stock covered by such exercise or lapse, and such shares shall no longer be available for purchase under the Option. Conversely, if the related Option is exercised, or lapses, as to some or all of the shares of Common Stock covered by the grant, the related SAR, if any, shall be canceled automatically to the extent of the number of shares of Common Stock covered by the Option exercise or lapse.

7.4.	Other Applicable Provisions:

Unless specifically provided in this Article VII and unless otherwise provided in an Award Agreement, a SAR shall be subject to the same terms and conditions applicable to Options as stated in Article VI.

8.	PROVISIONS APPLICABLE TO RESTRICTED STOCK.

8.1.	Grant of Restricted Stock.

Subject to the other terms of the Plan, the Committee may, in its discretion as reflected by the terms of the applicable Award Agreement: (i) authorize the granting of Restricted Stock to eligible Employees, Directors and Consultants; (ii) determine the restrictions applicable to Restricted Stock; and (iii) determine or impose other conditions to the grant of Restricted Stock under the Plan as it may deem appropriate.

8.2.	Certificates.

a)
Each Grantee of Restricted Stock shall be issued a stock certificate in respect of Restricted Stock awarded under the Plan. Such certificate shall be registered in the name of the Grantee. Without limiting the generality of Section 5.1(c), the certificates for Restricted Stock issued hereunder may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the Award Agreement, or as the Committee may otherwise deem appropriate, and, without limiting the generality of the foregoing, shall bear a legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Intersil Corporation Amended and Restated 2008 Equity Compensation Plan and an Award Agreement issued by Intersil Corporation to the registered owner. Copies of such Plan and Award Agreement are on file in the offices of Intersil Corporation.

b)
The Committee shall require that the stock certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Stock, the Grantee shall have delivered a stock power, endorsed in blank, relating to the stock covered by such Award. If and when such restrictions lapse, the stock certificates shall be delivered by the Company to the Grantee or his or her designee as provided in Section 8.3.

8.3.	Restrictions and Conditions.

a)	Unless otherwise provided by the Committee, the Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(i)
Subject to the provisions of the Plan and the Award Agreement, during a period commencing with the date of the Award and ending on the date the period of forfeiture with respect to the Restricted Stock lapses, the Grantee shall not be permitted voluntarily or involuntarily to sell, transfer, pledge, anticipate, alienate, encumber or assign Restricted Stock awarded under the Plan (or have such Shares attached or garnished). The period of forfeiture with respect to Restricted Stock granted hereunder shall lapse as provided in the Plan and the applicable Award Agreement.

(ii)
Except as provided in the foregoing clause (i), the Grantee shall have, in respect of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the Shares, and the right to receive any dividends, which dividends shall be held by the Company (unsegregated as a part of its general assets) until the period of forfeiture lapses (and shall be forfeited if the underlying Shares are forfeited). Certificates for Shares (not subject to restrictions) shall be delivered to the Grantee or his or her designee promptly after, and only after, the period of forfeiture shall lapse without forfeiture in respect of such Restricted Stock.

(iii)
Subject to the provisions of the Award Agreement, if the Grantee has a Separation from Service for any reason during the applicable period of forfeiture, then all Shares still subject to restriction (and any dividends related thereto) shall thereupon, and with no further action, be forfeited by the Grantee.

b)	Restricted Shares shall vest according to the terms and conditions set forth in the Award Agreement, as determined by the Committee at the time of grant.

9.	PROVISIONS APPLICABLE TO PHANTOM SHARES.

9.1.	Grant of Phantom Shares.

Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement: (i) authorize the granting of Phantom Shares to eligible Employees, Directors and Consultants and (ii) determine or impose other conditions to the grant of Phantom Shares under the Plan as it may deem appropriate.

9.2.	Vesting.

a)	Phantom Shares shall vest according to the terms and conditions set forth in the Award Agreement, as determined by the Committee at the time of grant.

b)
Unless otherwise provided in the Award Agreement, if a Grantee has a Separation from Service, any and all of the Grantee’s Phantom Shares which have not vested prior to or as of such termination shall thereupon, and with no further action, be forfeited and cease to be outstanding.

9.3.	Settlement of Phantom Shares.

a)
Each vested and outstanding Phantom Share shall be settled by the transfer to the Grantee of Shares, cash or any combination of the foregoing (as determined by the Committee in its sole discretion) in an amount equal to the Phantom Share Value.

b)
Each Phantom Share shall be settled with a single-sum payment by the Company; provided that, with respect to Phantom Shares of a Grantee which have a common Settlement Date, the Committee may permit the Grantee to elect in accordance with procedures established by the Committee to receive installment payments over a period not to exceed ten (10) years. Such election must be made (i) in the year before the award is made, (ii) within 30 days of initial eligibility under the Plan, (iii) within 30 days after a grant but only if there is at least a 12 month vesting requirement attached to the Award and the deferral election is made at least 12 months before any portion of the Award is scheduled to vest, or (iv) if the Award is subject to attainment of Performance Goals over a performance period of not less than 12 months, at least 6 months prior to the date the applicable performance period for such Performance Goal ends; provided, that, in any such case, such election complies with the requirements of Section 409A of the Code and the regulations thereunder.

c)
Phantom Shares shall be settled as provided above within 10 days after the date on which they become vested (the “Settlement Date”), provided that a Grantee may elect, in accordance with procedures to be adopted by the Committee, that such Settlement Date will be deferred as elected by the Grantee to a time permitted by the Committee under procedures to be established by the Committee. Elections under this Section 9.4(c) will not be effective for twelve months and must be made no later than twelve (12) months prior to the date on which the Award would otherwise be settled and must require payment of a lump-sum or the commencement of payments over a period not to exceed ten (10) years (as specified in the form of election) no earlier than five (5) years following the date upon which payment would otherwise commence under the terms of the Award Agreement; provided, that, in any case, such election complies with the requirements of Section 409A of the Code and the regulations thereunder.

9.4.	Other Phantom Share Provisions.

a)
Rights or benefits with respect to Phantom Shares granted under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance attachment, charge, garnishment, execution, or levy of any kind, wither voluntary or involuntary, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, charge or otherwise dispose of any right or benefits payable hereunder shall be void.

b)
A Grantee may designate in writing, on forms to be prescribed by the Committee, a beneficiary or beneficiaries to receive any payments payable after his or her death and may amend or revoke such designation at any time. If no beneficiary designation is in effect at the time of a Grantee’s death, payments hereunder shall be made to the Grantee’s estate. If a Grantee with a vested Phantom Share that has been deferred dies, such Phantom Share shall be settled and the Phantom Share Value in respect of such Phantom Shares paid, as soon as practicable (but no later than 60 days) after the date of death to such Grantee’s beneficiary or estate, as applicable.

c)
Phantom Shares are solely a device for the measurement and determination of the amounts to be paid to a Grantee under the Plan. Each Grantee’s right in the Phantom Shares is limited to the right to receive payment, if any, as may herein be provided. The Phantom Shares do not constitute Common Stock and shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company may establish a mere bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of ERISA. The right of any Grantee of Phantom Shares to receive payments by virtue of participation in the Plan shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained in the Plan shall be construed to give any Grantee any rights with respect to Shares or any ownership interest in the Company. Without limiting Section 9, no provision of the Plan shall be interpreted to confer any voting, dividend or derivative or other similar rights with respect to any Phantom Shares.

10.	PROVISIONS APPLICABLE TO DEFERRED STOCK UNITS

10.1.
Grant of DSUs. Subject to the terms of the Plan, the Committee may grant Deferred Stock Units to eligible Employees, Directors and Consultants pursuant to an Award Agreement, which contains such terms and conditions as determined by the Committee.

10.2.
Vesting; Other Restrictions. The DSUs granted under the Plan shall vest and be paid in accordance with the terms provided for by the Committee in an Award Agreement (with payment to occur within 10 days after the vesting date, unless deferred in accordance with this Section 10). The DSU may be subject to additional terms and conditions as the Committee so determines in its sole and absolute discretion. Unless the Committee provides otherwise in an applicable Award Agreement, in the event of a Separation from Service for any reason, all unvested DSUs will be forfeited upon Separation from Service.

10.3.
Deferral of DSUs. The terms of a DSU grant may provide for the elective deferral of receipt of a DSU in accordance with terms established by the Committee. Such deferral must be made (i) in the year before the award is made, (ii) within 30 days of initial eligibility under the Plan, (iii) within 30 days of a grant but only if there is at least a 12 month vesting requirement attached to the Award and the deferral election is made at least 12 months before any portion of the Award is scheduled to vest, or (iv) if the Award is subject to attainment of Performance Goals over a performance period of not less than 12 months, at least 6 months prior to the date the applicable performance period for such Performance Goal ends.

10.4.
Certificates; Shareholder Rights; Dividends. A Share certificate shall not be issued to the Grantee prior to vesting or the expiration of any applicable deferral period under section 10.3. Prior to the date a Share is issued, a Grantee shall not have the right to vote the shares or receive dividends. However, the Committee may provide for payments that are equal to the amount of the dividends which are otherwise payable with respect to unvested or deferred DSUs (“Dividend Equivalents”) provided that such Dividend Equivalents shall be subject to the same restrictions as the underlying DSU.

10.5.	Non-Transferability. A DSU Grantee may not sell, transfer, assign or in any other way convey or encumber a DSU.

11.	OTHER STOCK-BASED AWARDS

The Committee is authorized, subject to limitations under applicable law, to grant to Participants any type of award (in addition to those Awards provided in Sections 6 through and including 10 hereof) that is payable in, or valued in whole or in part by reference to, shares of Common Stock, and that is deemed by the Committee to be consistent with the purposes of the Plan (any such Award, an “Other Stock-Based Award”). Other Stock-Based Awards shall be subject to such terms and conditions as may be determined by the Committee, consistent with the terms and purposes of the Plan.

12.	CLAIMS PROCEDURE

With respect to Phantom Shares and Deferred Stock Units, but only to the extent ERISA is applicable to such Award, the Company shall administer a claims procedure as follows:

12.1.
Initial Claim. A Participant or his or her beneficiary who believes that he or she is entitled to benefits under the Plan (the “Claimant”), or the Claimant’s authorized representative acting on behalf of such Claimant, must make a claim for those benefits by submitting a written notification of his or her claim of right to such benefits. Such notification must be on the form and in accordance with the procedures established by the Committee.

12.2.
Procedure for Review. The Committee shall establish administrative processes and safeguards to ensure that all claims for benefits are reviewed in accordance with the Plan and that, where appropriate, the Plan provisions have been applied consistently to similarly situated Claimants. Any notification to a Claimant required hereunder may be provided in writing or by electronic media, provided that any electronic notification shall comply with the applicable standards imposed under section 2520.104b-1(c) of Title 29 of the Code of Federal Regulations.

12.3.
Claim Denial Procedure. If a claim is wholly or partially denied, the Committee shall notify the Claimant within a reasonable period of time, but not later than 90 days after receipt of the claim, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 180 days from receipt of the claim. The extension notice shall indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Committee expects to render a benefit determination. A benefit denial notice shall be written in a manner calculated to be understood by the Claimant and shall set forth: (i) the specific reason or reasons for the denial, (ii) the specific reference to the Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, with reasons therefore, and (iv) the procedure for reviewing the denial of the claim and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a legal action under section 502(a) of ERISA following an adverse benefit determination on review.

12.4.
Appeal Procedure. In the case of an adverse benefit determination, the Claimant or his or her representative shall have the opportunity to appeal to the Committee for review thereof by requesting such review in writing to the Committee within 60 days of receipt of notification of the denial. Failure to submit a proper application for appeal within such 60 day period will cause such claim to be permanently denied. The Claimant or his or her representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. A document, record or other information shall be deemed “relevant” to a claim in accordance with section 2560.503-1(m)(8) of Title 29 of the Code of Federal Regulations. The Claimant or his or her representative shall also be provided the opportunity to submit written comments, documents, records and other information relating to the claim for benefits. The Committee shall review the appeal taking into account all comments, documents, records and other information submitted by the Claimant or his or her representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

12.5.
Decision on Appeal. The Committee shall notify a Claimant of its decision on appeal within a reasonable period of time, but not later than 60 days after receipt of the Claimant’s request for review, unless the Committee determines that special circumstances require an extension of time for processing the appeal. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Committee expects to render a benefit determination. An adverse benefit decision on appeal shall be written in a manner calculated to be understood by the Claimant and shall set forth: (i) the specific reason or reasons for the adverse determination, (ii) the specific reference to the Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim (the relevance of a document, record or other information will be determined in accordance with section 2560-1(m)(8) of Title 29 of the Code of Federal Regulations) and (iv) a statement of the Claimant’s right to bring a legal action under section 502(a) of ERISA.

13.	TAXES; WITHHOLDING.

13.1.	In General.

The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding determined by the Committee to be required by law. Without limiting the generality of the foregoing, the Committee may, in its discretion, require a Participant to pay to the Company at such time as the Committee determines the amount that the Committee deems necessary to satisfy the Company’s obligation to withhold federal, state or local income or other taxes incurred by reason of (i) the exercise of any Option or SAR, (ii) the lapsing of any restrictions applicable to any Restricted Stock or DSUs, (iii) the receipt of a distribution in respect of Phantom Shares or (iv) any other applicable income-recognition event (for example, an election under Section 83(b) of the Code). Notwithstanding anything contained herein to the contrary, all taxes, interest and penalties incurred by a Participant with respect to an Award granted under the Plan (including, without limitation, any taxes, interest or penalties incurred under Code Section 409A) shall be the sole responsibility of the Participant, and neither the Company nor any Subsidiary shall have any liability therefore.

13.2.	Share Withholding.

a)
Upon the exercise of an Option or SAR, the Participant may, if approved by the Committee in its discretion, make a written election to have Shares then issued withheld by the Company from the Shares otherwise to be received, or to deliver previously owned Shares, in order to satisfy the liability for such withholding taxes. In the event that the Participant makes, and the Committee permits, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes. Where the exercise of an Option does not give rise to an obligation by the Company to withhold federal, state or local income or other taxes on the date of exercise, but may give rise to such an obligation in the future, the Committee may, in its discretion, make such arrangements and impose such requirements as it deems necessary or appropriate.

b)
Upon the lapsing of restrictions on, or settlement of, Restricted Stock, Phantom Shares or DSUs (or other income-recognition event), the Grantee may, if approved by the Committee in its discretion, make a written election to have Shares withheld by the Company from the Shares otherwise to be released from restriction, or to deliver previously owned Shares (not subject to restrictions hereunder), in order to satisfy the liability for such withholding taxes. In the event that the Grantee makes, and the Committee permits, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of such lapse or settlement sufficient to satisfy the applicable withholding taxes.

c)	Any withholding of Shares under this Section 13.2 shall occur at a rate that does not exceed the minimum required tax withholding rate.

13.3.	Withholding Required.

Notwithstanding anything contained in the Plan to the contrary, the Participant’s satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide Shares to the Participant and to the release of any restrictions as may otherwise be provided hereunder, as applicable; and the applicable Award shall be forfeited upon the failure of the Participant to satisfy such requirements.

13.4.	For purposes of this Section 13, the “Company” shall include the Company and its Subsidiaries, as applicable.

14.	REGULATIONS AND APPROVALS.

14.1.
The obligation of the Company to sell Shares with respect to an Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

14.2.
The Committee may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to an Award.

14.3.
Each Award (or issuance of Shares in respect thereof) is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of an Award, no payment shall be made or Shares issued in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Committee.

14.4.
In the event that the disposition of stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.

14.5.
Without amending the Plan, Awards may be granted to Participants who are foreign nationals or employed outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the Plan.

15.	INTERPRETATION AND AMENDMENTS, OTHER RULES.

The Committee may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. Without limiting the generality of the foregoing, the Committee may (i) determine the extent, if any, to which an Award shall be forfeited (whether or not such forfeiture is expressly contemplated hereunder); (ii) interpret the Plan and the Award Agreements hereunder, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, provided that the Committee’s interpretation shall not be entitled to deference on and after a Change in Control except to the extent that such interpretations are made exclusively by members of the Committee who are individuals who served as Committee members before the Change in Control; and (iii) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof. Unless otherwise expressly provided hereunder, the Committee, with respect to any grant, may exercise its discretion hereunder at the time of the Award or thereafter. In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Committee, except as provided in clause (ii) of the foregoing sentence, shall be final and binding upon all persons. The Board (or the Committee, if such power is so delegated by the Board) may amend the Plan as it shall deem advisable, except that no amendment may adversely affect a Participant with respect to an Award previously granted unless such amendments are required in order to comply with applicable laws; provided that the Board (or the Committee, if such power is so delegated by the Board) may not make any amendment in the Plan that would, if such amendment were not approved by the holders of the Common Stock, cause the Plan to fail to comply with any requirement of applicable law or regulation, unless and until the approval of the holders of such Common Stock is obtained. Notwithstanding anything contained herein to the contrary, neither the Board nor the Committee may, without approval of the Company’s shareholders, implement a program that provides for the repricing, replacing or cash buy-back of, underwater Awards

16.	CHANGES IN CAPITAL STRUCTURE; CHANGE IN CONTROL.

16.1.	Changes in Capital Structure.

a)
If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company or any distribution to holders of Common Stock other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding Awards, then:

(x)	the maximum aggregate number of Shares which may be made subject to Awards under the Plan (and the Individual Limit), shall be appropriately adjusted by the Committee; and/or

(y)
the Committee shall take any such action as in its judgment shall be necessary to preserve the Participants’ rights in their respective Awards substantially proportionate to the rights existing in such Awards prior to such event, including, without limitation, adjustments in (A) the number of Awards granted, (B) the number and kind of shares or other property to be distributed in respect of Awards, (C) the Option Price (or exercise price of a SAR), and (D) performance-based criteria established in connection with Awards; provided that, in the discretion of the Committee, the foregoing clause (D) may also be applied in the case of any event relating to a Subsidiary if the event would have been covered under this Section 16.1(a) had the event related to the Company.

b)
Any Shares or other securities distributed to a Grantee with respect to Restricted Stock shall be subject to the restrictions and requirements imposed by Section 8, including depositing the certificates therefore with the Company together with a stock power and bearing a legend as provided in Section 8.2(a).

c)
If the Company shall be consolidated or merged with another corporation, each Grantee who has received Restricted Stock that is then subject to restrictions imposed by Section 8.3(a) may be required to deposit with the successor corporation the certificates for the stock or securities or the other property that the Grantee is entitled to receive by reason of ownership of Restricted Stock in a manner consistent with Section 8.2(b), and such stock, securities or other property shall become subject to the restrictions and requirements imposed by Section 8.3(a), and the certificates therefore or other evidence thereof shall bear a legend similar in form and substance to the legend set forth in Section 8.2(a).

16.2.	Change in Control.

a)
Options and SARs. Upon a Change in Control, the Committee, in its discretion, may take one or more of the following actions with respect to all Options and SARs that are outstanding and unexercised as of such Change in Control: (i) accelerate the vesting and exercisability of all such Options and/or SARs to the extent unvested and unexercisable, such that all outstanding Options and/or SARs are fully vested and exercisable, (ii) cancel all outstanding vested Options and/or SARs in exchange for a cash payment in an amount equal to the excess, if any, of the Fair Market Value of the Common Stock underlying the unexercised portion of the Option or SAR, as applicable, as of the date of the Change in Control over the Option Price, in the case of an Option, or the exercise price, in the case of a SAR, of such portion (provided that any Options with a per share Option Price or SARs with a per share exercise price, in either case, that equals or exceeds the Fair Market Value of the underlying Common Stock on the date of such Change in Control shall be cancelled with no compensation due the Participant) , (iii) terminate all Options and/or SARs immediately prior to the Change in Control, provided that the Company provides the Participant an opportunity to exercise such Options and/or SARs, as applicable, within a specified period following the Participant’s receipt of a written notice of such Change in Control and of the Company’s intention to terminate such Options and/or SARs, as applicable, prior to such Change in Control, or (iv) require the successor corporation, following a Change in Control if the Company does not survive such Change in Control, to assume all outstanding Options and/or SARs and/or to substitute such Options and/or SARs, as applicable, with awards involving the common stock of such successor corporation on terms and conditions necessary to preserve the rights of such Participants with respect to such Awards.

b)
Other Awards. Upon a Change in Control, all Restricted Stock, Phantom Shares, DSU grants and Other Stock-Based Awards that are outstanding may, at the discretion of the Committee, become immediately and fully vested. Unless otherwise provided in an applicable Award Agreement, upon a Change in Control, all vested Phantom Shares, DSU grants and Other Stock-Based Awards (if applicable) shall be distributed in a single sum payment. Notwithstanding the foregoing, no such vesting or settlement shall occur with respect to any Phantom Share, DSU or Other Stock-Based Award that is treated as “non-qualified deferred compensation” within the meaning of Code Section 409A unless such Change in Control constitutes a “change in the ownership or effective control” of the Company or a “change in ownership” of a substantial portion of the Company’s assets, in any case, in accordance with Code Section 409A and the regulations thereunder.

16.3.
Committee Authority. The judgment of the Committee with respect to any matter referred to in this Section 16 shall be conclusive and binding upon each Participant without the need for any amendment to the Plan.

17.	MISCELLANEOUS.

17.1.	No Rights to Employment or Other Service.

Nothing in the Plan or in any grant made pursuant to the Plan shall confer on any individual any right to continue in the employ or other service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries and its shareholders to terminate the individual’s employment or other service at any time.

17.2.	No Fiduciary Relationship.

Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company or its Subsidiaries, or any of their officers or the Committee, on the one hand, and the Participant, the Company, its Subsidiaries or any other person or entity, on the other.

17.3.	Notices.

All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Committee or mailed to its principal office, addressed to the attention of the Committee; and if to the Participant, shall be delivered personally, sent by facsimile transmission or mailed to the Participant at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 17.3.

17.4.	Exculpation and Indemnification.

The Company shall indemnify and hold harmless the members of the Board and the members of the Committee, from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, to the maximum extent permitted by law, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of such persons.

17.5.	Captions.

The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.

17.6.	Code Section 409A.

The Plan and all Awards are intended to comply with, or be exempt from, Code Section 409A and all regulations, guidance, compliance programs and other interpretative authority thereunder, and shall be interpreted in a manner consistent therewith. Notwithstanding anything contained herein to the contrary, in the event any Award is subject to Code Section 409A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions as deemed appropriate by the Committee to (i) exempt the Plan and/or any Award from the application of Code Section 409A, (ii) preserve the intended tax treatment of any such Award or (iii) comply with the requirements of Code Section 409A. In the event that a Participant is a “specified employee” within the meaning of Code Section 409A, and a payment or benefit provided for under the Plan would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after such Participant’s Separation from Service, then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following such Participant’s Separation from Service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Participant in a lump-sum cash payment, without interest, on the earlier of (i) the first business day following the six (6) month anniversary of such Participant’s Separation from Service or (ii) the tenth business day following such Participant’s death.

17.7.	Governing Law.

THE PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS.

intersil™

INTERSIL CORPORATION
1001 MURPHY RANCH ROAD
MILPITAS, CA 95035
ATTN: INVESTOR RELATIONS

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
01 DAVID B. BELL	☐	☐	☐
02 DR. ROBERT W. CONN	☐	☐	☐
03 JAMES V. DILLER	☐	☐	☐
04 GARY E. GIST	☐	☐	☐
05 MERCEDES JOHNSON	☐	☐	☐
06 GREGORY LANG	☐	☐	☐
07 JAN PEETERS	☐	☐	☐
08 ROBERT N. POKELWALDT	☐	☐	☐
09 JAMES A. URRY	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2 To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm.	☐	☐	☐
3 To approve the Intersil Corporation Amended and Restated 2008 Equity Compensation Plan, as described in Item 3 of our proxy statement.	☐	☐	☐
4 To vote on a non-binding proposal regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in our proxy statement.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
5 To vote on a non-binding proposal regarding the frequency of the vote on our executive compensation program.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000089333_1 R1.0.0.11699

Tabel of Contents

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

INTERSIL CORPORATION
Annual Meeting of Shareholders
May 4, 2011
This proxy is solicited on behalf of the Board of Directors

The undersigned holder of common stock of INTERSIL CORPORATION, a Delaware corporation, hereby appoints David B. Bell and Vern Kelley with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Class A Common Stock of Intersil Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Company's headquarters, located at 1001 Murphy Ranch Road, Milpitas, California 95035, on May 4, 2011 at 8:00 a.m., local time, and at any and all adjournments and postponements thereof, as follows:

This proxy, when properly executed, will be voted as directed by the shareholders. If no such directions are made, this proxy will be voted FOR the election of the director nominees listed on the reverse side and for each proposal.

Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.

Continued and to be signed on reverse side

0000089333_2 R1.0.0.11699